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As filed with the Securities and Exchange Commission on September 25, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANKNORTH GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maine (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	01-0437984 (I.R.S. Employer Identification No.)

P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

William J. Ryan
Chairman, President and Chief Executive Officer
Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Gerard L. Hawkins, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Suite 1200 Washington, D.C. 20005 (202) 686-4902	Douglas P. Faucette, Esq. Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 347-0300

          Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	14,778,369 shares	N/A	$447,045,662	$41,129

Preferred Stock purchase rights(3)	N/A	N/A	N/A	N/A

(1)
Represents the estimated maximum number of shares of common stock of Banknorth Group, Inc. ("Banknorth") to be issued upon consummation of the merger of American Financial Holdings, Inc. ("American") with and into Banknorth described herein, based on (i) 24,226,837 shares of American common stock outstanding, including shares of common stock issuable upon the exercise of outstanding options to acquire American common stock, (ii) an exchange ratio of 1.22 shares of Banknorth's common stock for each share of American common stock and (iii) the exchange and cancellation of 50% of such outstanding shares of American common stock, and all of such issuable shares of American common stock, for Banknorth common stock at such exchange ratio.

(2)
Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of American common stock to be converted into the right to receive Banknorth common stock in the merger (calculated as set forth in note 1), based upon a market value of $30.25 per share of American common stock, the average of the high and low sales prices of a share of American common stock on the Nasdaq Stock Market, Inc.'s National Market on September 19, 2002.

(3)
Preferred stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

AMERICAN FINANCIAL HOLDINGS, INC.
102 West Main Street
New Britain, Connecticut 06051
(860) 612-3366

                        , 2002

Dear fellow shareholders:

        You are cordially invited to attend a special meeting of shareholders of American Financial Holdings, Inc. to be held at 10:00 a.m., local time, on                        , 2002 at the                        ,            , Connecticut. At the special meeting you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which American will be merged with and into Banknorth Group, Inc.

        If the merger agreement is approved and the merger is subsequently completed, each outstanding share of American common stock will be converted into the right to receive $32.00 in cash, without interest, or 1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest. You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash.

        The merger cannot be completed unless the holders of a majority of the outstanding shares of American common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the special meeting.

        Based on our reasons for the merger described herein, including the fairness opinion issued by our financial advisor, Sandler O'Neill & Partners, L.P., our board of directors believes that the merger is fair to you and in your best interests. Accordingly our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

        The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under "Risk Factors," beginning on page 15, and the annexes thereto, which include the merger agreement.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card, or by voting by telephone or via the Internet in the manner described herein. Failure to vote your shares by mail, by telephone, via the Internet or in person at the special meeting will have the same effect as a vote against the merger agreement.

        Thank you for your cooperation.

                      Sincerely,

                      Robert T. Kenney
                      Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Banknorth common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Banknorth common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This prospectus/proxy statement is dated                , 2002 and was first mailed
to shareholders of American on or about                , 2002

AMERICAN FINANCIAL HOLDINGS, INC.
102 West Main Street
New Britain, Connecticut 06051
(860) 612-3366

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                , 2002

To the shareholders of American Financial Holdings, Inc.:

        We will hold a special meeting of shareholders of American Financial Holdings, Inc. at 10:00 a.m., local time, on            ,                 , 2002, at                         ,                         , Connecticut, for the following purposes:

          1.    to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of August 22, 2002, between Banknorth Group, Inc. and American Financial Holdings, Inc., as described in the attached document;

          2.    to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

          3.    to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        We have fixed the close of business on                , 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of American common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        Our board of directors has determined that the merger agreement is in the best interests of American and its shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy to vote your shares by calling the toll-free number or by using the Internet as described in the instructions with your proxy card. Failure to vote your shares by mail, by telephone, via the Internet or in person at the special meeting will have the same effect as a vote against the merger agreement.

                      By Order of the Board of Directors

                      Richard J. Moore
                      Corporate Secretary

New Britain, Connecticut
                , 2002

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Banknorth and American from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 Attention: Brian S. Arsenault (207) 761-8517	American Financial Holdings, Inc. P.O. Box 174 New Britain, Connecticut 06050 Attention: Judith Falango (860) 0612-3366

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by                , 2002 in order to receive them before the special meeting.

        For additional information regarding where you can find information about Banknorth and American, please see "Where You Can Find More Information" beginning on page 91.

(i)

(ii)

(iii)

(iv)

QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:
What do I need to do now?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You also may vote by telephone or via the Internet. This will enable your shares to be represented and voted at the special meeting.

Q:
Why is my vote important?

A:
The merger agreement must be approved by holders of a majority of the outstanding shares of American common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:
If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:
What if I fail to instruct my broker or bank?

A:
If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

•
First, you may send a written notice to the secretary of American stating that you would like to revoke your proxy before the special meeting.

•
Second, you may complete and submit a new proxy card or vote again by telephone or via the Internet. Any earlier proxies will be revoked automatically.

•
Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:
Should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Instructions for surrendering your American common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:
Who should I call with questions?

A:
You should call our proxy solicitor, Georgeson Shareholder Communications, Inc., at 1-800-223-2064. You also may contact the persons listed under "References to Additional Information" herein on page i.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 91. Page references are included in this summary to direct you to a more complete description of the topics.

        Throughout this document, "American," "we" and "our" refers to American Financial Holdings, Inc., "American Savings Bank" refers to our banking subsidiary, American Savings Bank, "Banknorth" refers to Banknorth Group, Inc. and "Banknorth, NA" refers to Banknorth, National Association, Banknorth's banking subsidiary. Also, we refer to the merger between American and Banknorth as the "merger," the merger between American Savings Bank and Banknorth, NA as the "bank merger" and the agreement and plan of merger, dated as of August 22, 2002, between American and Banknorth as the "merger agreement."

Parties to the Proposed Merger (Pages 66 and 68)

        Banknorth.    Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth conducts business from its executive offices in Portland, Maine and, as of June 30, 2002, 306 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Through Banknorth, NA, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer and trust investment services. At June 30, 2002, Banknorth had consolidated assets of $21.3 billion and consolidated shareholders' equity of $1.8 billion. Banknorth's executive offices are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

        American.    American is a Delaware corporation and a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. American conducts business from its executive offices in New Britain, Connecticut and 34 banking offices in Hartford, Middlesex, Tolland, New Haven and Litchfield Counties, Connecticut. American's principal asset is all of the capital stock of American Savings Bank, a Connecticut-chartered savings bank. Through American Savings Bank, American provides a wide range of banking, financing, fiduciary and other financial services to individuals and businesses located primarily in Connecticut and to a lesser extent in Massachusetts and Rhode Island. On January 18, 2002, American completed the acquisition of American Bank of Connecticut, a $922.2 million asset Connecticut-chartered savings bank which was merged with and into American Savings Bank. At June 30, 2002, American had consolidated assets of $2.9 billion and consolidated shareholders' equity of $443.6 million. American's executive offices are located at 102 West Main Street, New Britain, Connecticut 06051, and its telephone number is (860) 612-3366.

American Shareholders will receive Whole Shares of Banknorth Common Stock and/or Cash for each Share of American Common Stock Exchanged Pursuant to the Merger (Page 33)

        Banknorth and American propose a merger in which American will merge with and into Banknorth. If the merger is completed, each outstanding share of American common stock (subject to certain exceptions) will be converted into the right to receive $32.00 in cash, without interest, or 1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest. American shareholders will have the opportunity to elect the form of consideration to be received for the shares of American common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash.

When and How to Choose the Method of Payment for Your Shares (Page 33)

        Shares of American common stock will be exchanged for either Banknorth common stock or cash as chosen by you, subject to election and allocation procedures discussed herein and described in detail in the merger agreement. A short time prior to the effective time of the merger, you will be sent an election form which will permit you:

  •
  to elect to receive 1.22 shares of Banknorth common stock in exchange for all shares of American common stock held by you, plus cash in lieu of any fractional share interest,

  •
  to elect to receive $32.00 per share, without interest, in exchange for all shares of American common stock held by you,

  •
  to elect to receive the stock consideration with respect to some of your shares of American common stock and the cash consideration with respect to your remaining shares of American common stock, or

  •
  to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of American common stock.

        Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Banknorth common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other American shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash, American shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Banknorth common stock.

        Banknorth will not issue fractional shares. Instead, American shareholders who receive Banknorth common stock will receive the value of any fractional share interest in cash based on the average closing sales prices of a share of Banknorth common stock during a specified period preceding consummation of the merger.

        An election form and detailed instructions on how to choose your preferred method of payment will be sent to you approximately 15 days prior to the effective time of the merger. You will then have 20 days in which to complete the election form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or Banknorth common stock to which you are entitled.

        You will need to surrender your American common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your election form.

Comparative Per Share Market Price Information (Page 65)

        Shares of Banknorth and American currently trade on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG" and "AMFH," respectively. On August 21, 2002, the last trading day preceding public announcement of the proposed merger, the Banknorth common stock closed at

$27.21 per share and the American common stock closed at $31.08 per share. On                , 2002, the Banknorth common stock closed at $            per share and the American common stock closed at $            per share.

        Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Banknorth common stock from a newspaper, via the Internet or by calling your broker.

        Banknorth and American currently pay a quarterly cash dividend to their respective shareholders. During the third quarter of 2002, Banknorth declared a cash dividend of $0.15 per share of Banknorth common stock and American declared a cash dividend of $0.18 per share of American common stock. Banknorth intends to continue to pay a quarterly cash dividend to its shareholders. Pursuant to the merger agreement, American may continue to declare and pay regular quarterly dividends at a rate not in excess of $0.18 per share on the American common stock during the period prior to consummation of the merger, provided that it coordinates the declaration of any such dividends on the American common stock and the record and payment dates therefor with that of the quarterly dividends paid on the Banknorth common stock so that holders of American common stock and Banknorth common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter.

The Tax Consequences of the Merger for American Shareholders Will Be Dependent on the Merger Consideration Received (Page 55)

        Banknorth and American have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes and, accordingly, you generally will not recognize any gain or loss on the conversion of shares of American common stock solely into shares of Banknorth common stock. However, you generally will be taxed if you receive cash in exchange for your shares of American common stock or instead of any fractional share of Banknorth common stock that you would otherwise be entitled to receive. The parties' obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to them and shareholders of American.

        Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

American's Financial Advisor Believes that the Merger Consideration is Fair to American Shareholders (Page 25)

        Among other factors considered in deciding to approve the merger, the American board of directors received the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that, as of August 22, 2002 (the date on which the American board of directors approved the merger agreement), the merger consideration was fair to the holders of American common stock from a financial point of view. [This opinion was subsequently confirmed in writing as of the date of this document.] The opinion dated [as of the date of this document] is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in providing its opinion. Sandler O'Neill's opinion is directed to the American board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. American agreed to pay Sandler O'Neill a fee of $200,000 for the fairness opinion rendered to American, which has been paid, and a transaction fee equal to 0.75% of the aggregate purchase price, net of amounts paid for any fairness opinion, for their advisory services in connection with the merger, of which 10% has been paid, 10% is payable if American shareholders approve the merger agreement and the remainder is payable upon consummation of the merger. Based on the $32.00 per share cash acquisition purchase price and the $            closing sale price of a share of Banknorth common stock on the Nasdaq National Market on September    , 2002, the transaction fee would amount to approximately $            .

Our Board of Directors Recommends Approval of the Merger (Page 20)

        Based on American's reasons for the merger described herein, including the fairness opinion of Sandler O'Neill, the American board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 18)

        The special meeting will be held at 10:00 a.m., local time, on            ,                         , 2002, at                        ,                         , Connecticut. At the special meeting, American shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 18)

        You are entitled to vote at the special meeting if you owned shares of American common stock as of the close of business on                , 2002. You will have one vote at the special meeting for each share of American common stock that you owned on that date, subject to the restrictions on voting contained in American's certificate of incorporation. See "Comparison of the Rights of Shareholders — Voting Rights" on page 79.

        Shareholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. Each proxy returned to American (and not revoked) by a holder of American common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Majority Vote by American Shareholders (Page 19)

        The affirmative vote of the holders of a majority of the outstanding shares of American common stock is necessary to approve the merger agreement on behalf of American. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Management of American Owns Shares Which May Be Voted at the Special Meeting (Pages 59 and 89)

        The directors and executive officers of American and their respective affiliates collectively owned approximately    % of the outstanding shares of American common stock as of the record date for the special meeting. The directors of American, who can cast approximately    % of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Banknorth and American Must Meet Several Conditions to Complete the Merger (Page 38)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of American must approve the merger agreement;

  •
  Banknorth and American must receive all required regulatory approvals for the merger and for the merger of American Savings Bank into Banknorth, NA, and any waiting periods required by law must have passed;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;

  •
  Banknorth and American must receive a legal opinion confirming the tax-free nature of the merger;

  •
  the Banknorth common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market (or on any national securities exchange on which the Banknorth common stock may then be listed);

  •
  the representations and warranties of each of Banknorth and American in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Banknorth or American, respectively;

  •
  Banknorth and American must have complied in all material respects with their respective covenants in the merger agreement; and

  •
  dissenting shares shall not represent 10% or more of the outstanding American common stock.

        Unless prohibited by law, either Banknorth or American could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Banknorth and American Must Obtain Regulatory Approvals to Complete the Merger (Page 40)

        To complete the merger and the bank merger, the parties need the prior approval of or waiver from the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States and certain state regulatory authorities. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Banknorth and American are in the process of preparing and filing all necessary applications and notices with the applicable regulatory agencies. Banknorth and American cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Banknorth following completion of the merger.

Banknorth and American may Terminate the Merger Agreement (Page 45)

        Banknorth and American can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of American have already voted to approve it.

        Either company also can terminate the merger agreement:

  •
  if any required regulatory approvals for consummation of the merger or the bank merger is not obtained;

  •
  if the merger is not completed by July 31, 2003;

  •
  if the shareholders of American do not approve the merger agreement; or

  •
  if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

        In addition, Banknorth may terminate the merger agreement at any time prior to the special meeting if the board of directors withdraws or modifies its recommendation to the American shareholders that the merger agreement be approved in any way which is adverse to Banknorth, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Banknorth also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding American common stock and the board of directors of American recommends that American shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

        American also may terminate the merger agreement at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited "superior proposal," as defined in the merger agreement, which has been received and considered by American in compliance with the applicable terms of the merger agreement, provided that American has notified Banknorth at least five business days in advance of any such action and given Banknorth the opportunity during such period, if Banknorth elects, in its sole discretion, to make an offer to American that American determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal. A $28.0 million termination fee would be payable by American under these and certain other circumstances.

        In addition, American may terminate the merger agreement if the market price of the Banknorth common stock (1) declines by more than 20% during a specified period and (2) underperforms by more than 20% the Nasdaq Bank Index during the same period. If this occurs, Banknorth could voluntarily elect to increase the exchange ratio, and thus issue more shares of Banknorth common stock, pursuant to a formula set forth in the merger agreement. Banknorth is not required to increase the exchange ratio, however, and it is possible under these circumstances that the American board of directors could conclude that proceeding with the merger at the lower price, rather than exercising American's right to terminate the merger agreement, would still be in the best interests of American shareholders.

Banknorth and American may Amend and Extend the Merger Agreement (Page 45)

        The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting which by law requires further approval by the shareholders of American without obtaining such approval.

American's Directors and Executive Officers Have Some Interests in the Merger that Differ From Your Interests (Page 48)

        American's directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of American. These interests include, among other things:

  •
  the payment of cash amounts to eight senior executive officers of American (which in the aggregate amounts to $14.8 million) in connection with the termination of their employment upon consummation of the merger;

  •
  a consulting agreement entered into by Banknorth and Robert T. Kenney, chairman, president and chief executive officer of American, in connection with the execution of the merger agreement, pursuant to which Mr. Kenney will be appointed chairman of the Connecticut-based advisory board of directors of Banknorth, NA, provide consulting services to Banknorth during the two-year period following the merger and receive $250,000 per year during the consulting period in consideration for his obligations under the consulting agreement;

  •
  the vesting of all unvested stock options and shares of restricted stock granted under American's stock-based incentive plan upon consummation of the merger;

  •
  the allocation under the American Savings Bank ESOP of any surplus shares of American common stock to participating American executive officers, following the complete repayment of the outstanding ESOP loan balance upon consummation of the merger;

  •
  the appointment of one non-employee director of American as a director of Banknorth;

  •
  the appointment of all non-employee directors of American, other than the director to be appointed to the board of directors of Banknorth, to the Connecticut-based board of advisory directors of Banknorth, NA; and

  •
  Banknorth's agreement to honor indemnification obligations of American, as well as to purchase liability insurance for American's directors and officers following the merger, subject to the terms of the merger agreement.

        The board of directors of American was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

American is Prohibited from Soliciting Other Offers (Page 43)

        American has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Banknorth regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The Merger Will be Accounted for Under the Purchase Method (Page 58)

        Banknorth will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules.

Shareholders of Banknorth and American Have Different Rights (Page 77)

        Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act, and American is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, shareholders of American who receive shares of Banknorth common stock in exchange for their shares of American common stock will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by Banknorth's articles of incorporation and bylaws and the Maine Business Corporation Act. The rights of shareholders of Banknorth differ in certain respects from the rights of shareholders of American.

Termination Fee (Page 59)

        American must pay Banknorth a termination fee of $28.0 million if the merger agreement is terminated under specified circumstances.

American's Shareholders Have Dissenters' Rights (Page 60)

        Under Delaware law, holders of American common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of American common stock, determined in the manner set forth in Delaware law. The procedures which must be followed in connection with the exercise of dissenters' rights by dissenting shareholders are described herein under "The Merger — Dissenters' Rights" and in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex III to this document. A shareholder seeking to exercise dissenters' rights must deliver to American, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

The Shares of Banknorth Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 58)

        Pursuant to the merger agreement, the shares of Banknorth common stock issued in connection with the merger will be listed on the Nasdaq Stock Market's National Market or on any national securities exchange on which the Banknorth common stock may then be listed.

Unaudited Comparative Per Share and Selected Financial Data

        The following tables show per share financial information reflecting the merger of Banknorth and American (which is referred to as "pro forma" information) and summary historical data for each of Banknorth and American. The pro forma information assumes that the acquisition of American had been completed on the dates and at the beginning of the earliest periods indicated.

        Banknorth expects that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Banknorth and American been combined throughout the indicated periods.

        The summary historical financial data of Banknorth and American has been derived from historical financial information that Banknorth and American have included in prior filings with the Securities and Exchange Commission. Certain amounts in the historical financial data of American have been reclassified to conform with the historical financial statement presentation of Banknorth.

        When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of Banknorth and American to which we refer. See "Where You Can Find More Information" beginning on page 91.

Unaudited Comparative Per Share Data

	Banknorth Common Stock			American Common Stock
	Historical	Pro Forma Combined(1)		Historical	Pro Forma Equivalent(2)
Net income before extraordinary item and cumulative effect of change in accounting principle per basic share:
Six Months Ended June 30, 2002	$0.96	$0.96		$0.80	$1.17
Year ended December 31, 2001	1.73	1.71		1.40	2.09
Net income before extraordinary item and cumulative effect of change in accounting principle per diluted share:
Six Months Ended June 30, 2002	0.95	0.95		0.73	1.16
Year ended December 31, 2001	1.71	1.69		1.33	2.06
Dividends declared per share:
Six Months Ended June 30, 2002	0.28	0.28	(3)	0.36	0.34
Year ended December 31, 2001	0.53	0.53	(3)	0.66	0.65
Book value per share:
June 30, 2002	12.34	13.86		19.84	16.91
December 31, 2001	11.83	13.22		19.16	16.13
Tangible book value per share:
June 30, 2002	9.23	7.60		15.36	9.27
December 31, 2001	8.75	8.34		19.16	10.17

(1)
Pro forma combined amounts are calculated by adding together the historical amounts reported by Banknorth and American, as adjusted for: (i) the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods), (ii) lower net interest income related to funding the cash portion of the purchase price and (iii) the estimated number of additional shares of Banknorth common stock to be issued in connection with the merger. The number of shares used in the calculations assumes that 50% of the weighted average number of American shares outstanding (including the dilutive effect of outstanding American stock options, vesting of restricted stock and allocation of unallocated shares under American's employee stock ownership plan) during the respective period, or in the case of book value calculations the actual number of shares outstanding at the respective date, are converted into Banknorth shares at an assumed exchange ratio of 1.22. Pro forma combined data at December 31, 2001 and for the year then ended does not reflect American's acquisition of American Bank of Connecticut on January 18, 2002. Pro forma combined data also does not take into account two acquisitions by Banknorth which were consummated after June 30, 2002 and a pending acquisition. See "Information about Banknorth-Acquisitions," beginning on page 66.

(2)
Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of 1.22. This information is presented to reflect that American shareholders who receive shares of Banknorth common stock in the merger will, based on the assumed exchange ratio, receive more than one share of Banknorth common stock for each share of American common stock they own before the merger.

(3)
It is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma combined dividends per share of Banknorth common stock represent the historical dividends per common share paid by Banknorth.

Selected Consolidated Financial Data of Banknorth
(Dollars in Thousands, Except Per Share Data)

		December 31,
	June 30, 2002
Balance Sheet Data:		2001	2000	1999	1998	1997
Total assets	$21,260,638	$21,076,586	$18,233,810	$18,508,264	$16,453,120	$15,332,821
Debt and equity securities	6,313,549	6,156,861	5,880,658	6,873,182	4,379,774	3,617,236
Total loans and leases, net (1)	12,859,682	12,525,493	10,692,112	9,699,608	9,770,039	9,862,103
Goodwill and other intangibles	457,900	466,633	185,520	184,381	204,587	158,535
Deposits	14,403,578	14,221,049	12,107,256	11,710,501	12,016,212	11,088,410
Borrowings	4,874,887	4,602,388	4,659,390	5,466,253	3,040,173	2,904,286
Shareholders' equity	1,815,438	1,789,115	1,330,857	1,192,274	1,222,390	1,164,383
Nonperforming assets	72,190	81,227	67,132	69,192	89,021	98,125
Book value per share	12.34	11.83	9.42	8.22	8.37	7.97
Tangible book value per share	9.23	8.75	8.11	6.95	6.97	6.88
	Six Months Ended June 30,		Year Ended December 31,
Operations Data:	2002	2001	2001	2000	1999	1998	1997
Interest and dividend income	$615,393	$643,179	$1,263,789	$1,330,287	$1,227,519	$1,146,160	$1,056,027
Interest expense	219,434	321,531	583,825	726,663	613,124	567,860	500,136

Net interest income	395,959	321,648	679,964	603,624	614,395	578,300	555,891
Provision for loan and lease losses	22,657	16,450	41,889	23,819	23,575	23,775	15,763

Net interest income after provision for loan and lease losses	373,302	305,198	638,075	579,805	590,820	554,525	540,128
Net securities gains (losses) (2)	369	803	1,329	(15,456)	655	6,423	2,837
Other noninterest income	124,193	115,551	239,176	226,644	191,140	161,124	134,144
Noninterest expense (excluding special charges)	273,926	241,059	501,782	459,459	460,306	446,110	429,874
Special charges (3)	9,265	5,608	7,614	43,007	28,002	61,140	23,559

Income before income tax expense	214,673	174,885	369,184	288,527	294,307	214,822	223,676
Income tax expense	72,333	59,608	126,202	96,793	97,349	73,078	78,188

Net income before extraordinary item and cumulative effect of change in accounting principle	142,340	115,277	242,982	191,734	196,958	141,744	145,488
Extraordinary item, net of tax	—	—	(3,897)	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	(290)	(290)	—	—	—	—

Net income	$142,340	$114,987	$238,795	$191,734	$196,958	$141,744	$145,488

Net income per share before extraordinary item and cumulative effect of change in accounting principle:
Basic	$0.96	$0.83	$1.73	$1.33	$1.35	$0.97	$1.00
Diluted	0.95	0.82	1.71	1.32	1.34	0.95	0.98
Net income per share:
Basic	0.96	0.83	1.70	1.33	1.35	0.97	1.00
Diluted	0.95	0.82	1.68	1.32	1.34	0.95	0.98
Dividends per share	0.28	0.26	0.53	0.50	0.47	0.44	0.38

(continued on next page)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
Other Data:	2002	2001	2001	2000	1999	1998	1997
Return on average assets	1.39%	1.28%	1.29%	1.05%	1.12%	0.90%	1.05%
Return on average equity	16.32	17.22	16.48	15.69	16.42	11.96	13.01
Average equity to average assets	8.51	7.43	7.82	6.66	6.81	7.55	8.07
Interest rate spread (4)	3.81	3.27	3.42	3.05	3.33	3.46	3.75
Net interest margin (4)	4.21	3.86	3.99	3.60	3.80	4.02	4.33
Tier 1 leverage capital ratio at end of period	7.75	7.15	7.14	7.02	6.75	7.22	7.65
Dividend payout ratio	29.20	31.34	30.27	36.91	33.19	40.38	39.60
Efficiency ratio (5)	52.66	55.14	54.59	55.34	57.14	60.33	62.30
Nonperforming assets as a percent of total assets at end of period	0.34	0.40	0.39	0.37	0.37	0.54	0.64

(1)
Does not include loans held for sale.

(2)
In 2000, includes a $15.9 million pre-tax loss incurred in connection with the restructuring of the portfolio of investment securities.

(3)
Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to an acquired subsidiary; in 1999, a $7.4 million pre-tax charge relating to Banknorth's exit from the correspondent mortgage banking business; in 2000, $1.4 million of pre-tax expenses related to the closing of 11 branch offices, a $3.1 million pre-tax charge related to the termination of a marketing contract for merchant processing and a $3.7 million pre-tax charge related to asset write-downs; and in 2001, $2.0 million of pre-tax expenses related to branch closings, a $1.0 million pre-tax charge related to subsidiary bank charter consolidations and a $900,000 pre-tax charge related to asset write-downs. In the six months ended June 30, 2002 and 2001, special charges included merger-related expenses and, in 2001, a $2.4 million pre-tax charge related to branch closings and a $900,000 pre-tax charge related to asset write-downs; and, in 2002, a $3.4 million pre-tax charge related to subsidiary bank charter consolidations.

(4)
Ratios are on a fully-tax equivalent basis.

(5)
The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income, excluding securities transactions.

Selected Consolidated Financial Data of American
(Dollars in Thousands, Except for Per Share Data)

		December 31,
	June 30, 2002
Balance Sheet Data:		2001	2000	1999	1998	1997
Total assets	$2,894,753	$1,900,596	$1,873,458	$1,886,153	$1,590,451	$1,475,262
Debt and equity securities	926,591	536,394	606,481	777,253	590,528	564,849
Total loans, net	1,660,014	1,214,847	1,151,048	1,029,531	907,254	837,683
Deposits	1,918,066	1,124,249	1,126,336	1,100,502	1,130,711	1,089,593
Borrowings	468,427	311,444	177,944	214,444	120,244	80,244
Stockholders' equity	443,648	394,947	513,967	531,452	280,984	258,141
Nonperforming assets	4,629	4,281	3,224	2,968	4,706	7,613
Book value per share	19.84	19.16	19.19	18.41	—	—
Tangible book value per share	15.36	19.16	19.19	18.41	—	—
	Six Months Ended June 30,		Year Ended December 31,
Operations Data:	2002	2001	2001	2000	1999	1998	1997
Interest and dividend income	$75,534	$61,822	$121,028	$127,623	$106,033	$98,989	$95,255
Interest expense	35,248	31,284	61,240	59,931	56,444	54,067	52,507

Net interest income before provision for loan losses	40,286	30,538	59,788	67,692	49,589	44,922	42,748
Provision for loan losses	—	400	450	1,895	2,030	2,400	2,154

Net interest income after provision for loan losses	40,286	30,138	59,338	65,797	47,559	42,522	40,594
Net gain on sales of securities	3,167	5,158	8,212	6,068	2,641	3,149	508
Gain on contribution of securities	—	—	—	—	209	3,547	4,147
Other non-interest income	7,090	5,108	10,442	6,026	5,113	4,568	3,050
Non-interest expense	26,848	18,760	36,046	31,046	50,928	26,705	21,946

Income before income taxes	23,695	21,644	41,946	46,845	4,594	27,081	26,353
Income tax expense	7,696	6,944	13,316	15,719	1,811	9,066	8,093

Net income	$15,999	$14,700	$28,630	$31,126	$2,783	$18,015	$18,260

Net income per share:
Basic	$0.80	$0.66	$1.40	$1.19	nm	—	—
Diluted	0.73	0.64	1.33	1.18	nm	—	—
Dividends per share	0.36	0.33	0.66	0.45	nm	—	—
	At or for the Six Months Ended June 30,		At or For the Year Ended December 31,
Other Data:	2002	2001	2001	2000	1999	1998	1997
Return on average assets	1.37%	1.56%	1.51%	1.66%	0.17%	1.20%	1.29%
Return on average equity	8.45	6.33	6.59	5.91	0.91	6.76	7.56
Average equity to average assets	16.25	24.62	22.86	28.03	18.36	17.78	17.01
Interest rate spread(2)	3.02	2.67	2.68	2.57	2.36	2.45	2.47
Net interest margin(2)	3.38	3.64	3.54	3.81	3.16	3.20	3.20
Tier 1 leverage capital ratio at end of period(3)	8.57	17.26	17.74	19.25	23.00	16.35	15.95
Dividend payout ratio	49.32	51.56	47.14	37.82	—	—	—
Efficiency ratio(4)	47.85	47.86	48.91	42.11	54.05	46.62	42.89
Nonperforming assets as a percent of total assets at end of period	0.16	0.19	0.23	0.17	0.16	0.30	0.52

nm — not meaningful.

(1)
The decline in net income in 1999 primarily resulted from a $21.4 million common stock contribution to the newly- formed American Savings Charitable Foundation at the time of American Savings Bank's conversion from mutual to stock form.
(2)
Ratios are on a fully-tax equivalent basis.
(3)
Ratios are for American Savings Bank as American, as a savings and loan holding company, is not subject to separate regulatory capital requirements.
(4)
The efficiency ratio represents net interest income plus non-interest income exclusive of securities gains, divided into non-interest expense exclusive of Foundation contributions, in 2002, a one-time merger expense of $2.9 million and core deposit intangible amortization of $1.3 million and, in 2001, a one-time employee benefit charge of $1.7 million.

RISK FACTORS

        Upon completion of the merger, you will receive shares of Banknorth common stock and/or cash in exchange for your shares of American common stock. Prior to deciding whether or not to approve the transaction and which type of consideration to elect, you should be aware of and consider the following risks and uncertainties that are applicable to the merger, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 16.

American shareholders may not receive the form of consideration they elect

        If the merger is completed, each outstanding share of American common stock (subject to certain exceptions) will be converted into the right to receive $32.00 in cash, without interest, or 1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest. American shareholders will have the opportunity to elect the form of consideration to be received for the shares of American common stock held by them; however, the right of an American shareholder to receive all stock or all cash for his, her or its shares is limited because of allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash. If holders of more or less than 50% of the outstanding shares of American common stock elect to receive Banknorth common stock, the elections will be reallocated so that 50% of the outstanding shares of American common stock are converted into shares of Banknorth common stock. Therefore, American shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Banknorth common stock. A detailed discussion of the consideration provisions of the merger agreement is set forth under "The Merger — Merger Consideration and Election and Exchange Procedures," beginning on page 33. We recommend that shareholders carefully read this discussion and the merger agreement attached hereto as Annex I.

The value of the stock consideration will vary with fluctuations in Banknorth's stock price

        Shares of American common stock owned by American shareholders will be converted into the right to receive either cash, shares of Banknorth common stock, or a mixture of cash and shares of Banknorth common stock. The market price of the Banknorth common stock at the time former shareholders of American receive certificates evidencing shares of Banknorth common stock following the merger may be higher or lower than the market price at the date of this document, on the date of the special meeting or on the date of the merger. Changes in the price of the Banknorth common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of Banknorth and regulatory considerations. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received when the merger is completed. In addition, there will be a time period between the completion of the merger and the time at which former American shareholders receiving stock consideration actually receive certificates evidencing Banknorth common stock. Until stock certificates are received, American shareholders will not be able to sell their Banknorth shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of the Banknorth common stock during this period.

The tax consequences of the merger for American shareholders will be dependent on the merger consideration received

        The tax consequences of the merger to you will be dependent on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of

American common stock solely into shares of Banknorth common stock; however, you generally will be taxed if you receive cash in exchange for your shares of American common stock or instead of any fractional share of Banknorth common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see "The Merger — Federal Income Tax Consequences" beginning on page 55.

Directors and officers of American have interests in the merger that differ from the interests of shareholders

        When considering the recommendation of American's board of directors, you should be aware that some executive officers and directors of American have interests in the merger that are somewhat different from your interests. For example, certain executive officers have entered into agreements with Banknorth which provide benefits upon the termination of the executive officer's employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of American's directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See "The Merger — Interests of Certain Persons in the Merger" beginning on page 48.

Banknorth may fail to realize the anticipated benefits of the merger

        The success of the merger will depend on, among other things, Banknorth's ability to realize anticipated cost savings and to combine the businesses of Banknorth and American in a manner that does not materially disrupt the existing customer relationships of American or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Banknorth is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of Banknorth common stock may be affected by factors which are different from those affecting shares of American common stock

        You may acquire shares of Banknorth common stock in connection with the merger. Some of Banknorth's current businesses and markets differ from those of American and, accordingly, the results of operations of Banknorth after the merger may be affected by factors different from those currently affecting the results of operations of American. For a discussion of the businesses of Banknorth and American and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under "Where You Can Find More Information" beginning on page 91.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This document and the documents incorporated herein by reference contain forward-looking statements by Banknorth and American within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Banknorth upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Banknorth's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  •
  estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

  •
  deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Banknorth and its merger partners, including American, may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  general economic or business conditions, either nationally or in the states or regions in which Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Banknorth is engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Banknorth.

        Management of Banknorth and American each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Banknorth's and American's ability to control or predict.

GENERAL INFORMATION

        This document constitutes a proxy statement and is being furnished to all record holders of American common stock in connection with the solicitation of proxies by the board of directors of American to be used at a special meeting of shareholders of American to be held on                        ,                         , 2002 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon the merger agreement between Banknorth and American, which provides, among other things, for the merger of American with and into Banknorth, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Banknorth relating to the Banknorth common stock to be issued to holders of American common stock upon completion of the merger. Based on (i) the number of shares of American common stock outstanding on the record date for the special meeting, (ii) the number of shares of American common stock issuable upon the exercise of employee stock options outstanding on such date, (iii) an assumed exchange ratio of 1.22 and (iv) the provisions of the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock are converted into shares of Banknorth common stock, a maximum of approximately 14.78 million shares of Banknorth common stock will be issuable upon completion of the merger. The actual total number of shares of Banknorth common stock to be issued, as well as the actual amount of cash to be paid, in the merger will depend on the number of shares of American common stock outstanding at the time of the merger and the actual exchange ratio.

        Banknorth has supplied all information contained or incorporated by reference herein relating to Banknorth, and American has supplied all such information relating to American.

THE SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of American will be held at 10:00 a.m., local time, on            ,             ,    , 2002 at                         ,                         , Connecticut.

Matters to be Considered

        The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the American board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on                , 2002 has been fixed by American as the record date for the determination of holders of American common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were             shares of American common stock outstanding and entitled to vote. Each share of American common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting, subject to the restrictions on voting contained in American's certificate of incorporation. See "Comparison of the Rights of Shareholders-Voting Rights" on page 79.

How to Vote Your Shares

        Shareholders of record may vote by telephone, via the Internet, by mail or by attending the special meeting and voting in person.

  •
  Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

  •
  Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

  •
  Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any shareholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the secretary of American prior to the special meeting a written notice of revocation addressed to Richard J. Moore, Corporate Secretary, American Financial Holdings, Inc., P.O. Box 174, New Britain, Connecticut 06050;

  •
  delivering to American prior to the special meeting a properly executed proxy with a later date; or

  •
  attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to American (and not revoked) by a holder of American common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

        At this time, the American board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of American common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of the holders of a majority of the outstanding shares of American common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of American. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

        Any "broker non-votes" submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of American common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of an American shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker "non-votes" will have no effect on this proposal.

        The directors and executive officers of American and their respective affiliates collectively owned approximately    % of the outstanding shares of American common stock as of the record date for the special meeting. The directors of American, who can cast approximately    % of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See "Certain Beneficial Owners of American Common Stock" beginning on page 89 and "The Merger — Shareholder Agreements" on page 59.

        As of the close of business on the record date for the special meeting, neither Banknorth nor, to the knowledge of Banknorth, any of its directors and executive officers, beneficially owned any shares of American common stock.

Solicitation of Proxies

        American will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Banknorth and American will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of American and its subsidiaries may solicit proxies from shareholders of American in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and American will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

        American has retained Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $7,500, plus reimbursement for reasonable out-of-pocket expenses.

Recommendations of the American Board of Directors

        The American board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on American's reasons for the merger described in this document, including Sandler O'Neill's fairness opinion, the board of directors of American believes that the merger is in the best interests of American's shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. See "The Merger — American's Reasons for the Merger" beginning on page 23. The American board of directors also unanimously recommends that you vote "FOR" approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER
(Proposal 1)

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

        Under the terms and conditions set forth in the merger agreement, American will be merged with and into Banknorth. At the effective time of the merger each share of common stock of American, par value $0.01 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive $32.00 in cash, without interest, or 1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest. American shareholders will have the opportunity to elect the form of consideration to be received for all shares of American common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash. Shares of American common stock held by Banknorth or American, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, or by American shareholders who have elected dissenters' rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

        As part of its continuing efforts to improve American's community banking franchise and enhance shareholder value, American's board of directors and management, together with American's financial and legal advisors, have periodically reviewed various strategic options available to American including, among other things, continued independence, the acquisition of other institutions and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board of directors and management have considered the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of American's performance with those of other financial institutions, and monitored trends in the local, regional and national financial institutions merger and acquisition market. The board of directors periodically received information about companies that were possible merger targets for American and companies that were considered to be possible acquirors of American. In addition, American's board of directors periodically analyzed the price American would likely receive in a merger or acquisition transaction and compared it to the present value of the expected future returns to shareholders of alternative strategies. As part of this process, American's legal counsel periodically reviewed with the board of directors its fiduciary duties in the context of the various strategic alternatives.

        Consistent with its periodic reviews of strategic alternatives, American pursued an acquisitions strategy with the acquisition of American Bank of Connecticut, which it completed on January 18, 2002. Over the next several months following the acquisition of American Bank of Connecticut, American approached informally three other Connecticut-based institutions regarding their level of interest in being acquired by American. While, in some instances, general parameters of a potential transaction were discussed, those discussions in each case did not proceed beyond the preliminary stages.

        On June 19, 2002, William J. Ryan, Chairman, President and Chief Executive Officer of Banknorth, approached Mr. Kenney at a social function to express informal interest in acquiring

American. The parties discussed informally and conceptually a possible business combination between American and Banknorth.

        On June 25, 2002, at the next regularly scheduled meeting of American's board of directors, Mr. Kenney reported on his discussion with Mr. Ryan.

        On July 16, 2002, Sandler O'Neill reviewed with the board of directors American's strategic options. The presentation included a review of American's financial, operational and stock performance on a historical and pro forma basis, giving effect to various assumed strategic options, and as compared to selected peer institutions. Sandler O'Neill also reviewed the current mergers and acquisitions market for financial institutions and American's historical and current market value and projected market value based on various financial ratios under three scenarios: if it determined to remain independent and pursue capital management and balance sheet leverage strategies, if it was to acquire other financial institutions or if it were to be acquired. American's legal counsel reviewed with the board its fiduciary obligations to shareholders in the context of these various strategic alternatives. After considering the presentations by American's financial and legal advisors, the board of directors authorized Mr. Kenney to engage in exploratory discussions with one or more of the institutions identified by Sandler O'Neill in its presentation, which included Banknorth, and report back to the board with the results of such discussions.

        On July 18, 2002, American, acting through Sandler O'Neill, held exploratory discussions with Banknorth's financial advisor, Keefe Bruyette & Woods, Inc., regarding possible transaction terms. Sandler O'Neill communicated the substance of those discussions to Mr. Kenney.

        On July 23, 2002, Mr. Kenney and a representative of Sandler O'Neill met with a senior officer of a large regional bank holding company to discuss their interest in acquiring American. While the senior officer expressed general interest in exploring a business combination, no financial or other material terms were discussed and no future meeting date was scheduled.

        On July 30, 2002, Sandler O'Neill made an additional detailed presentation to the board of directors regarding the strategic options for American presented at the July 16, 2002 meeting.

        On July 31, 2002, American formally engaged Sandler O'Neill to provide specific advisory services to American's board of directors regarding a possible business combination, including analyzing and assisting management in negotiating the financial aspects of the transaction. Sandler O'Neill also was engaged to provide the board with a fairness opinion with respect to the merger consideration should the board approve a transaction. On the same date, American executed a joint confidentiality agreement with Banknorth. Banknorth executed the same confidentiality agreement the next day.

        Concurrent with American's execution of the confidentiality agreement, Banknorth provided American with a proposed, non-binding term sheet that provided for American shareholders to receive either $31.50 per share in cash or 1.238 shares of Banknorth common stock for each share they held of American stock based on Banknorth's closing stock price on July 31, 2002. The proposed term sheet also included a termination fee of 4% of the transaction value and a provision whereby American could terminate the transaction if Banknorth's stock price decreased by more than 20% and by more than 20% in relation to an agreed upon peer group stock price index.

        During the week of July 29, 2002 and following receipt of Banknorth's non-binding term sheet, Sandler O'Neill informally contacted five large regional bank holding companies regarding their interest in acquiring a Connecticut-based thrift institution. None of the five companies expressed an interest in pursuing a transaction.

        On August 1, 2002, Mr. Kenney updated American's directors as to the events that had transpired since the July 30, 2002 board meeting.

        On August 5 and 6, 2002, representatives of Banknorth conducted a due diligence examination of American at an off-site location. At that time, representatives of Sandler O'Neill and American's legal counsel reviewed the due diligence materials provided by Banknorth and had an opportunity to interview the senior officers of Banknorth present. On August 9, 2002, representatives of Sandler O'Neill and American's legal counsel completed their due diligence of Banknorth at Banknorth's corporate office.

        On August 15, 2002, Banknorth's counsel provided American and its counsel with a draft of the merger agreement, a draft of the shareholder agreement to be executed by each American director, a draft of the form of executive agreement to be executed by each executive officer of American and a draft of the consulting agreement to be executed by Mr. Kenney.

        On August 19, 2002, a special meeting of American's board of directors was convened to update the board on the course of the discussions between Mr. Kenney and representatives of Banknorth. Based on such discussions, the board of directors determined that it would be in the best interests of American and its shareholders to pursue negotiations with Banknorth regarding a potential business combination. Accordingly, the board authorized management to negotiate a definitive merger agreement for presentation to and consideration by the board of directors.

        Representatives of American and Banknorth negotiated the merger agreement and other related documents over the next few days. During the course of those negotiations, the cash price per share was increased to $32.00 per share and the stock exchange ratio was reduced to 1.22 shares of Banknorth stock for each share of stock held by American shareholders in order to reflect the change in the cash component of the merger consideration and an increase in the market price of Banknorth stock.

        On August 21, 2002, American delivered a copy of the merger agreement and all related documents to each director for their review.

        At a special meeting of American's board of directors on August 22, 2002, Sandler O'Neill reviewed with the board the financial aspects of the proposed transaction and delivered its opinion that the merger consideration was fair to American's shareholders from a financial point of view. The board of directors considered this opinion carefully as well as Sandler O'Neill's experience, qualifications and interest in the transaction. In addition, American's board of directors reviewed the merger agreement at length with legal counsel. After extensive review and discussion, American's board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement. Following the close of the equity markets, Banknorth and American issued a joint press release announcing the execution of the definitive merger agreement.

American's Reasons for the Merger

        The American board has unanimously approved the merger agreement and unanimously recommends that American shareholders vote "FOR" the approval of the merger agreement.

        The American board has determined that the merger is fair to, and in the best interests of, American and its shareholders. In approving the merger agreement, the American board consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the American board also considered a number of factors, including the following:

  •
  The results that could be obtained by continuing to operate independently, and the likely benefits to shareholders, compared with the value of the merger consideration being offered by Banknorth.

  •
  Information concerning the business, earnings, operations, financial condition and prospects of American and Banknorth, both individually and as combined. The American board took into account the results of the due diligence review conducted on Banknorth, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

  •
  The opinion rendered by Sandler O'Neill, as financial advisor to American, that the merger consideration is fair, from a financial point of view, to American's shareholders.

  •
  The review conducted by the American board of directors of the strategic options available to American and the board's assessment that none of those options were likely to create greater value for shareholders than the consideration being paid by Banknorth.

  •
  The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

  •
  That one member of American's board will be appointed to the board of directors of Banknorth and that the remaining board members will serve as members of the Connecticut-based advisory board, to be chaired by Mr. Kenney.

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  The current and prospective economic, competitive and regulatory environment facing American and independent community banking institutions generally.

  •
  The effect of the merger on American's depositors, customers and the communities served by American. The acquisition by Banknorth was deemed to be an opportunity to provide depositors, customers and the communities served by American Savings Bank with increased financial services and more branch offices in Connecticut.

  •
  The significant number of American employees that would be retained after the merger, combined with opportunities for career advancement in a larger organization.

        The discussion and factors considered by the American board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger, the American board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Banknorth's Reasons for the Merger

        Banknorth entered into the merger agreement with American because, among other things, Banknorth believes the merger is consistent with its expansion strategy within the northeastern United States. The American franchise is a natural extension of Banknorth's current operations in Connecticut, and Banknorth believes the merger will enhance its competitive position in the markets currently served.

Opinion of American's Financial Advisor

        By letter dated July 31, 2002, American retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to American in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the August 22, 2002 meeting at which American's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to American's shareholders from a financial point of view. Sandler O'Neill has confirmed its August 22nd opinion by delivering to the board a written opinion dated the date of this document. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O'Neill's updated opinion is attached as Annex II to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the American board and is directed only to the fairness of the merger consideration to American shareholders from a financial point of view. It does not address the underlying business decision of American to engage in the merger or any other aspect of the merger and is not a recommendation to any American shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter.

        In connection with rendering its August 22, 2002 opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement and certain of the annexes and schedules thereto;

  (2)
  certain publicly available financial statements and other historical financial information of American that they deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of Banknorth that they deemed relevant;

  (4)
  the internal budget for American for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of American and the views of senior management of American, based on discussions with members of senior management, regarding American's business, financial condition, results of operations and future prospects;

  (5)
  earnings per share estimates for Banknorth for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Banknorth, based on limited discussions with members of senior management, regarding Banknorth's business, financial condition, results of operations and future prospects;

  (6)
  the financial terms and pro forma financial impact of Banknorth's recently completed or pending acquisitions of Ipswich Bancshares, Inc., Bancorp Connecticut, Inc. and Warren Bancorp, Inc.;

  (7)
  the pro forma financial impact of the merger on Banknorth, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of American and Banknorth.

  (8)
  the publicly reported historical price and trading activity for American's and Banknorth's common stock, including a comparison of certain financial and stock market information for American and Banknorth with similar publicly available information for certain other companies the securities of which are publicly traded;

  (9)
  the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

  (10)
  the current market environment generally and the banking environment in particular; and

  (11)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

        Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. Our board of directors did not limit the investigations made or the procedures followed by Sandler O'Neill in giving its opinion.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of American and Banknorth that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of American or Banknorth or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of American or Banknorth, nor did it review any individual credit files relating to American or Banknorth. With American's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both American and Banknorth were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of American or Banknorth. Sandler O'Neill is not an accounting firm and they relied, with American's consent, on the accuracy and completeness of the audited financial statements furnished to them.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with American's consent, that there has been no material change in American's and Banknorth's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that American and Banknorth will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        In rendering its August 22, 2002 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to American or Banknorth and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of American or Banknorth and the companies to which they are being compared.

        The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal projections in the case of American and on published IBES consensus earnings estimates in the case of Banknorth. With respect to such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, American's and Banknorth's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of American and Banknorth, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by American were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of American, Banknorth and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the American or Banknorth Board at the August 22nd meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of American's common stock or Banknorth's common stock or the prices at which American's or Banknorth's common stock may be sold at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Banknorth's common stock on August 21, 2002 of $27.21 and assuming 50% of American's shares are converted into Banknorth stock and the remaining 50% are converted into cash in the merger, Sandler O'Neill calculated an implied transaction value of $32.60 per share. Based upon American's June 2002 financial information, Sandler O'Neill calculated the following ratios:

Proposed Transaction Ratios

Transaction value/LTM core net income	24.80	x
Transaction value/Median 2002 IBES estimate	19.09	x
Transaction value/Tangible book value	212.23%
Core deposit premium(1)	20.18%

(1)
Assumes American's total core deposits of $1.8 billion.

        The aggregate transaction value was approximately $709.3 million, based upon 21.3 million shares of American common stock outstanding. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 4.88% premium over the August 21, 2002 closing price of American's common stock.

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of American's common stock and Banknorth's common stock and the relationship between the movements in the prices of American's common stock and Banknorth's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions in the case of American and publicly traded commercial banks in the case of Banknorth, in each case selected by Sandler O'Neill. During the one year period ended August 21, 2002, American's common stock outperformed Standard & Poor's 500 Index and Nasdaq Bank Index and underperformed the Regional Peer Group, while Banknorth "s common stock outperformed each of the indices to which it was compared.

American's and Banknorth's One-Year Stock Performance

	Beginning Index Value August 21, 2001	Ending Index Value August 21, 2002
Regional Group	100.00%	131.21%
American	100.00	115.75
Nasdaq Bank Index	100.00	107.23
S&P 500 Index	100.00	81.05
	Beginning Index Value August 20, 2001	Ending Index Value August 21, 2002
Banknorth	100.00%	113.14%
Nasdaq Bank Index	100.00	107.23
Regional Group	100.00	104.06
S&P 500 Index	100.00	81.05

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for American and two groups of selected financial institutions. The first group, or Regional Group, consisted of American and the following publicly traded regional savings institutions:

Seacoast Financial Services Corporation	Connecticut Bancshares, Inc.
FIRSTFED AMERICA BANCORP, INC.	First Essex Bancorp, Inc.
BostonFed Bancorp, Inc.	Port Financial Corp.
Berkshire Hills Bancorp, Inc.	MASSBANK Corp.
Abington Bancorp, Inc.

        Sandler O'Neill also compared American to a group of publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) greater than 12% and a price-to-tangible book value greater than 140%. This Highly Valued Group was comprised of the following institutions:

MAF Bancorp, Inc. PFF Bancorp, Inc. First Financial Holdings, Inc. FirstFed Financial Corp. First Federal Capital Corp.	Harbor Florida Bancshares, Inc. Anchor BanCorp Wisconsin Inc. Dime Community Bancshares, Inc. WSFS Financial Corporation

        The analysis compared publicly available financial information for American and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1997 through December 31, 2001 and as of and for the twelve months ended June 30, 2002. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2002, with pricing data as of August 21, 2002.

Comparable Group Analysis

	American Financial	Regional Group	Highly Valued Group
Total assets (in thousands)	$2,894,753	$1,519,441	$2,848,951
Tangible equity/total assets	11.86%	7.75%	6.88%
Intangible assets/total equity	22.60%	11.38%	6.29%
Net loans/total assets	57.35%	61.40%	75.71%
Gross loans/total deposits	87.45%	93.90%	117.31%
Total borrowings/total assets	16.18%	22.89%	24.83%
Non-performing assets/total assets	0.16%	0.20%	0.29%
Loan loss reserve/gross loans	1.03%	1.15%	0.92%
Net interest margin	3.34%	3.42%	3.31%
Non-interest income/average assets	0.53%	0.68%	0.74%
Non-interest expense/average assets	1.76%	2.35%	1.96%
Efficiency ratio	50.21%	64.22%	48.67%
Return on average assets	1.29%	0.79%	1.21%
Return on average equity	7.04%	9.95%	15.40%
Price/tangible book value per share	202.39%	175.45%	237.97%
Price/LTM earnings per share	21.89x	14.51x	13.12x
Price/LTM core earnings per share	23.73x	14.97x	13.20x
Dividend yield	2.27%	2.10%	1.56%
Dividend payout ratio	49.65%	29.81%	20.83%

        Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Banknorth and two different groups of commercial banks. The Regional Group consisted of Banknorth and the following eleven publicly traded regional commercial banks:

SouthTrust Corporation Union Planters Corporation North Fork Bancorporation, Inc. First Virginia Banks, Inc. Regions Financial Corporation M&T Bank Corporation	Synovus Financial Corp. Mercantile Bankshares Corporation AmSouth Bancorporation Compass Bancshares, Inc. Commerce Bancorp, Inc.

        Sandler O'Neill also compared Banknorth to a Highly Valued Group of nine publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 16% and a price-to-tangible book value greater than 280%. The Highly Valued Group was comprised of the following institutions:

Charter One Financial, Inc. North Fork Bancorporation, Inc. TCF Financial Corporation AmSouth Bancorporation Synovus Financial Corp.	City National Corporation Marshall & Ilsley Corporation Commerce Bancorp, Inc. Valley National Bancorp

        The analysis compared publicly available financial information for Banknorth and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1997 through December 31, 2001 and as of and for the twelve months ended June 30, 2002. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2002, with pricing data as of August 21, 2002.

Comparable Group Analysis

	Banknorth Group	Regional Group	Highly Valued Group
Total assets (in thousands)	$21,260,638	$21,363,324	$17,315,782
Tangible equity / Total assets	6.39%	7.04%	6.82%
Intangible assets / Total equity	25.22%	17.15%	12.46%
Net loans / Total assets	60.73%	68.68%	66.20%
Gross loans / Total deposits	90.99%	103.57%	93.43%
Total borrowings / Total assets	21.55%	20.51%	21.87%
Non-performing assets / Total assets	0.34%	0.45%	0.44%
Loan loss reserves / Gross loans	1.48%	1.42%	1.35%
Net interest margin	4.19%	4.46%	4.67%
Non-interest income /Average assets	1.25%	1.66%	1.91%
Non-interest expense /Average assets	2.70%	3.14%	3.14%
Efficiency ratio	53.40%	55.23%	54.00%
Return on average assets	1.34%	1.44%	1.64%
Return on average equity	16.11%	15.10%	19.41%
Price/ Tangible book value per share	294.83%	272.94%	397.66%
Price/ LTM earnings per share	15.03x	15.40x	16.82x
Price/ LTM core earnings per share	14.47x	15.53x	17.29x
Dividend yield	2.08%	2.79%	2.25%
Dividend payout ratio	31.22%	43.70%	37.84%

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed other transactions announced from January 1, 2002 to August 21, 2002 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 11 nationwide transactions and 6 regional transactions announced since that time. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' core earnings, transaction value to estimated 2002 earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for each group of transactions. These multiples were applied to American's financial information as of and for the year ended June 30, 2002.

2002 Nationwide & Regional Transaction Multiples

	Nationwide		Regional
	Median Multiple	Implied Value	Median Multiple	Implied Value
Transaction value/LTM Core EPS	19.34x	$25.43	19.61x	$25.78
Transaction value/LTM Est. 2002 EPS	18.13x	$31.00	18.13x	$31.00
Transaction value/Book value	196.09%	$38.90	207.85%	$41.24
Transaction value/Tangible book value	247.70%	$38.04	247.70%	$38.04
Tangible book premium/Core deposits (1)	13.92%	$26.64	13.92%	$26.64
Premium to market (2)	32.96%	$38.29	38.51%	$39.88

(1)
Assumes $1.8 billion of core deposits.
(2)
Based on American's 30-day average trading price of $28.80.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of American through December 31, 2005 under various circumstances, assuming American's projected dividend stream and that American performed in accordance with the earnings projections reviewed with management. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 5.0%. To approximate the terminal value of American common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 125% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of American common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of American common stock of $12.24 to $37.55 when applying the price/earnings multiples and $16.00 to $39.28 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $32.60 per share.

Earnings Per Share Multiples

Discount Rate	10.0x	13.0x	16.0x	19.0x	22.0x	25.0x
9.0%	$14.58	$19.18	$23.77	$28.37	$32.96	$37.55
11.0%	13.74	18.05	22.36	26.67	30.98	35.29
13.0%	12.96	17.01	21.06	25.11	29.16	33.20
15.0%	12.24	16.04	19.85	23.66	27.47	31.28

Tangible Book Value Per Share Multiples

Discount Rate	125%	155%	185%	215%	245%	275%
9.0%	$19.13	$23.16	$27.19	$31.22	$35.25	$39.28
11.0%	18.00	21.79	25.57	29.35	33.13	36.91
13.0%	16.96	20.52	24.07	27.62	31.18	34.73
15.0%	16.00	19.35	22.69	26.03	29.37	32.71

        Sandler O'Neill performed a similar analysis which estimated the future stream of after-tax dividend flows of Banknorth through December 31, 2005 under various circumstances, assuming Banknorth's projected dividend stream and that Banknorth performed in accordance with median IBES estimates. For periods after 2003, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 7.0%. To approximate the terminal value of Banknorth common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 175% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banknorth common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Banknorth common stock of $18.97 to $53.68 when applying the price/earnings multiples and $16.95 to $35.91 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	13.0x	16.0x	19.0x	22.0x	25.0x
9.0%	$22.73	$28.92	$35.11	$41.30	$47.49	$53.68
11.0%	21.37	27.18	32.99	38.80	44.61	50.42
13.0%	20.12	25.58	31.04	36.49	41.95	47.41
15.0%	18.97	24.10	29.23	34.36	39.49	44.63

Tangible Book Value Per Share Multiples

Discount Rate	175%	205%	235%	265%	295%	325%
9.0%	$20.30	$23.42	$26.54	$29.66	$32.78	$35.91
11.0%	19.09	22.02	24.95	27.88	30.81	33.74
13.0%	17.98	20.73	23.48	26.23	28.99	31.74
15.0%	16.95	19.54	22.13	24.71	27.30	29.89

        In connection with its analyses, Sandler O'Neill considered and discussed with the American Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon (1) 50% of the American shares are exchanged for cash at a value of $32.00 per share, (2) 50% of the American shares are exchanged for Banknorth common stock at an exchange ratio of 1.220, (3) the earnings per share estimates and projections of American and Banknorth referred to above, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of American and Banknorth. The analysis indicated that for the year ending December 31, 2003, the first full year following the merger, the merger would be nominally accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Merger Analysis

	Stand-alone	Pro Forma
Projected 2003 EPS	$2.259	$2.263
Projected Tangible Book Value (at December 31, 2003)	$10.56	$9.31

        American has agreed to pay Sandler O'Neill a fee of $200,000 for the fairness opinion rendered to American, which has been paid, and a transaction fee equal to 0.75% of the aggregate purchase price, net of amounts paid for any fairness opinion, for their advisory services in connection with the merger, of which 10% has been paid, 10% is payable in the event American shareholders approve the merger agreement and the remainder is payable upon consummation of the merger. Based on the $32.00 per share cash acquisition purchase price and the $            closing sale price of a share of Banknorth common stock on the Nasdaq National Market on September    , 2002, the transaction fee would amount to approximately $            . American also has agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        Sandler O'Neill has in the past provided certain other investment banking services to American and has received compensation for such services. Sandler O'Neill has also in the past provided certain investment banking services to Banknorth and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In addition, in the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to American and Banknorth and their respective affiliates and may actively trade the debt and/or equity securities of American and Banknorth and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration and Election and Exchange Procedures

        Upon consummation of the merger, each outstanding share of American common stock (other than shares held by American or Banknorth other than in a fiduciary capacity and any dissenting shares) will be converted into the right to receive $32.00, without interest, or 1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest, at the election of each American shareholder and subject to the election, allocation and proration procedures set forth in the merger agreement and described below. See "— Merger Consideration," "— Election Procedures" and "— Allocation Procedures" below. No fractional shares of Banknorth common stock will be issued in connection with the merger. Instead, Banknorth will make a cash payment to each American shareholder who would otherwise receive a fractional share.

        The form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other American shareholders. Accordingly, no guarantee can be given that your choice will be honored.

        In addition, because the tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "— Federal Income Tax Consequences" commencing on page 55.

        Merger Consideration.    The merger agreement provides that each share of American common stock outstanding immediately prior to the effective time of the merger (except for any (i) shares held by Banknorth or American, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, and (ii) dissenting shares) shall be converted into, and shall be cancelled in exchange for, the right to receive either:

  •
  1.22 shares of Banknorth common stock (which is known as the exchange ratio), except that cash will be paid for any fractional share, or

  •
  cash in an amount equal to $32.00, without interest.

        As described under "— Elections" below, you will have the opportunity to elect the form of consideration to be received for your shares of American common stock, subject to allocation and proration procedures set forth in the merger agreement which are intended to ensure that 50% of the outstanding shares of American common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding shares of American common stock will be converted into the right to receive cash.

        The value of the Banknorth common stock to be received by you will depend on the market price of the Banknorth common stock at the effective time of the merger. The market price of Banknorth common stock is subject to change at all times based on the future financial condition and operating results of Banknorth, future market conditions and other factors. The market price of the Banknorth common stock at the effective time of the merger or at the time that American shareholders who receive Banknorth common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the Banknorth common stock, see "Market for Common Stock and Dividends" on page 65. You are urged to obtain current market prices for the Banknorth common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

        Elections.    No later than 15 days prior to the effective time of the merger, you will be sent an election form which will permit you:

  •
  to elect to receive 1.22 shares of Banknorth common stock in exchange for all shares of American common stock held by you, plus cash in lieu of any fractional share interest,

  •
  to elect to receive $32.00 per share, without interest, in exchange for all shares of American common stock held by you,

  •
  to elect to receive the stock consideration with respect to some of your shares of American common stock and the cash consideration with respect to your remaining shares of American common stock, or

  •
  to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of American common stock ("no-election shares").

        If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of American common stock held by you will be designated no-election shares.

        Any dissenting shares under Delaware law shall be deemed to have made cash elections for all of such shares and under no circumstances will such shares be allocated shares of Banknorth common stock pursuant to the allocation procedures described below.

        Election Procedures.    All elections will be required to be made on an election form. To make an effective election with respect to your shares of American common stock, you must, in accordance with the election form,

  •
  properly complete and return the transmittal and election forms to be provided to you to the exchange agent designated by Banknorth to receive these materials,

  •
  deliver the transmittal and election forms with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) and

  •
  deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

        It is currently anticipated that the transmittal and election forms will be mailed to you 15 days prior to the anticipated effective time of the merger.

        The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of Banknorth and American.

        You should not return your American stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Banknorth, American or any other party until you have received the transmittal and election forms.

        If you have a particular preference as to the form of consideration to be received for your shares of American common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which no election was made. Neither the American board nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "— Federal Income Tax Consequences" beginning on page 55.

        Even if you have no preference, it is suggested that you return your transmittal and election forms, together with your stock certificate(s), by the election deadline date indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See "— Procedures for Exchanging American Common Stock Certificates" beginning on page 36.

        Allocation Procedures.    Your ability to receive all cash or all shares of Banknorth common stock in exchange for your shares of American common stock in the merger is subject to allocation procedures which are designed to ensure that 50% of the total number of shares of American common stock issued and outstanding at the effective time of the merger (including any dissenting shares but excluding shares held by Banknorth or American, other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into shares of Banknorth common stock and 50% of such shares will be converted into cash in accordance with the terms of the merger agreement.

        It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if American shareholders in the aggregate elect to receive more or less of the Banknorth common stock than Banknorth has agreed to issue. These procedures are summarized below.

  •
  If Banknorth Common Stock is Oversubscribed: If American shareholders elect to receive more Banknorth common stock than Banknorth has agreed to issue in the merger, then all American shareholders who elected to receive cash or who have made no election will receive cash for their American shares and all shareholders who elected to receive Banknorth common stock will receive a pro rata portion of the available Banknorth shares plus cash for those shares not converted into Banknorth common stock.

  •
  If Banknorth Common Stock is Undersubscribed: If American shareholders elect to receive fewer shares of Banknorth common stock than Banknorth has agreed to issue in the merger, then all American shareholders who elected to receive Banknorth common stock will receive Banknorth common stock and those shareholders who have elected cash or have made no election will be treated in the following manner:

  •
  If the number of shares held by American shareholders who have made no election is sufficient to make up the shortfall in the number of Banknorth shares that Banknorth is required to issue, then all American shareholders who elected cash will receive cash, and those shareholders who made no election will receive a combination of cash and Banknorth common stock in whatever proportion is necessary to make up the shortfall.

  •
  If the number of shares held by American shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into Banknorth common stock and those American shareholders who elected to receive cash will receive a combination of cash and Banknorth common stock in whatever proportion is necessary to make up the shortfall.

        Notwithstanding these allocation procedures, if an opinion of counsel cannot be rendered pursuant to the merger agreement to the effect that the merger will qualify as a tax-free reorganization, Banknorth shall reduce the number of shares of American common stock entitled to receive cash and correspondingly increase the number of shares of American common stock entitled to receive Banknorth common stock by the minimum amount necessary to enable such tax opinion to be rendered.

        Upon consummation of the merger, any shares of American common stock that are owned by American as treasury stock or that are held directly or indirectly by Banknorth, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging of American Common Stock Certificates

        American shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within five business days after the later of the election deadline date or the effective time of the merger. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in American in accordance with the instructions accompanying the letter of transmittal form.

        As soon as practicable after the completion of the merger, the exchange agent (which will be an unaffiliated bank or trust company selected by Banknorth), will mail to each holder of record of shares of American common stock who has not previously surrendered the certificate(s) evidencing such shares a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for American common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for American common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

        No stock certificates representing fractional shares of Banknorth common stock will be issued upon the surrender for exchange of American stock certificates. In lieu of the issuance of any such fractional share, Banknorth will pay to each former shareholder of American who otherwise would be entitled to receive a fractional share of Banknorth common stock an amount in cash determined by multiplying the fraction of a share of Banknorth common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the per share closing sales prices of the Banknorth common stock for the ten trading-day period ending on (and including) the date on which the last required regulatory approval of a governmental authority is obtained with respect to the merger and the bank merger (without regard to any waiting period in respect thereof).

        If you receive shares of Banknorth common stock in the merger, you will receive dividends on Banknorth common stock or other distributions declared after the completion of the merger only if you have surrendered your American stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

        After completion of the merger, no transfers of American common stock issued and outstanding immediately prior to the completion of the merger will be allowed. American stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Banknorth will only issue a Banknorth stock certificate in a name other than the name in which a surrendered American stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of American common stock formerly represented by such American stock certificate, and show that you paid any applicable stock transfer taxes.

        If your American stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Banknorth stock certificate to which you may be entitled.

Assumption of American Stock Options

        At the effective time of the merger, each option to purchase shares of American common stock granted under American's stock option plans which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of American common stock and will be converted automatically into an option to purchase shares of Banknorth common stock, and Banknorth will assume each American stock option, in accordance with the terms of the American stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger:

  •
  Banknorth and the human resources committee of the board of directors of Banknorth shall be substituted for American and the American board of directors or duly authorized board committee administering the American stock option plans;

  •
  each American stock option assumed by Banknorth will be exercisable solely for shares of Banknorth common stock;

  •
  the number of shares of Banknorth common stock subject to such American stock option will be equal to the number of shares of American common stock subject to such American stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

  •
  the per share exercise price under each such American stock option will be adjusted by dividing the per share exercise price under each such American stock option by the exchange ratio, rounded up to the nearest cent.

        Pursuant to the merger agreement, Banknorth agreed to register under the Securities Act of 1933 the shares of Banknorth common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within five business days after consummation of the merger.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the outstanding American common stock must have approved the merger agreement;

  •
  all required regulatory approvals required to consummate the merger and the bank merger by any governmental authority must have been obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired, and no required approval can contain any condition, restriction or requirement which Banknorth's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger and the bank merger to such a degree that Banknorth, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger or the bank merger;

  •
  the registration statement of Banknorth of which this document is a part must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

  •
  Banknorth must have received all required approvals by state securities or "blue sky" authorities;

  •
  the shares of Banknorth common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Stock Market's National Market (or on any national securities exchange on which the Banknorth common stock may then be listed); and

  •
  each of Banknorth and American must have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P. (or in the absence of this firm's opinion, an opinion of KPMG LLP) to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and with respect to certain related federal income tax considerations.

        In addition to the foregoing conditions, the obligation of Banknorth to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Banknorth:

  •
  the representations and warranties of American in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of American will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on American;

  •
  American must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Banknorth must have received a certificate from specified officers of American with respect to compliance with the foregoing conditions to the obligations of Banknorth;

  •
  dissenting shares shall not represent 10% or more of the outstanding American common stock;

  •
  each executive officer of American shall have entered into an executive agreement with Banknorth and performed in all material respects all obligations required to be performed by him or her thereunder at or prior to consummation of the merger (see "— Interests of Certain Persons in the Merger — Employment/Executive Agreements" beginning on page 48);

  •
  each director of American shall have entered into a shareholder agreement with Banknorth (see "— Shareholder Agreements" beginning on page 59); and

  •
  Banknorth shall have received such certificates of American's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Banknorth may reasonably request.

        In addition to the other conditions set forth above, the obligation of American to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by American:

  •
  the representations and warranties of Banknorth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Banknorth will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Banknorth;

  •
  Banknorth must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Banknorth must have deposited with the exchange agent the merger consideration to be paid to American shareholders;

  •
  American must have received a certificate from specified officers of Banknorth with respect to compliance with the foregoing conditions to the obligations of American; and

  •
  American shall have received such certificates of Banknorth's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as American may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Banknorth or American is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or the bank merger agreement or otherwise materially impede the consummation of the merger or the bank merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

  •
  changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

  •
  changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

  •
  changes in general economic conditions (including changes in interest rates) affecting banks and their holding companies generally;

  •
  modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them, in each case in accordance with United States generally accepted accounting principles; and

  •
  with respect to American only, the effects of any action or omission taken with the prior consent of Banknorth or as otherwise contemplated by the merger agreement.

Regulatory Approvals

        Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger by all applicable federal and state regulatory authorities.

        Federal Reserve Board.    The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

  •
  such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Banknorth believes that the proposed merger and bank merger satisfy these requirements and, accordingly, intends to submit a notice to the Federal Reserve Board under this regulation.

        OCC.    The parties currently intend to merge American's banking subsidiary, American Savings Bank, into Banknorth, NA immediately after the merger of American into Banknorth. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency of the United States under the Bank Merger Act. The OCC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above, except that the OCC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve Board does so. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any transaction approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the OCC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        State Approvals and Notices.    The prior approval of the Superintendent of the Bureau of Banking of the State of Maine is required under Section 1015 of Title 9-B of the Maine Revised Statutes for the acquisition by a Maine financial institution holding company such as Banknorth of more than 5% of the voting shares of a financial institution located outside of Maine. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public.

        The approval of the Connecticut Banking Commissioner is required for the consummation of the merger and the bank merger. These approvals are required under Sections 36a-184, 36a-411 and 36a-412 of the Connecticut General Statutes. Further, Section 36a-126(b) provides that a Connecticut bank may merge with a federally-chartered bank, with the resulting bank doing business as a federally-chartered bank, provided the merger complies with all requirements of federal law and the requirements of Connecticut law with respect to the merger of two Connecticut banks. The Connecticut Banking Commissioner must consider, in deciding whether to approve a transaction, a number of factors, including whether the transaction can reasonably be expected to produce benefits to the public, and whether such benefits clearly outweigh possible adverse affects, including, but not limited to, an undue concentration of resources and decreased or unfair competition. The Connecticut Banking Commissioner also must make findings that the transaction meets various requirements under the

Community Reinvestment Act and applicable consumer protection laws pursuant to Section 36a-34 of the Connecticut General Statutes.

        Status of Applications and Notices.    Banknorth and American are in the process of preparing and filing all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Banknorth that had such condition or requirement been known Banknorth, in its good faith judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Banknorth may elect not to consummate the merger. See "— Conditions to the Merger" beginning on page 38.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

        Pending consummation of the merger, American may not, and will cause each American subsidiary not to, among other things, take the following actions without the prior written consent of Banknorth:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Banknorth the goodwill of the customers of American and its subsidiaries and others with whom business relations exist;

  •
  issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options outstanding on the date of the merger agreement and disclosed to Banknorth;

  •
  declare any dividend on its capital stock, other than regular quarterly cash dividends on the American common stock at a rate not in excess of $0.18 per share and in coordination with the record and payment dates for quarterly dividends on the Banknorth common stock so that holders of American common stock and Banknorth common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter;

  •
  amend its articles of organization and bylaws (or equivalent documents);

  •
  take specified actions with respect to its business, including without limitation enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; incur indebtedness; make certain real estate investments; make or modify loans outside of the ordinary course; or acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank; except in the case of each of the foregoing as permitted by the merger agreement;

  •
  take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

  •
  take any action that would result in (1) any of the representations and warranties of American not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement or the bank merger agreement, except in each case as may be required by applicable law and regulation; or

  •
  agree to do any of the foregoing.

        The merger agreement also provides that pending consummation of the merger Banknorth may not, and will cause each subsidiary of Banknorth not to, take the following actions without the prior written consent of American:

  •
  take any action that would result in (1) any of the representations and warranties of Banknorth not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement or the bank merger agreement, except in each case as may be required by applicable law and regulation; or

  •
  agree to do any of the foregoing.

Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the American board of directors is required to recommend that American shareholders approve the merger agreement at all times prior to and during the meeting of American shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the American board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of American to comply with their fiduciary duties to the American shareholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "— No Solicitation" below.

No Solicitation

        The merger agreement provides that neither American nor any of its subsidiaries shall, and that American shall direct and use its reasonable best efforts to cause its and each such subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an "acquisition proposal," which is defined to mean any proposal or offer with respect to any of the following (other than the transactions contemplated by the merger agreement):

  •
  any merger, consolidation, share exchange, business combination, or other similar transaction involving American or any of its subsidiaries;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the consolidated assets, in a single transaction or series of transactions, of American or any of its subsidiaries;

  •
  any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of American or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

  •
  any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

In the merger agreement, American also agreed that neither it nor any of its subsidiaries shall, and that American shall direct and use its reasonable best efforts to cause its and each such subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents American or its board of directors from:

  •
  complying with its disclosure obligations under federal or state law;

  •
  providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the American board of directors receives from the person so requesting such information an executed confidentiality agreement;

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

  •
  recommending such an acquisition proposal to the shareholders of American,

if and only to the extent that in each of the last three cases referred to above, (1) the American board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the American board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to American's shareholders from a financial point of view than the merger with Banknorth. An acquisition proposal which is received and considered by American in compliance with these requirements is referred to as a "superior proposal." American is required to notify Banknorth immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, American or any of its representatives.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Banknorth and American made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "— Conditions to the Merger" beginning on page 38.

Effective Time of the Merger

        The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act and with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, unless a different date and time is specified as the effective time in such documents. Articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Banknorth after such satisfaction or waiver which is no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as Banknorth and American may mutually agree upon.

        A closing will take place immediately prior to the effective time of the merger or on such other date as Banknorth and American may mutually agree upon.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of American, except that after shareholders of American have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of American may be made without obtaining such approval.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by mutual consent of the parties;

  •
  by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

  •
  by either Banknorth or American if the merger is not consummated by July 31, 2003, unless the failure to consummate the merger is due to a breach by the party seeking such termination of its obligations under the merger agreement or, if American is seeking to terminate, by any director of American through such director's breach of his or her respective shareholder agreement;

  •
  by either party if any required regulatory approvals for consummation of the merger or the bank merger is not obtained;

  •
  by either party if the shareholders of American do not approve the merger agreement at a meeting of the shareholders of American duly called for such purpose;

  •
  by Banknorth, prior to the special meeting, if American shall have breached the covenants described under "— No Solicitation" on page 43, the American board of directors shall have failed to recommend that the shareholders of American approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Banknorth, or American breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

  •
  by Banknorth if a third party commences a tender offer or exchange offer for 20% or more of the outstanding American common stock and the board of directors of American recommends that American shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

  •
  by American at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited "superior proposal," as defined in the merger agreement and under "— No Solicitation" beginning on page 43, which has been received and considered by American in compliance with the applicable terms of the merger agreement, provided that American has notified Banknorth at least five business days in advance of any such action and given Banknorth the opportunity during such period, if Banknorth elects in its sole discretion, to make an offer to American that American determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal.

        American also may terminate the merger agreement if during the three-day period commencing on the date on which the last required governmental approval of the merger and the bank merger is received (without regard to any waiting period in respect thereof) (which date is referred to in this document and in the merger agreement as the "determination date") it notifies Banknorth and both of the following conditions are applicable:

  •
  the average daily per share closing prices of the Banknorth common stock during the 10 trading days ending on (and including) the determination date (the "Banknorth closing price") is less than 80.0% of $25.44 (the "Banknorth starting price"), the closing price of a share of Banknorth common stock on July 31, 2002 (the "starting date"); and

  •
  the number obtained by dividing the Banknorth closing price by the Banknorth starting price (the "Banknorth ratio") is less than the number obtained by (i) dividing the average of the closing index values of the Nasdaq Bank Index (the "index value") during the 10 consecutive trading days ending on (and including) the determination date by (ii) 2,306, the closing index value of the Nasdaq Bank Index on the starting date, and multiplying such quotient by 0.80 (such number, the "index ratio").

        If both of the foregoing conditions are applicable, American has the right to terminate the merger agreement, which would not require any action of American shareholders. The American board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the American board of directors in light of the circumstances existing at the time that the American board of directors has the opportunity to make such an election, if any. Before making any determination to terminate the merger agreement, the American board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the American board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger — American's Reasons for the Merger" beginning on page 23. In particular, the American board of directors may analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to American shareholders than the value that could be expected if American were to continue as an independent company, which would occur if the American board of directors were to exercise American's right to abandon the merger and Banknorth determined not to increase the exchange ratio. In addition, the American board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of American common stock. There can be no assurance that the American board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If American elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.22 and the dollar value of the consideration which the shareholders of American who receive Banknorth common stock would receive for each share of American common stock would be the value of 1.22 shares of Banknorth common stock at the effective time of the merger.

        If American elected to exercise its right to terminate the merger agreement, it must give notice to Banknorth during the three-day period commencing with the determination date. During the two-day period after receipt of such notice, Banknorth has the option to increase the consideration payable to American shareholders by adjusting the exchange ratio in the manner described below. Banknorth is under no obligation to adjust the exchange ratio and there can be no assurance that Banknorth would elect to adjust the exchange ratio if American were to exercise its option to terminate the merger agreement. Any such decision would be made by Banknorth in light of the circumstances existing at the time Banknorth has the opportunity to make such an election. If Banknorth elects to adjust the exchange ratio, it must give American prompt notice of that election and the adjusted exchange ratio, in which case American will not have any right to terminate the merger agreement as a result of the circumstances described above.

        The operation of the conditions permitting American to terminate the merger agreement based on a decrease in the market price of the Banknorth common stock reflects the parties' agreement that shareholders of American would assume the risk of a modest decline in value of the Banknorth common stock (equal to up to a 20.0% decline from the starting price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the Banknorth common stock unless the percentage decline in the value of the Banknorth common stock from the starting date to the determination date represents a decline that is more than 20 percentage points greater than the percentage decrease, if any, in the index value during such period. The premise of this agreement is that declines in value of the Banknorth common stock which are in accordance with an index of publicly-traded banking stocks is indicative of a broad-based change in market and economic conditions affecting Banknorth (as well as American) rather than factors which are specifically attributable to the value of the Banknorth common stock.

        The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Banknorth common stock may be illustrated by the following three scenarios:

  (1)
  One scenario is that the Banknorth closing price is below the Banknorth starting price of $25.44 but is not less than $20.35. Under such circumstances the Banknorth closing price would not be less than 80% of the Banknorth starting price. As a result, there would be no adjustment to the 1.22 exchange ratio and American would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to American's obligations were satisfied or waived).

  (2)
  A second scenario is that the Banknorth closing price declines to less than $20.35 and the index value also declines but the percentage decline in the price of the Banknorth common stock is not more than 20 percentage points greater than the percentage decline in the index value. Under such circumstances there would be no adjustment to the 1.22 exchange ratio and American would be obligated to consummate the merger (assuming all other conditions to American's obligations were satisfied or waived).

            For example, if the Banknorth closing price was $18.00 and the closing index value was 1,800, the Banknorth ratio ($18.00 ÷ $25.44 = 0.71) would not be less than the index ratio (1,800 ÷ 2,306 = 0.78 × 0.80 = 0.62). The exchange ratio would remain 1.22 and American would be obligated to consummate the merger (assuming all other conditions to American's obligations were satisfied or waived).

  (3)
  A third scenario is that the Banknorth closing price declines to less than $20.35 and the percentage decline in the price of the Banknorth common stock is more than 20 percentage points greater than the percentage decline in the index value. Under such circumstances, American would have the right but not the obligation to terminate the merger agreement unless Banknorth elected to increase the exchange ratio to the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the Banknorth starting price, 0.80 and the exchange ratio (as then in effect) by (B) the Banknorth closing price and (y) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the index ratio and the exchange ratio (as then in effect) by (B) the Banknorth ratio.

            For example, if the Banknorth closing price was $18.00 and the closing index value was 2,100, the Banknorth ratio ($18.00 ÷ $25.44 = 0.71) would be less than the index ratio (2,100 ÷ 2,306 = 0.91 × 0.80 = 0.73). If American exercised its right to terminate the merger agreement under such circumstances, Banknorth would have the option to increase the exchange ratio to the lesser of (x) 1.379 (the number determined by dividing $24.82 (the product of the $25.44 Banknorth starting price, 0.80 and the 1.22 exchange ratio) by the $18.00 Banknorth closing price), and (y) 1.254 (the number determined by dividing 0.891 (the product of the 0.73 index ratio and the 1.22 exchange ratio) by 0.71 (the Banknorth ratio)). If Banknorth exercised such option, the exchange ratio would be 1.254 and American would be obligated to consummate the merger (assuming all other conditions to American's obligations were satisfied or waived).

        The average closing price on which the occurrence of a termination of the merger agreement by American may be based, and the subsequent increase, if any, in the exchange ratio by Banknorth, will be based on the average of the closing sale prices of the Banknorth common stock during a 10 trading-day period ending on the date on which the last required governmental approval of the merger and the bank mergers is received. Accordingly, because the market price of the Banknorth common stock between the determination date and the effective time of the merger, as well as on the date certificates representing shares of Banknorth common stock are delivered in exchange for shares of American common stock following consummation of the merger, will fluctuate and possibly decline, the value of the Banknorth common stock actually received by holders of American common stock may be more or less than (A) the Banknorth closing price and (B) the value of the Banknorth common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

        In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

Interests of Certain Persons in the Merger

        When you are considering the recommendation of American's board of directors with respect to approving the merger agreement and the merger, you should be aware that American directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of American. The American board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

        Employment/Executive Agreements.    Each of American and American Savings Bank has entered into an employment agreement with Robert T. Kenney, Charles J. Boulier III, Peter N. Perugini, Richard J. Moore, Sheri C. Pasqualoni, William E. Solberg, Charles P. Ahern and Earl T. Young. Under the employment agreements, as amended, in the event of the voluntary or involuntary termination of the executive's employment following the occurrence of a change in control of American, which is defined to include the parties execution of the merger agreement, American or American Savings Bank

(but not both) shall pay to the executive the greater of (i) the payments and benefits that would be due under the employment agreement for the remainder of its three-year term or (ii) an amount equal to three (five in the case of Mr. Kenney) times the sum of (1) the average of the executive's base salary at the highest rate in effect during the three most recently-completed calendar years preceding the change in control (which is referred to below as the "change in control period"), (2) the average of the cash incentive compensation or bonus paid to the executive or accrued on the executive's behalf during the change in control period, (3) the average of the income realized by the executive during the change in control period as a result of the vesting of any shares of restricted stock of American held by the executive, (4) the sum of the average of the value of the allocations or contributions made on behalf of the executive under three qualified defined contribution retirement plans maintained by American Savings Bank and under a specified provision of a related supplemental executive retirement plan maintained by American Savings Bank during the change in control period, (5) the sum of the average annual increase in the value of the executive's benefit under the defined benefit retirement plan maintained by American Savings Bank and a related supplemental executive retirement plan during the change in control period, (6) the average of the value of the premiums paid by American Savings Bank on the executive's behalf with respect to all employee welfare benefit plans during the change in control period and (7) the average of any other taxable income provided by American or American Savings Bank to the executive during the change in control period, excluding income attributable or related to stock options granted by American and benefits under any retirement or deferred compensation plan sponsored by American or American Savings Bank. Pursuant to the employment agreements, American and American Savings Bank also would be required to continue and/or pay for the executive's life, medical and disability coverage for a period of 36 months (60 months in the case of Mr. Kenney) following the date of termination of the executive's employment, as well as continue the use or provision of any membership, license, automobile use or other perquisites during this period. In addition, if any required payments to the executive are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would cause the executive to incur an excise tax under Section 4999 of the Internal Revenue Code, American shall pay to the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. "Excess parachute payments" generally are payments in excess of three times the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date of a change in control of the employer (the "base amount"). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed three times the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

        In connection with the execution of the merger agreement by Banknorth and American, each of the above-mentioned executives who are party to employment agreements with American and American Savings Bank entered into an executive agreement with Banknorth, American and American Savings Bank in the form included as Annex B to the merger agreement included as Annex I to this document. Provisions in the executive agreements provide for the following, among other things:

  •
  at the effective time of the merger, the executive shall cease to be a director, officer or employee of American and American Savings Bank and the employment agreements among the executive, American and American Savings Bank shall be automatically terminated;

  •
  at the effective time of the merger, and subject to the limitation described in the next bullet point, American shall pay to the executive a specified cash amount in full satisfaction of all obligations of American and American Savings Bank under the executive's employment agreements with these entities, which in the case of Messrs. Kenney, Boulier, Perugini, Moore,

    Solberg, Ahern, Young and Ms. Pasqualoni is $6.0 million, $1.875 million, $1.0 million, $1.0 million, $2.2 million, $1.0 million, $724,000 and $1.0 million, respectively;

  •
  if the cash payment to be made to the executive pursuant to his or her executive agreement, either alone or together with other payments and benefits to which the executive has the right to receive from Banknorth, American or American Savings Bank, would result in any of the cash payment being non-deductible by Banknorth, American or American Savings Bank pursuant to Section 280G of the Internal Revenue Code and subject to the 20% excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, the cash payment shall be reduced by the executive to the minimum amount necessary in order to prevent such results;

  •
  the executive shall take specified actions in the year ended December 31, 2002 which will have the effect of increasing his or her "base amount" for purposes of Section 280G of the Internal Revenue Code and thus enable the executive to receive the full amount of the cash payment to be made to him or her pursuant to the executive agreement, including exercising all vested non-qualified stock options granted to the executive by American, both exercising all vested incentive stock options granted to the executive by American and effecting a "disqualifying disposition" of the related shares, withdrawing all cash and stock compensation previously deferred by the executive to a period or periods after 2002 pursuant to deferred compensation plans maintained by American Savings Bank and accepting payment in December 2002 of any cash bonus to which the executive may be entitled to receive pursuant to American's Executive Incentive Plan for services rendered in 2002 and which otherwise would be payable to the executive in January 2003;

  •
  the waiver by the executive of certain benefits under American Savings Bank's Supplemental Executive Retirement Plan, as described below; and

  •
  during the one-year period following consummation of the merger (three years in the case of Mr. Kenney), the executive will not, directly or indirectly, (1) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Connecticut, provided, however, that this provision shall not prohibit the executive from owning bonds, non-voting preferred stock or up to 5% of the outstanding common stock of any entity if its common stock is publicly traded, (2) solicit or induce, or cause others to solicit or induce, any employee of Banknorth or any of its subsidiaries to leave the employment of such entities or (3) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Banknorth or any of its subsidiaries to transact business with any other entity, or to reduce or refrain from doing any business with Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Banknorth or its subsidiaries and any such customer.

        Consulting Agreement.    In connection with the execution of the merger agreement, Banknorth and Robert T. Kenney entered into a consulting agreement in the form included as Annex C to the merger agreement included as Annex I to this document. This agreement provides for the following, among other things:

  •
  Mr. Kenney shall be appointed chairman of the Connecticut-based board of advisory directors of Banknorth, NA upon consummation of the merger;

  •
  Mr. Kenney shall provide specified consulting services to Banknorth in accordance with the terms of the consulting agreement during the two-year period following consummation of the merger;

  •
  during the consulting period, Banknorth shall provide the executive with $500,000 of life insurance coverage, as well as health insurance at a level which is similar to that provided by Banknorth to its executives, in each case at Banknorth's expense; and

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  Banknorth or Banknorth, NA shall pay to the executive $250,000 per year during the consulting period in two equal semi-annual installments in consideration for his consulting services, his service on the Connecticut-based board of advisory directors of Banknorth, NA and his other obligations under the consulting agreement.

        Equity-Based Awards.    Pursuant to the terms of American's 2000 Stock-Based Incentive Plan, as amended, all unvested options to purchase shares of American common stock will become vested and exercisable upon consummation of the merger. In addition, all shares of restricted stock granted under this plan will become fully vested at such time. The following table sets forth the number of unvested options and number of unvested shares of restricted stock which were held by the executive officers of American and all directors of American as a group as of the date of this document.

Name	Number of Unvested Stock Options	Weighted Average Exercise Price	Number of Unvested Shares of Restricted Stock
Robert T. Kenney	240,000	$16.00	162,000
Charles J. Boulier III	102,000	16.00	92,634
Peter N. Perugini	72,000	16.00	50,100
Richard J. Moore	72,000	16.00	50,100
Sheri C. Pasqualoni	72,000	16.00	50,100
William E. Solberg	100,000	25.58	50,000
Charles P. Ahern	72,000	16.00	50,100
Earl T. Young	25,000	29.54	—
All directors as a group (nine persons)	487,200	16.19	257,940

        The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of American common stock will cease to represent the right to acquire shares of American common stock and will become a right to acquire Banknorth common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger, and the duration and other terms of the new Banknorth options will be the same as the prior American options. See "— Assumption of American Stock Options" on page 37.

        Employee Stock Ownership Plan.    Pursuant to the terms of the American Savings Bank employee stock ownership plan (the "ESOP"), in the event of a "change in control," which is defined in the ESOP in a manner to include the merger, the ESOP trustee will sell sufficient unallocated shares of American common stock held in the loan suspense account to repay any outstanding loan balance. Any remaining surplus shares or proceeds thereof will be allocated among participants who have an account balance in the ESOP as of the change in control and are employed by, or on a recognized leave of absence from the employment of, American or American Savings Bank immediately preceding the change in control. (Absent a change in control, the loan to the ESOP would be repaid as annual contributions were made to the ESOP by American Savings Bank in the ordinary course and shares would be released annually from the unallocated loan suspense account and allocated to the accounts of active participants). The allocation of surplus shares (if any) to participants will result in the recognition of compensation expense at the effective time of the merger equal to the fair market value of the shares allocated to the participants' accounts. As of June 30, 2002, the ESOP held 2,014,958 shares of American common stock in the loan suspense account and the outstanding principal balance of the loan from American to the ESOP was $23.4 million. It is anticipated that due to a scheduled annual repayment of the ESOP loan on December 31, 2002, at the time of the merger, the principal balance of the loan to the ESOP will be $22.7 million and the amount of unallocated shares in the loan suspense account will be 1,896,432. Based upon such amounts, the closing per share sale price of the Banknorth common stock on September 19, 2002, the latest practicable date prior to the mailing of this prospectus/proxy statement, an assumed exchange ratio of 1.22 and that 50% of the merger consideration is to be paid in cash and 50% is to be paid in stock, the aggregate expense to be recorded by American at the time of the merger in connection with the ESOP would be approximately $34.5 million after repayment of the loan to the ESOP. Under the provisions of the ESOP, the executives of American identified above, other than Messrs. Solberg and Young, are entitled to benefits as a result of the change in control. The ESOP change in control benefits are estimated, in the aggregate, to be $3.2 million, based on the assumptions set forth in this paragraph.

        Supplemental Executive Retirement Plan.    American Savings Bank's SERP provides eligible individuals with benefits that American Savings Bank would have provided to the individual under its tax-qualified retirement plans but for the compensation and other limitations imposed by the Internal Revenue Code. Each of the above-named executive officers of American participates in the SERP. In addition to providing for benefits lost under the ESOP as a result of Internal Revenue Code limitations, the SERP provides benefits to designated individuals who retire before the complete scheduled repayment of the outstanding loan to the ESOP. For purposes of the SERP, a participant will be deemed to have retired upon a change in control regardless whether his or her employment continues. Generally, upon such an event, the SERP provides the individual with a benefit equal to what the individual would have received under the ESOP and the SERP had he remained employed throughout the scheduled term of the ESOP loan less the benefits actually provided on his or her behalf under the ESOP and the SERP. Pursuant to the above-described executive agreements, each of the participants in the SERP waived his or her rights under the provision in the SERP which provides benefits to participants who are deemed to retire before the complete scheduled repayment of the ESOP loan, but not the provision in the SERP which provides for benefits lost under the SERP as a result of Internal Revenue Code limitations.

        Director of Banknorth.    Pursuant to the merger agreement, Banknorth agreed to take all action necessary to appoint or elect, effective upon consummation of the merger, one non-employee director of American who is designated by Banknorth and who meets the director qualification requirements set forth in Banknorth's bylaws as a director of Banknorth. The director of American who has been selected to serve in this capacity is Steven T. Martin.

        Advisory Board of Directors of Banknorth, NA.    Pursuant to the merger agreement, all non-employee directors of American as of the date of the merger agreement, other than the director to be appointed to the board of directors of Banknorth, shall be appointed to the Connecticut-based board of advisory directors of Banknorth, NA. Such persons will be eligible to receive compensation for services in their capacity as advisory directors in accordance with the policies of Banknorth, NA in effect from time to time. Currently, such persons receive an annual retainer of $4,000, fees for attending meetings of the advisory board and committees thereof of $400 and $300 per meeting, respectively, and an annual grant of options to purchase 2,000 shares of Banknorth common stock with a per share exercise price equal to the fair market value of a share of Banknorth common stock on the date of grant.

        Indemnification and Insurance.    American's directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in American's certificate of incorporation, bylaws and the merger agreement. Pursuant to the merger agreement, Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of American or an American subsidiary determined as of the effective time of the merger against any costs or expenses

(including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of American or a subsidiary of American or is or was serving at the request of American or a subsidiary of American as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation and bylaws of American or the equivalent documents of any American subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by American to Banknorth pursuant to the merger agreement, in each case as in effect on the date of the merger agreement. Pursuant to the merger agreement, Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the articles of organization, bylaws or similar governing instruments of American and its subsidiaries as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

        Pursuant to the merger agreement, Banknorth agreed to purchase an extended reporting period endorsement under American's existing directors' and officers' liability insurance coverage for American's directors and officers which shall provide such directors and officers with coverage following the effective time of the merger of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by American, provided that Banknorth will not be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by American for such insurance (the "Insurance Amount"), and further provided that if Banknorth is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Banknorth shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

        Other than as set forth above, no director or executive officer of American has any direct or indirect material interest in the merger, except insofar as ownership of American common stock might be deemed such an interest. See "Certain Beneficial Owners of American Common Stock" beginning on page 89.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

        As soon as administratively practicable after the effective time of the merger, Banknorth will take all reasonable action so that employees of American and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of Banknorth and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Banknorth employee benefit plans, Banknorth will recognize years of service with American and its subsidiaries to the same extent as such service was credited for such purpose by American.

        If employees of American or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Banknorth, Banknorth will cause each such plan to:

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  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Banknorth,

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  provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and

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  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

        All employees of American or an American subsidiary as of the effective time of the merger will become employees of Banknorth or a Banknorth subsidiary as of such time, and Banknorth or a Banknorth subsidiary will use its best efforts to give such persons (other than any person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination during the 90-day period after the effective time of the merger. Subject to such four-week notice requirement, Banknorth or a Banknorth subsidiary will have no obligation to continue the employment of any employee of American or an American subsidiary and nothing contained in the merger agreement will be deemed to give any employee of American or any American subsidiary a right to continuing employment with Banknorth or a Banknorth subsidiary after the effective time of the merger. An employee of American or an American subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) who is involuntarily terminated other than for cause or constructively terminated within 12 months following the effective time of the merger will be entitled to receive severance payments in accordance with, and to the extent provided in, the American employee severance plan.

        For a period of six months following the effective time of the merger, Banknorth will provide job counseling and outplacement services to all employees of American and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the effective time of the merger. During that period, Banknorth also will notify those former employees who wish to continue to be so notified of opportunities for positions with Banknorth or a Banknorth subsidiary for which Banknorth reasonably believes such persons are qualified and will consider any application for such positions submitted by such persons. However, any decision to offer employment to any such person will be made in the sole discretion of Banknorth.

Bank Merger

        Pursuant to the merger agreement, American Savings Bank will be merged with and into Banknorth, NA as soon as practicable following consummation of the merger.

Resale of Banknorth Common Stock

        The Banknorth common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any American shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of American for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Banknorth or American at the time of the special meeting or (2) Banknorth at or after the effective time of the merger.

        Rule 145 will restrict the sale of Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of American at the time of the special meeting, provided they are not affiliates of Banknorth at or following the effective time of the merger, may publicly resell any Banknorth common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are affiliates of Banknorth after the effective time of the merger may publicly resell the Banknorth common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that only one affiliate of American will become an affiliate of Banknorth after the merger (that being the director of American who will become a director of Banknorth).

        The ability of affiliates to resell shares of Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Banknorth's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of Banknorth common stock received by persons who may be deemed to be affiliates of Banknorth or American in the merger.

        American has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Banknorth a letter agreement intended to ensure compliance with the Securities Act of 1933.

Federal Income Tax Consequences

        General.    The following is a description of the material federal income tax consequences of the merger to shareholders of American, which is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Banknorth. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of American common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold American common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any holder of American common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

        Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

        The Merger.    Based on facts and representations and assumptions regarding factual matters that were provided by American and Banknorth and that are consistent with the state of facts that American and Banknorth believe will be existing as of the effective time of the merger, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. with respect to the material federal income tax consequences of the merger is as follows:

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  The merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly, neither Banknorth nor American will recognize any taxable gain or loss as a result of the merger.

        The federal income tax consequences of the merger to an American shareholder generally will depend on whether the shareholder receives cash, Banknorth common stock or a combination thereof in exchange for the shareholder's shares of American common stock.

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  An American shareholder who receives solely Banknorth common stock in exchange for all of such shareholder's shares of American common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share interest in Banknorth common stock. The shareholder's tax basis in the Banknorth common stock received pursuant to the merger will equal such shareholder's tax basis in the shares of American common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received. The holding period of Banknorth common stock received will include the holding period of the shares of American common stock being exchanged.

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  An American shareholder who receives solely cash in exchange for all of such shareholder's shares of American common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis for such shares of American common stock, which gain or loss will be long-term capital gain or loss if such shares of American common stock were held for more than one year. If, however, any such American shareholder constructively owns shares of American common stock that are exchanged for shares of Banknorth common stock in the merger or owns shares of Banknorth common stock actually or constructively after the merger, the attribution to the shareholder of stock owned by a related party may prevent the transaction from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules under the Internal Revenue Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. American stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of American common stock will be treated as a dividend.

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  An American shareholder who receives both Banknorth common stock and cash consideration in exchange for all of his or her shares of American common stock generally will recognize gain, but not loss, to the extent of the lesser of:

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  the excess, if any, of (a) the sum of the aggregate fair market value of the Banknorth common stock received (including any fractional share of Banknorth common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Banknorth common stock) over (b) the shareholder's aggregate tax basis in the shares of American common stock exchanged in the merger; and

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    the amount of cash received by such shareholder.

        For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of American common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of American. American shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their American common stock will be treated as a dividend.

        Such shareholder's aggregate tax basis in the Banknorth common stock received pursuant to the merger will equal such shareholder's aggregate tax basis in the shares of American common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the merger (including any portion of such gain that is treated as a dividend).

        Cash in Lieu of Fractional Shares.    No fractional shares of Banknorth common stock will be issued in the merger. An American shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Banknorth. An American shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the American common stock exchanged was held for more than one year.

        Dissenting Shareholders.    Holders of American common stock who dissent with respect to the merger, as discussed under "— Dissenters' Rights" beginning on page 60, and who receive cash in respect of their shares of American common stock generally will be treated in the same manner as a holder who exchanges his or her shares of American common stock solely for cash in accordance with the above discussion.

        Closing Opinion.    It is a condition precedent to the obligations of Banknorth and American to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P. (or in the absence of this firm's opinion, an opinion of KPMG LLP), dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading "— The Merger" above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by Banknorth, American and others.

        Banknorth and American have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

        Backup Withholding.    Non-corporate holders of American common stock may be subject to information reporting and backup withholding on any cash payments they receive. American shareholders will not be subject to backup withholding, however, if they:

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  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

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  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against an American shareholder's United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

        Reporting Requirements.    American shareholders who receive Banknorth common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, American's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Banknorth. Any difference between the purchase price for American and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Banknorth issued after the merger will reflect the results attributable to the acquired operations of American beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Summary — Unaudited Comparative Per Share and Selected Financial Data" beginning on page 10.

Expenses of the Merger

        The merger agreement provides that each of American and Banknorth will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this document will be shared equally between Banknorth and American.

Listing of the Banknorth Common Stock

        Banknorth has agreed to use its reasonable best efforts to cause the shares of Banknorth common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, or any national securities exchange on which the Banknorth common stock may then be listed, before the completion of the merger, subject to official notice of issuance.

Termination Fee

        The merger agreement provides that American must pay Banknorth a $28.0 million termination fee under the circumstances and in the manner described below:

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  if the merger agreement is terminated by Banknorth for any of the reasons described in the sixth or seventh bullet points in the first paragraph under "— Termination of the Merger Agreement" on page 45; or

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  if (x) the merger agreement is terminated by Banknorth pursuant to the second bullet point in the first paragraph under "— Termination of the Merger Agreement" on page 45 or by either Banknorth or American because the shareholders of American have not approved the merger agreement as required, or by either Banknorth or American because the merger has not been consummated by July 31, 2003 (other than due to a breach by the terminating party) and (y) in the case of any termination referenced in this bullet point, an "acquisition proposal" (as defined under "— No Solicitation" on page 43) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of American (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of American vote on the merger agreement or the date of termination of the merger agreement, as applicable; or

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  the merger agreement is terminated by American for the reason described in the last bullet point in the first paragraph under "— Termination" on page 43.

        If the termination fee becomes payable pursuant to either of the first two bullet points above, American shall pay to Banknorth an amount equal to $5.0 million on the first business day following termination of the merger agreement and, if within 18 months after such termination American or a subsidiary of American enters into an agreement with respect to or consummates a merger or other acquisition transaction, American shall pay to Banknorth the remainder of the termination of the $28.0 million termination fee. If the termination fee becomes payable pursuant to the third bullet point above, American shall pay to Banknorth the entire termination fee within two business days following the date of termination of the merger agreement. Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Banknorth.

        If American fails to timely pay the termination fee to Banknorth, American will be obligated to pay the costs and expenses incurred by Banknorth to collect such payment, together with interest.

Shareholder Agreements

        In connection with the execution of the merger agreement, each director of American entered into a shareholder agreement with Banknorth pursuant to which each director agreed that at any meeting of the shareholders of American, or in connection with any written consent of the shareholders of American, the director shall:

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  appear at such meeting or otherwise cause all shares of American common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

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  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of American common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

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    in favor of adoption and approval of the merger agreement and the merger,

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    against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of American contained in the merger agreement or of the director contained in the shareholder agreement and

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    against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

        Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of American common stock owned by him or her prior to the meeting at which shareholders of American will consider the merger agreement.

        The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        American also agreed to use its reasonable best efforts to cause those persons who may be deemed to be affiliates of American pursuant to Rule 145 under the Securities Act of 1933 to deliver to Banknorth prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See "— Resale of Banknorth Common Stock" on page 54.

Dissenters' Rights

        Under Delaware law, holders of American common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of American common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A shareholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

        The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex III and is incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

        All references in Section 262 and in this summary to a "shareholder" are to the record holder of the shares of American common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of American common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of American's special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the American shareholders. The applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex III.

        Any American shareholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

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  the holder must deliver to American a written demand for appraisal of his, her or its shares before the vote on the merger agreement at American's special meeting. This demand will be sufficient if it reasonably informs American of the identity of the shareholder and that the shareholder intends by that writing to demand the appraisal of its shares;

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  the holder must not vote its shares of American common stock in favor of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, an American shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

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  the holder must continuously hold his, her or its shares from the date of making the demand through the completion of the merger. A shareholder who is the record holder of shares of American common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

        Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

        Only a holder of record of shares of American common stock is entitled to assert appraisal rights for those shares registered in that holder's name. A demand for appraisal should:

  •
  be executed by or on behalf of the shareholder of record, fully and correctly, as its name appears on the stock transfer records of American, and

  •
  specify the following:

  •
  the shareholder's name and mailing address,

  •
  the number of shares of American common stock owned by the shareholder, and

  •
  that the shareholder intends thereby to demand appraisal of its common stock.

        If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

        A shareholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

American Financial Holdings, Inc.
P.O. Box 174
New Britain, Connecticut 06050
Attention: Richard J. Moore
Corporate Secretary

        Within ten days after the completion of the merger, Banknorth must send a notice as to the completion of the merger to each of American's former shareholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, either Banknorth or any former American shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of American common stock held by all shareholders demanding appraisal of their shares. Banknorth is under no obligation to, and has no present intent to, file a petition for appraisal, and shareholders seeking to exercise appraisal rights should not assume that Banknorth will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Banknorth has no obligation to file a petition, the failure of affected former American shareholders to do so within the period specified could nullify any previous written demand for appraisal.

        Under the merger agreement, American has agreed to give Banknorth prompt notice of any demands for appraisal it receives. American will not, except with the prior written consent of Banknorth, make any payment with respect to any demands for appraisal, offer to settle, or settle any demands.

        Within 120 days after the completion of the merger, any former American shareholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Banknorth, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which American received demands for appraisal and the aggregate number of holders of those shares. Banknorth must mail this statement to the shareholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

        A former American shareholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Banknorth. Banknorth must then within 20 days file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former American shareholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After such notice to former American shareholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which former American shareholders are entitled to appraisal rights. The Delaware Court of Chancery may require former American shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any former American shareholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

        After determining which shareholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys' or expert witness fees. Upon application of a former American shareholder, the Delaware Court of Chancery also may order that all or a portion of the expenses incurred by any such shareholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys' fees and the fees and expenses of experts. Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Shareholders also should be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

        In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

        Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Any shareholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, shareholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

        Any shareholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Banknorth a written withdrawal of the shareholder's demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require written approval of Banknorth and no appraisal proceeding before the Delaware Court of Chancery as to any shareholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just.

        If Banknorth does not approve a shareholder's request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as the value of the merger consideration.

        Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event an American shareholder will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are an American shareholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

Operations of Banknorth After the Merger

        Banknorth expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to approximately 25% of American's current level of operating expenses and are to be derived primarily from reductions in personnel and the integration of other facilities and back-office operations. In addition, because American will be merged with and into Banknorth, the costs associated with American operating as a publicly-held entity also will be eliminated. The after-tax cost savings and other operating synergies for 2003 are estimated to amount to approximately $7.5 million. Banknorth also anticipates that it will be able to increase revenues from the American franchise by selling products and services to American customers that are currently not offered by American (e.g., asset management and cash management). Banknorth has not estimated these revenue enhancements, however, and did not include them in its financial analysis of the merger.

        Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

        Based on the assumptions set forth above, Banknorth anticipates that the acquisition of American will increase its earnings by $.04 per diluted share in 2003.

        Although management of Banknorth has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential revenue enhancements associated with the merger has not been completed. Moreover, no assurances can be given that cost savings or any revenue enhancements will be realized at any given time in the future.

        The estimated cost savings which are expected to be realized by the combined company do not reflect an estimated $48.0 million of after-tax transaction costs which will be incurred in connection with the merger (exclusive of costs associated with the allocation of unallocated shares under American Savings Bank's ESOP, which is reflected in the transaction value). A portion of this amount will be charged to earnings as a special charge and the balance of which will increase Banknorth's goodwill. These costs relate primarily to terminations of employment contracts, change-in-control contracts and severance obligations, professional fees, conversion and integration expenses and exit costs associated with contract terminations, less estimated tax benefits. In evaluating the cost savings and other potential benefits of the merger, the Banknorth board of directors considered the amount of the transaction costs which are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

MARKET FOR COMMON STOCK AND DIVIDENDS

        The Banknorth common stock currently is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "BKNG," and the American common stock also is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "AMFH."

        As of June 30, 2002, there were 147,095,337 shares of Banknorth common stock outstanding, which were held by approximately 15,000 holders of record; and as of the record date for the special meeting, there were                        shares of American common stock outstanding, which were held by approximately            holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of the Banknorth common stock and the American common stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of Banknorth common stock and American common stock.

	Banknorth			American
	Market Price			Market Price
			Dividends Declared Per Share			Dividends Declared Per Share
	High	Low		High	Low
2002
First Quarter	$26.80	$22.25	$0.135	$27.60	$24.55	$0.180
Second Quarter	27.45	24.96	0.145	30.07	26.62	0.180
Third Quarter (through September 20)	27.40	20.71	0.150	32.00	24.81	0.180
2001
First Quarter	21.06	18.13	0.130	22.44	19.25	0.165
Second Quarter	22.93	19.38	0.130	23.60	20.21	0.165
Third Quarter	24.39	18.93	0.130	27.33	22.00	0.165
Fourth Quarter	22.92	19.78	0.135	26.50	23.71	0.165
2000
First Quarter	16.13	10.38	0.125	12.69	10.81	—
Second Quarter	18.00	11.94	0.125	12.69	11.63	0.150
Third Quarter	18.50	14.88	0.125	19.69	15.75	0.150
Fourth Quarter	21.13	15.56	0.125	22.13	17.38	0.150

        The following table shows the closing price per share of the Banknorth common stock and the American common stock on (1) August 21, 2002, the last trading day preceding public announcement of the merger agreement, and (2)                 , 2002, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq Stock Market Inc.'s National Market. The following table also includes the equivalent price per share of American common stock on those dates. The equivalent per share price reflects the value of the Banknorth common stock which would be received by American shareholders who receive shares of

Banknorth common stock in the merger based on an assumed exchange ratio of 1.22 shares of Banknorth common stock for each share of American common stock.

	Historical Market Value Per Share
Date			Equivalent Market Value Per Share of American (1)
	Banknorth	American
August 21, 2002	$27.21	$31.08	$33.20
, 2002

(1)
The equivalent prices per share of American common stock on the indicated dates were determined by multiplying the assumed exchange ratio of 1.22 by the closing price per share of the Banknorth common stock on the indicated date.

        Shareholders are advised to obtain current market quotations for the Banknorth common stock and the American common stock. The market price of the Banknorth common stock at the effective time of the merger or at the time shareholders of American who receive Banknorth common stock in the merger receive certificates evidencing such shares following the election period to be conducted after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT BANKNORTH

General

        Banknorth Group, Inc., is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth conducts business from its headquarters in Portland, Maine and, as of June 30, 2002, 306 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. At June 30, 2002, Banknorth had consolidated assets of $21.3 billion and consolidated shareholders' equity of $1.8 billion. Based on total assets at that date, Banknorth is one of the 35 largest commercial banking organizations in the United States.

        Banknorth's principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Effective January 1, 2002, Banknorth consolidated all eight of its other banking subsidiaries and its trust company subsidiary into Banknorth, NA, which was known as "Peoples Heritage Bank" prior to these consolidations. Banknorth, NA operates under the trade name "Peoples Heritage Bank" in Maine, "Bank of New Hampshire" in New Hampshire and "Evergreen Bank" in New York to take advantage of the goodwill associated with the names of these predecessor banks. Banknorth, NA operates under its name elsewhere in its market areas. Through Banknorth, NA, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer and trust and investment services.

        The executive offices of Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

Acquisitions

        Banknorth's profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. Acquisitions of financial institutions consummated by Banknorth in the last year are briefly noted below.

  •
  On August 31, 2002, Banknorth completed the acquisition of Bancorp Connecticut, Inc., a bank holding company headquartered in Southington, Connecticut. At this date, Bancorp had total assets of $661.7 million and total shareholders' equity of $61.4 million. Banknorth paid $161.2 million (including $7.0 million paid by Bancorp in consideration for the cancellation of Bancorp stock options) in connection with the acquisition of Bancorp.

  •
  On July 26, 2002, Banknorth completed the acquisition of Ipswich Bancshares, Inc., a bank holding company headquartered in Ipswich, Massachusetts. At this date, Ipswich had total assets of $318.0 million and total shareholders' equity of $13.9 million. The aggregate merger consideration in this transaction consisted of 844,555 shares of Banknorth common stock (including 2,398 shares issuable upon exercise of Banknorth stock options issued in exchange for Ipswich stock options) and $19.9 million of cash.

  •
  On October 31, 2001, Banknorth completed the acquisition of Andover Bancorp, Inc., a multi-bank holding company headquartered in Andover, Massachusetts, and MetroWest Bank, a Delaware-chartered savings bank headquartered in Framingham, Massachusetts. At October 31, 2001, Andover had total assets of $1.8 billion and total shareholders' equity of $162 million and MetroWest had total assets of $907 million and total shareholders' equity of $62 million. Banknorth issued a total of 16.6 million shares of Banknorth common stock (including 1,018,860 shares issuable upon exercise of Banknorth stock options issued in exchange for Andover stock options) in connection with the acquisition of Andover and paid $166.7 million (including $1.8 million paid in consideration for the cancellation of MetroWest stock options) in connection with the acquisition of MetroWest.

        In addition to the foregoing acquisitions, on July 2, 2002, Banknorth acquired Community Insurance Agencies, Inc., an insurance brokerage agency headquartered in South Glen Falls, New York. During 2001, Community had annual premium volume of $24 million and $4.1 million of insurance commissions. Banknorth issued an aggregate of 213,339 shares of Banknorth common stock in connection with this acquisition.

        Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Banknorth's book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, annually incident to in-market acquisitions, frequently are anticipated.

Pending Acquisition

        In addition to the proposed acquisition of American, on August 8, 2002 Banknorth announced that it had entered into an agreement to acquire Warren Bancorp, Inc.

        Warren is a Massachusetts-chartered bank holding company headquartered in Peabody, Massachusetts which owns all of the outstanding capital stock of Warren Five Cents Savings Bank, a Massachusetts-chartered savings bank. Warren conducts business from its executive offices and main office in Peabody, Massachusetts and six full-service branch offices located in Peabody, Beverly and North Beverly, Massachusetts. At June 30, 2002, Warren had $459.7 million of consolidated assets, including $340.3 million of net loans; $415.3 million of consolidated liabilities, including $394.4 million of deposits, and $44.4 million of shareholders' equity. Warren's net income amounted to $3.1 million and $3.8 million during the six months ended June 30, 2002 and 2001, respectively, and $7.1 million, $6.7 million and $5.5 million during the years ended December 31, 2001, 2000 and 1999, respectively.

        The agreement between Banknorth and Warren sets forth the terms and conditions pursuant to which Warren would be merged with and into Banknorth and Warren Five Cents Savings Bank subsequently would be merged with and into Banknorth, NA. The agreement provides, among other things, that as a result of the combination, each outstanding share of common stock of Warren (subject to certain exceptions) will be converted into the right to receive $15.75 in cash or a number of whole shares of Banknorth common stock determined by dividing $15.75 by the average closing price of the Banknorth common stock during the 20 trading-day period preceding the effective date of the merger, plus cash in lieu of any fractional share interest, subject to election and allocation procedures which are intended to ensure that 50% of the outstanding shares of Warren common stock will be converted into the right to receive Warren common stock and 50% of the outstanding shares of Warren common stock will be converted into the right to receive cash. Consummation of the acquisition of Warren is subject to a number of customary conditions, including (1) the approval of the merger agreement between Banknorth and Warren by the shareholders of Warren and (2) the receipt of requisite regulatory approvals. Banknorth's acquisition of Warren is expected to be completed late in the fourth quarter of 2002.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Banknorth is incorporated by reference or set forth in Banknorth's annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the three months ended March 31, 2002 and June 30, 2002, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact Banknorth at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 91.

INFORMATION ABOUT AMERICAN

General

        American is a Delaware corporation and a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. American conducts business from its executive offices in New Britain, Connecticut and 34 banking offices located in Hartford, Middlesex, Tolland, New Haven and Litchfield Counties, Connecticut. American's principal asset is all of the capital stock of American Savings Bank, a Connecticut-chartered savings bank. Through American Savings Bank, American provides a wide range of banking, financing, fiduciary and other financial services to individuals and businesses located primarily in Connecticut and to a lesser extent in Massachusetts and Rhode Island. At June 30, 2002, American had consolidated assets of $2.9 billion and consolidated shareholders' equity of $443.6 million.

        On January 18, 2002, American completed the acquisition of American Bank of Connecticut, a Connecticut-chartered savings bank which was merged with and into American Savings Bank. At the date of acquisition, American Bank of Connecticut had total assets of $922.2 million and total shareholders' equity of $82.9 million. American Bank of Connecticut was headquartered in Waterbury, Connecticut and operated 17 branch offices in the cities of Waterbury, Torrington and surrounding towns in Connecticut.

        The executive offices of American are located at 102 West Main Street, New Britain, Connecticut 06051, and its telephone number is (860) 612-3366.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to American is set forth herein or is incorporated by reference from American's annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the three months ended March 31, 2002 and June 30, 2002, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact American at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 91.

SUPERVISION AND REGULATION OF BANKNORTH AND AMERICAN

General

        Banknorth, as a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended, is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. Banknorth also is regulated as a Maine financial holding company under Maine law. American, as a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended, is subject to the supervision of, and to regular inspection by, the Office of Thrift Supervision ("OTS"). Banknorth, NA, Banknorth's wholly-owned banking subsidiary, is a national bank subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). American Savings Bank, American's wholly-owned banking subsidiary, is a Connecticut-chartered savings bank subject to regulation, supervision and examination by the Banking Commissioner of the State of Connecticut and the Federal Deposit Insurance Corporation ("FDIC"). The following discussion summarizes certain aspects of those federal banking laws and regulations that affect Banknorth, American and their subsidiaries.

Activities and Other Limitations

        Banknorth.    Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company generally may acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law). Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

        Unless a bank holding company elects to become a financial holding company under amendments to the Bank Holding Company Act effected by the Gramm-Leach-Bliley Act, the activities of a bank holding company and those of companies that it controls or in which it holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999, the day before the date of enactment of the Gramm-Leach-Bliley Act.

        Effective March 11, 2000, the Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the prompt corrective action provisions in federal laws and regulations, is well managed and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration with the Federal Reserve Board that the bank holding company seeks to become a financial holding company. Banknorth became a financial holding company under the Bank Holding Company Act effective January 25, 2002.

        No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries, such as Banknorth, NA, which owns financial subsidiaries engaged in insurance brokerage activities, must continue to be well capitalized and well managed in order for the financial holding company or the national back to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

        American.    American is regulated as a non-diversified unitary savings and loan holding company within the meaning of the Home Owners' Loan Act. Under current law, as a unitary savings and loan holding company, American generally is not restricted as to the types of business activities in which it may engage. The Gramm-Leach-Bliley Act provides that no company may acquire control of a savings association after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted activities authority for unitary savings and loan holding companies existing prior to May 4, 1999 or that became such pursuant to an application pending before the OTS on or before that date, such as American, so long as the savings institution subsidiary of such a savings and loan holding company continues to comply with the "qualified thrift lender test" contained in the Home Owners' Loan Act, as is currently the case with respect to American Savings Bank. Upon any non-supervisory acquisition by American of another savings association as a separate subsidiary, American would become a multiple savings and loan holding company and would have limitations on the types of business activities in which it could engage. The Home Owners' Loan Act limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, provided the prior approval of the OTS is obtained, and to other activities authorized by OTS regulation. The OTS has also issued an interpretation to the effect that multiple savings and loan holding companies may engage in the activities permissible for financial holding companies. Multiple savings and loan holding companies are generally prohibited from acquiring or retaining more than 5% of a non-subsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act.

        The Home Owners' Loan Act prohibits a savings and loan holding company from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company or from acquiring such an institution or company by merger, consolidation or purchase of its assets without prior written approval of the OTS.

        The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except (1) interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital and Operational Requirements

        The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations such as Banknorth, Banknorth, NA and American Savings Bank, but not American, which as a savings and loan holding company is not subject to separate regulatory capital requirements. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. "Tier 1 capital" generally consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 capital" and "Tier 3 capital" generally consist of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 capital and the allowance for credit losses up to 1.25% of risk-weighted assets.

        The sum of Tier 1, Tier 2 and Tier 3 capital, less investments in unconsolidated subsidiaries, represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At June 30, 2002, Banknorth's Tier 1 and total risk-based capital ratios under these guidelines were 10.64% and 13.23%, respectively.

        The "leverage ratio" requirement is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At June 30, 2002, Banknorth's leverage ratio was 7.75%.

        Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Banknorth currently is not subject to this annual capital charge.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories.

FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

        The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of Banknorth, NA and American Savings Bank is considered "well capitalized."

        The federal bank regulatory agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. The banking agencies do not intend to establish an explicit risk-based capital charge for interest rate risk but will continue to assess capital adequacy for interest rate risk under a risk assessment approach based on a combination of quantitative and qualitative factors and have provided guidance on prudent interest rate risk management practices.

Distributions

        Banknorth and American both derive funds for cash distributions to their respective shareholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal and state regulatory authorities are authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

        In addition to the foregoing, the ability of Banknorth, American and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of Banknorth, American and their respective shareholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of Banknorth and American is further subject to the prior claims of creditors of such subsidiaries. Also, no dividends may be paid by American Savings Bank if such dividends would reduce shareholders' equity below the amount of the liquidation account required by the Connecticut conversion regulations.

"Source of Strength" Policy

        According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC — either as a result of default of a banking or thrift subsidiary of a bank holding company such as Banknorth or a savings and loan holding company such as American or related to FDIC assistance provided to a subsidiary in danger of default — the other banking subsidiaries of such bank holding company, if any, may be assessed for the FDIC's loss, subject to certain exceptions.

Sarbanes-Oxley Act of 2002

        On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002, which generally establishes a comprehensive framework to modernize and reform the oversight of public company auditing, improve the quality and transparency of financial reporting by those companies and strengthen the independence of auditors. Certain of the new legislation's more significant reforms are noted below.

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  The new legislation creates a public company accounting oversight board which is empowered to set auditing, quality control and ethics standards, to inspect registered public accounting firms, to conduct investigations and to take disciplinary actions, subject to SEC oversight and review. The new board will be funded by mandatory fees paid by all public companies. The new legislation also improves the Financial Accounting Standards Board, giving it full financial independence from the accounting industry.

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  The new legislation strengthens auditor independence from corporate management by, among other things, limiting the scope of consulting services that auditors can offer their public company audit clients.

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  The new legislation heightens the responsibility of public company directors and senior managers for the quality of the financial reporting and disclosure made by their companies. Among other things, the new legislation provides for a strong public company audit committee that will be directly responsible for the appointment, compensation and oversight of the work of the public company auditors.

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  The new legislation contains a number of provisions to deter wrongdoing. CEOs and CFOs will have to certify that company financial statements fairly present the company's financial condition. If a misleading financial statement later resulted in a restatement, the CEO and CFO must forfeit and return to the company any bonus, stock or stock option compensation received in the twelve months following the misleading financial report. The new legislation also prohibits any company officer or director from attempting to mislead or coerce an auditor. Among other reforms, the new legislation empowers the SEC to bar certain persons from serving as officers or directors of a public company; prohibits insider trades during pension fund "blackout periods;" directs the SEC to adopt rules requiring attorneys to report securities law violations; and requires that civil penalties imposed by the SEC go into a disgorgement fund to benefit harmed investors.

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  The new legislation imposes a range of new corporate disclosure requirements. Among other things, the new legislation requires public companies to report all off-balance-sheet transactions and conflicts, as well as to present any pro forma disclosures in a way that is not misleading and in accordance with requirements to be established by the SEC. The new legislation also accelerated the required reporting of insider transactions, which now generally must be reported by the end of the second business day following a covered transaction; requires that annual reports filed with the SEC include a statement by management asserting that it is responsible for creating and maintaining adequate internal controls and assessing the effectiveness of those controls; and requires companies to disclose whether or not they have adopted an ethics code for senior financial officers, and, if not, why not, and whether the audit committee includes at least one "financial expert," a term which is to be defined by the SEC in accordance with specified requirements. The new legislation also requires the SEC, based on certain enumerated factors, to regularly and systematically review corporate filings.

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  The new legislation contains provisions which generally seek to limit and expose to public view possible conflicts of interest affecting securities analysts.

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  Finally, the new legislation imposes a range of new criminal penalties for fraud and other wrongful acts, as well as extends the period during which certain types of lawsuits can be brought against a company or its insiders.

DESCRIPTION OF BANKNORTH CAPITAL STOCK

        Banknorth is authorized to issue up to 400,000,000 shares of Banknorth common stock and up to 5,000,000 shares of preferred stock. The capital stock of Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.

        The following description of the Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to Banknorth's articles of incorporation, as amended, and bylaws, the Banknorth shareholder rights plan and the Maine Business Corporation Act.

Banknorth Common Stock

        General.    Each share of Banknorth common stock has the same relative rights and is identical in all respects with each other share of Banknorth common stock. The Banknorth common stock is not subject to call for redemption and, upon receipt by Banknorth of the shares of American common stock surrendered in exchange for Banknorth common stock, each share of Banknorth common stock offered hereby will be fully paid and non-assessable.

        Voting Rights.    Except as provided in any resolution or resolutions adopted by the Banknorth board of directors establishing any series of Banknorth preferred stock, the holders of Banknorth common stock possess exclusive voting rights in Banknorth. Each holder of Banknorth common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

        Dividends.    Subject to the rights of the holders of any series of Banknorth preferred stock, the holders of the Banknorth common stock are entitled to such dividends as may be declared from time to time by the Banknorth board of directors out of funds legally available therefor.

        Preemptive Rights.    Holders of Banknorth common stock do not have any preemptive rights with respect to any shares which may be issued by Banknorth in the future; thus, Banknorth may sell shares of Banknorth common stock without first offering them to the then holders of the Banknorth common stock.

        Liquidation.    In the event of any liquidation, dissolution or winding up of Banknorth, the holders of the Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of Banknorth, all assets of Banknorth available for distribution, subject to the rights of the holders of any Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Banknorth common stock.

Banknorth Preferred Stock

        The Banknorth board of directors is authorized to issue Banknorth preferred stock and to fix and state voting powers, designations, preferences or other annual rights and the qualifications, limitations and restrictions of these shares. The Banknorth preferred stock may be issued in distinctly designated series, may be convertible into Banknorth common stock and may rank prior to the Banknorth common stock as to dividend rights, liquidation preferences, or both.

        The authorized but unissued shares of Banknorth preferred stock, as well as the authorized but unissued and unreserved shares of Banknorth common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Banknorth preferred stock, as well as Banknorth common stock, would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued listing of the Banknorth common stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which the Banknorth common stock may then be listed.

Banknorth Rights

        Banknorth is party to an amended and restated rights agreement, dated as of July 25, 2000, with American Stock Transfer & Trust Company, as rights agent. The following description of the terms of the Banknorth rights agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached as an exhibit to the Form 8-A/A filed by Banknorth with the Securities and Exchange Commission on July 25, 2000.

        Pursuant to the Banknorth rights agreement, each share of Banknorth common stock has attached to it one preferred stock purchase right (a "Banknorth right"). Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Banknorth at a purchase price of $80, subject to adjustment.

        The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until a date (the "distribution date") which will occur upon the earlier of:

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  10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Banknorth (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock (the "stock acquisition date"); or

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  10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Banknorth common stock.

        Until a distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificates for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until a distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Banknorth, as described below.

        Unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Banknorth, acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Banknorth common stock having a market value of two times the exercise price of the Banknorth right. In addition, unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that Banknorth is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Banknorth right.

        At any time after a person becomes an acquiring person, Banknorth may exchange all or part of the Banknorth rights (other than Banknorth rights which previously have been voided as set forth above) for shares of Banknorth common stock at an exchange ratio of one share per Banknorth right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

        At any time until 10 days following the stock acquisition date, Banknorth may redeem the Banknorth rights in whole, but not in part, at a price of $.01 per Banknorth right. Immediately upon the action of the Banknorth board of directors ordering redemption of the Banknorth rights, the Banknorth rights will terminate and the only right of the holders of Banknorth rights will be to receive the redemption price.

        The Banknorth rights may have certain anti-takeover effects. The Banknorth rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Banknorth common stock if a triggering event thereafter occurs without the Banknorth rights having been redeemed. However, the Banknorth rights should not interfere with any merger or other business combination approved by the Banknorth board of directors because the Banknorth rights are redeemable under certain circumstances.

Other Provisions

        The articles of incorporation and bylaws of Banknorth contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Banknorth, including provisions:

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  classifying the Banknorth board of directors into three classes to serve for three years with one class being elected annually;

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  authorizing the Banknorth board of directors to fix the size of the Banknorth board of directors between three and 25 directors;

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  authorizing directors to fill vacancies in the Banknorth board of directors;

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  increasing the vote for removal of directors by shareholders;

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  increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and

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  requiring an increased vote of shareholders to approve specified business combinations unless certain price and procedural requirements are met or the Banknorth board of directors approves the business combination in the manner provided therein.

The provisions in the bylaws of Banknorth include specific conditions under which persons may be nominated for election as directors of Banknorth at a special meeting of shareholders and business may be transacted at a special meeting of shareholders.

        In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Banknorth common stock or Banknorth preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Banknorth. Sections 611-A and 910 of the Maine Business Corporation Act also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders — State Anti-takeover Statutes" beginning on page 86.

Transfer Agent

        The transfer agent and registrar for the Banknorth common stock is American Stock Transfer & Trust Company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act and American is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, shareholders of American who receive shares of Banknorth common stock in exchange for their shares of American common stock will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by the articles of incorporation and bylaws of Banknorth and the Maine Business Corporation Act.

        Recently, the Maine legislature adopted a new Maine Business Corporation Act which generally is intended to bring the Act into conformity with the Model Business Corporation Act. Under the new legislation, the current Maine Business Corporation Act, which is located at Title 13-A of the Maine Revised Statutes, would be repealed and replaced, effective July 1, 2003, by a new Maine Business Corporation Act located at Title 13-C of the Maine Revised Statutes. Where appropriate, differences between the current and the new Maine Business Corporation Act are noted in the discussion below.

        Under the new Maine Business Corporation Act, the validity of any provision of the articles of incorporation or the bylaws of a Maine corporation existing on July 1, 2003 can be determined by reference to the law that was in effect at the time when the provision was adopted or with reference to the new law, whichever supports the validity of such provision. A provision of a corporation's articles of incorporation or bylaws that was valid under the law in existence at the time the provision was adopted remains in effect, notwithstanding a contrary provision of the new law, until repealed or amended by voluntary act of the corporation. As a result, provisions in the articles of incorporation or bylaws of

Banknorth which were adopted pursuant to the current Maine Business Corporation Act will continue to be valid even if they could not be adopted pursuant to the new Maine Business Corporation Act.

        The following summary is not intended to be a complete statement of the differences affecting the rights of American shareholders who become Banknorth shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the certificate of incorporation and bylaws of American, the articles of incorporation and bylaws of Banknorth and applicable laws and regulations.

Authorized Capital Stock

        American.    American's certificate of incorporation authorizes the issuance of up to 120,000,000 shares of American common stock, $0.01 par value per share, of which                        shares were outstanding as of the record date for the special meeting, and up to 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The American preferred stock is issuable in series, each series having such rights and preferences as the American board of directors may fix and determine by resolution.

        Banknorth.    Banknorth's articles of incorporation authorize the issuance of up to 400,000,000 shares of Banknorth common stock, $0.01 par value per share, of which 147,095,337 shares were outstanding as of June 30, 2002, and up to 5,000,000 shares of Banknorth preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth preferred stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.

Issuance of Capital Stock

        American.    Under the certificate of incorporation of American and the Delaware General Corporation Law, American may issue shares of American capital stock and rights or options for the purchase of shares of capital stock of American on such terms and for such consideration as may be determined by the American board of directors. Neither the Delaware General Corporation Law nor American's certificate of incorporation and bylaws require shareholder approval of any such actions. However, American is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as American, with securities which are traded on the Nasdaq National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. American also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of American capital stock do not have preemptive rights with respect to any shares of American capital stock which may be issued.

        Banknorth.    Under the current Maine Business Corporation Act, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the current Maine Business Corporation Act nor Banknorth's articles of incorporation and bylaws require shareholder approval of any such actions, except that pursuant to the current Maine Business Corporation Act such rights or options to purchase Banknorth capital stock may be issued to directors, officers or employees of Banknorth or its subsidiaries only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding shares of Banknorth capital stock entitled to vote thereon. The new Maine Business Corporation Act eliminates the current requirement of shareholder approval for stock options granted to directors, officers or employees.

However, Banknorth also currently is subject to the requirements of the National Association of Securities Dealers, Inc., which as noted above generally require corporations, such as Banknorth, with securities which are listed on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock which may be issued.

Voting Rights

        American.    Subject to the restrictions noted in the following paragraph, each share of American common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of American. Shareholders of American do not have the right to cumulate votes in an election of directors.

        The certificate of incorporation of American provides that in no event shall any record owner of any outstanding American common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of American common stock be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. Additionally, the certificate of incorporation provides that in no event shall any record owner of any outstanding American common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 5% of the then outstanding shares of American common stock be entitled to vote in respect of the shares held in excess of such 5% limit unless such beneficial owner owns, controls or holds such shares of American common stock in the ordinary course of business and not with the purpose nor with the effect of changing or influencing control of American. Beneficial ownership is determined by Rule 13d-3 under the Securities Exchange Act of 1934 and includes shares beneficially owned by that person or any of his, her or its affiliates, shares which that person or his, her or its affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which that person and his, her or its affiliates have sole or shared voting or investment power. Beneficial ownership does not include shares under a publicly solicited revocable proxy or shares that are not otherwise deemed to be beneficially owned by such person and his, her or its affiliates. No director or officer (or any affiliate thereof) of American will, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the ESOP or any similar plan of American or American Savings Bank or any director with respect thereto (solely by reason of such director's capacity) be deemed to beneficially own any shares held under any such plan.

        Banknorth.    Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

Classification and Size of Board of Directors

        American.    The certificate of incorporation of American provides that the number of directors of American shall be fixed by resolution duly adopted from time to time by a majority of the whole board of directors of American. Currently, the number of directors of American is nine.

        Pursuant to the certificate of incorporation and bylaws of American, the American board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve staggered, three-year terms.

        Banknorth.    The articles of incorporation of Banknorth provide that the Banknorth board of directors may increase or decrease the number of directors of Banknorth by resolution, and that the shareholders of Banknorth may increase or decrease the number of directors by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently, the number of directors of Banknorth is 15.

        Pursuant to the articles of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve three-year terms.

Director Vacancies and Removal of Directors

        American.    Pursuant to American's certificate of incorporation and bylaws, any vacancy occurring in the board of directors of American, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from the death, resignation, retirement, disqualification or removal of a director or other cause, may be filled only by a majority vote of the directors then in office, even if less than a quorum. A director elected to fill such a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which the director has been chosen expires.

        Pursuant to American's certificate of incorporation, subject to the rights of holders of any class or series of American preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting stock of American, voting together as a single class.

        Banknorth.    Any vacancy occurring in the Banknorth board of directors by reason of an increase in the number of directors may be filled by the Banknorth board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Banknorth. Any other vacancy in the Banknorth board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Banknorth, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

        Pursuant to Banknorth's articles of incorporation, directors of Banknorth may be removed, with or without cause, by the holders of two-thirds of the shares entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Banknorth also can be removed for cause in a judicial proceeding commenced by Banknorth under provisions of the current and the new Maine Business Corporation Act.

Exculpation of Directors and Officers

        American.    American's certificate of incorporation provides that no director of American will be personally liable to American or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to American or its shareholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Delaware General Corporation Law dealing with the unlawful declaration and payment of dividends and repurchases of capital stock or (4) for any transaction from which the director derived an improper personal benefit. American's certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of American will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Banknorth.    The current Maine Business Corporation Act provides that a director of a Maine corporation will not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders.

        The new Maine Business Corporation Act provides that the articles of incorporation of a Maine corporation incorporated prior to July 1, 2003, such as Banknorth, are automatically deemed to include a provision eliminating the personal liability of directors for monetary damages to the fullest extent permitted under the new law unless and until such provision is repealed or restricted by the corporation and its shareholders. Under the new law, a director of such a corporation will not be liable to the corporation or its shareholders for monetary damages for an action taken or a failure to take an action as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) a violation of the provision of the new law dealing with unlawful distributions by a corporation and (4) an intentional violation of criminal law.

Indemnification of Directors and Officers

        American.    The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if, any only to the extent, approved by the Delaware Court of Chancery or other relevant courts). To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, that person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

        American's certificate of incorporation generally provides that American shall indemnify directors and officers of American against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of American, provided that except with respect to proceedings to enforce rights to indemnification, American shall indemnify any such person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of American.

        American's certificate of incorporation further provides that the right to indemnification shall include the right to be paid by American for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that if the Delaware General Corporation Law requires, an advancement of expenses shall be made only upon delivery to American of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified for such expenses under American's certificate of incorporation or otherwise.

        Banknorth.    Under the current Maine Business Corporation Act, a corporation may indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in their capacities as such, provided that no indemnification may be provided with respect to any matter where such person has been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of any action, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

        The provisions of the new Maine Business Corporation Act are similar in substance to the current provisions of the Maine Business Corporation Act.

        Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

        Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

Special Meetings of Shareholders

        American.    Pursuant to the certificate of incorporation and bylaws of American, special meetings of the shareholders of American may be called only by the board of directors of American pursuant to a resolution adopted by a majority of the whole board of directors (meaning the total number of authorized directors, regardless of vacancies), subject to the rights of the holders of any class or series of American preferred stock then outstanding.

        Banknorth.    Pursuant to Banknorth's articles of incorporation, special meetings of shareholders of Banknorth may be called by the chairman, the president or a majority of the Banknorth board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Banknorth entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that under the current and new Maine Business Corporation Act special meetings of shareholders of Banknorth also may be called by the Superior Court of Cumberland County, Maine upon the petition of certain holders entitled to vote at the meeting.

Shareholder Nominations

        American.    American's bylaws generally provide that nominations by shareholders of candidates for election as directors at a meeting of shareholders of American must be made in writing and delivered to or received by the secretary of American not less than 90 days prior to the date of the meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the nominee, the nominating shareholder and other information specified in American's bylaws.

        Banknorth.    Banknorth's bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Banknorth not later than (1) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election of directors to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth information concerning the nominee, the nominating shareholder and other information specified in Banknorth's bylaws.

Shareholder Proposals

        American.    American's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to or received by the secretary of American not less than 90 days prior to the date of the annual meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the proposal, the proposing shareholder and other information specified in American's bylaws.

        Banknorth.    Banknorth's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Banknorth not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Each such notice shall set forth information concerning the proposal, the proposing shareholder and other information specified in Banknorth's bylaws.

Shareholder Action without a Meeting

        American.    The certificate of incorporation and bylaws of American provide that any action required or permitted to be taken at a meeting of shareholders must be effected at a duly called annual or special meeting of shareholders of American and may not be effected by any consent in writing by such shareholders.

        Banknorth.    The bylaws of Banknorth provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote thereon.

Shareholder's Right to Examine Books and Records

        American.    The bylaws of American provide that a list of shareholders will be available for inspection by any shareholder for a period of not less than 10 days before and during each meeting of shareholders for a purpose which is germane to the meeting. The Delaware General Corporation Law provides that a record shareholder of a Delaware corporation such as American may, upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records. The Delaware General Corporation Law authorizes a shareholder of a Delaware corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection.

        Banknorth.    The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders. The current Maine Business Corporation Act provides that a record shareholder of a Maine corporation, such as Banknorth, who has been such for at least six months or owns of record 10% or more of the corporation's outstanding shares may, for any proper purpose, and subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of shareholders. The current Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

        Under the new Maine Business Corporation Act, a shareholder of a Maine corporation (including in all cases a shareholder who holds shares in a voting trust or through a nominee) may inspect and copy at the corporation's principal or registered office, during regular business hours, the following records of the corporation if a written request is provided to the corporation at least five business days before the desired inspection date: articles of incorporation, bylaws, resolutions of the board of directors establishing a class or series of stock, minutes of all shareholders' meetings and other actions by shareholders in the last three years, all written communications to shareholders generally in the last three years, a list of the names and business addresses of the corporation's current directors and officers and the corporation's most recent annual report under Maine law. In addition, a shareholder of a corporation who meets the requirements set forth below generally is entitled to inspect and copy during regular business hours at a reasonable location specified by the corporation, following the provision of the same five days written notice to the corporation, the following records: (1) minutes of meetings of the board of directors, records of any committee of the board while acting in place of the board on behalf of the corporation, minutes of any meeting of the shareholders of the corporation and records of any action taken by directors and shareholders without a meeting, (2) accounting records of the corporation and (3) the record of shareholders. A shareholder generally may inspect and copy the records set forth in the preceding sentence only if (1) the shareholder's demand is for a proper purpose, (2) the shareholder describes with reasonable particularity such purpose and the records the shareholder desires to inspect and (3) the records are directly connected with the shareholder's purpose. The new Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for a court order directing the corporation to permit such inspection and, if successful, to be awarded costs, including reasonable counsel fees, incurred to obtain the order unless the corporation proves that it refused inspection in good faith because it had a reasonable basis for doubt about the right of the shareholder to inspect the records demanded.

Amendment of Governing Instruments

        American.    The certificate of incorporation of American provides that amendments to American's certificate of incorporation must be approved by a majority of American's board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock of American entitled to vote (after giving effect to the provisions limiting voting rights) is required to amend or repeal specific provisions of the certificate of incorporation, including the provisions limiting voting rights, relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by American and amendment of American's bylaws and certificate of incorporation.

        The certificate of incorporation of American provides that American's bylaws may be amended by a majority of the whole board of directors or by a vote of the holders of at least 80% (after giving effect to the provisions limiting voting rights) of the outstanding voting stock of American entitled to vote, voting together as a single class.

        Banknorth.    No amendment to the articles of incorporation of Banknorth generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Banknorth then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, provided that the affirmative vote of the holders of at least 75% of the shares of Banknorth entitled to vote generally in an election of directors, voting together as a single class, is required to approve any amendment to the provisions in the Banknorth articles of incorporation dealing with preemptive rights, convertible debt securities, actions by shareholders, bylaws, the required vote for business combinations involving a "related person" and amendments to the articles of incorporation unless the amendment is approved by the affirmative vote of at least two thirds of the whole Banknorth board of directors (the total number of directors that Banknorth would have if there were no vacancies) and a majority of the Banknorth directors who are not affiliated with a "related person" (which generally is defined in the articles of incorporation to mean any person which holds 10% or more of the voting shares of Banknorth). In addition, the "fair price" provision in the articles of incorporation of Banknorth may not be amended except in the manner set forth therein. See "— Mergers, Consolidations and Sales of Assets" below.

        The articles of incorporation and bylaws of Banknorth provide that the Banknorth board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Banknorth.

Mergers, Consolidations and Sales of Assets

        American.    The Delaware General Corporation Law generally requires the approval of the American board of directors and the holders of at least a majority of the outstanding American common stock for mergers and consolidations in which American is a participating corporation and for sales of all or substantially all of American's assets.

        The certificate of incorporation of American contains a provision which requires that mergers and certain other business combinations with an "interested stockholder," as defined below, be approved by the holders of at least 80% of the outstanding voting stock of American unless certain price and procedural requirements are met or the merger or other business combination has been approved by a majority of the "disinterested directors," as defined below. The term "interested stockholder" is defined to include any person, firm or entity, other than American or its subsidiary, which is the beneficial owner of 10% or more of the outstanding voting stock of American, and a "disinterested director" generally is defined to mean directors who are unaffiliated with the "interested stockholder" and were directors before the time when the "interested stockholder" became such.

        Banknorth.    The current Maine Business Corporation Act generally requires the approval of the Banknorth board of directors and the holders of at least a majority of the outstanding Banknorth common stock for mergers and consolidations in which Banknorth is a participating corporation and for sales of all or substantially all of Banknorth's property and assets. The new Maine Business

Corporation Act has the same requirements, but allows the board of directors of a Maine corporation to require a greater vote, as well as provides that the corporation's articles of incorporation may provide that a plan of merger or a plan of share exchange (a new form of authorized business transaction) may be approved by a lesser vote, but in no case less than a majority of the votes cast at a meeting at which there exists a quorum of at least a majority of the votes to be cast on the plan by the voting group entitled to vote on the plan.

        The articles of incorporation of Banknorth contain a provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of Banknorth and an "independent majority of stockholders," as defined in the articles, unless certain price and procedural requirements are met or the Banknorth board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting stock of Banknorth, and a "continuing director" generally is defined as any director who was a director of Banknorth prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

State Anti-takeover Statutes

        American.    Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as American which has not "opted out" of coverage by this section in the prescribed manner shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder" unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder;" or (2) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market or (3) held of record by more than 2,000 shareholders, unless in each case this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

        An "interested stockholder" generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder;" and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an "interested stockholder."

        Banknorth.    Section 910 of the current Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, such as Banknorth, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a "controlling person," which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the "controlling person" within 30 days after the "controlling person" provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a "controlling person." Section 910 could be interpreted to provide that a person or group of persons could become a "controlling person" for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

        Section 611-A of the current Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934 may not engage in any business combination for five years following an "interested stockholder's" "stock acquisition date" unless the business combination is (1) approved by the corporation's board of directors prior to that "interested stockholder's" "stock acquisition date" or (2) approved, subsequent to that "interested stockholder's" "stock acquisition date," by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that "interested stockholder" or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An "interested stockholder" is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and "stock acquisition date" is defined to mean the date that any person, firm or entity first becomes an "interested stockholder" of that corporation.

        The new Maine Business Corporation Act generally preserves the application of existing Sections 611-A and 910 in Sections 1109 and 1110 of new Title 13-C, respectively.

Dissenters' Rights of Appraisal

        American.    Under the Delaware General Corporation Law, a shareholder of a Delaware corporation such as American generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation's stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation's stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (2) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or any combination of the foregoing.

        Banknorth.    Under the current Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from, and obtain the fair value of his shares in the event of, a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The current Maine Business Corporation Act generally does not confer appraisal rights, however, if the corporation's stock is either (1) registered or traded on a national securities exchange or (2) registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as is the Banknorth common stock. Even if a corporation's stock meets the foregoing requirements, however, the current Maine Business Corporation Act provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (2) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing.

        Under the new Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from, and obtain the fair value of his shares in the event of, a merger, share exchange, disposition of assets required to be approved by shareholders and other specified circumstances, subject to specified procedural requirements. The new Maine Business Corporation Act generally does not confer appraisal rights, however, with respect to any class of shares that (1) is listed on the New York Stock Exchange or the American Stock Exchange or is designated as a national market stock on the Nasdaq National Market or (2) has at least 2,000 shareholders and a market value of at least $20 million, exclusive of shares held by the corporation's subsidiaries, senior executives, directors and shareholders who beneficially own more than 10% of such shares. Even if a corporation's stock meets either of the foregoing requirements, however, the new Maine Business Corporation Act provides that appraisal rights will be permitted if shareholders are required to accept for their stock, by the terms of a corporate action requiring appraisal rights, anything other than cash or shares of a corporation that satisfies either of the requirements set forth in the preceding sentence at the time that the corporate action becomes effective, as well as under other specified circumstances.

Shareholder Rights Plans

        American.    American has not adopted a shareholder rights plan.

        Banknorth.    Banknorth has adopted a shareholder rights plan, which is described under "Description of Banknorth Capital Stock — Banknorth Rights" beginning on page 75.

ADJOURNMENT OF THE SPECIAL MEETING
(Proposal Two)

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by American at the time of the special meeting to be voted for an adjournment, if necessary, American has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of American unanimously recommends that shareholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

CERTAIN BENEFICIAL OWNERS OF AMERICAN COMMON STOCK

        The following tables set forth certain information as of the record date for the special meeting regarding (i) each person known by American to own beneficially more than 5% of American's common stock, (ii) each director of American, (iii) the executive officers of American named in the Summary Compensation Table contained in its annual proxy statement and (iv) all directors and executive officers of American as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

Name and Address	Number of Shares Owned		Percent of American Common Stock Outstanding
American Savings Bank Employee Stock Ownership Plan Trust 102 West Main Street New Britain, Connecticut 06051	2,302,433	(1)	10.5%
American Savings Foundation 185 Main Street New Britain, Connecticut 06051	1,821,310	(2)	8.3%
Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza Two Saddle Brook, New Jersey 07663	1,685,000	(3)	7.7%

(1)
Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants' accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. As of August 31, 2002, 287,475 shares have been allocated to current plan participants' accounts and 2,014,958 shares remain unallocated under the ESOP.

(2)
The terms of the Foundation's gift instrument require that all shares of American common stock held by the Foundation must be voted in the same ratio as all other shares of American common stock on all proposals considered by shareholders of American.

(3)
Based on information provided by Thomson Horstmann & Bryant, Inc. to American on September 16, 2002.

Name	Number of Shares Owned (Excluding Options) (1)(2)(3)(4)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of American Common Stock Outstanding (5)
Charles J. Boulier III	160,299		—	*
Marie S. Gustin	36,307		21,600	*
Fred M. Hollfelder	37,133		21,600	*
Gregory B. Howey	2,500		13,200	*
Mark E. Karp	67,739		21,600	*
Robert T. Kenney	223,408		—	1.0%
Steven T. Martin	40,820		21,600	*
Harry N. Mazadoorian	37,813	(6)	21,600	*
Richard J. Moore	84,455		—	*
Sheri C. Pasqualoni	75,605		—	*
Peter N. Perugini	91,494		—	*
Laurence A. Tanner	1,064		13,200	*
Jeffrey T. Witherwax	69,520		21,600	*
All executive officers and directors as a group (16 persons)	1,051,740		156,000	5.6%

*
Represents less than 1% of shares outstanding.
(1)
Includes shares held in trust in the American Savings Bank Stock-Based Deferred Compensation Plan, with respect to which participants have shared voting power as follows: Mr. Boulier — 8,265 shares; Ms. Gustin — 4,053 shares; Mr. Hollfelder — 5,783 shares; Mr. Karp — 15,089 shares; Mr. Kenney — 25,777 shares; Mr. Mazadoorian — 8,633 shares; Mr. Moore — 4,068 shares; Ms. Pasqualoni — 3,840 shares; and Mr. Perugini — 14,026 shares.
(2)
Includes shares held in trust as part of the American Savings Bank Supplemental Executive Retirement Plan, with respect to which the beneficial owner has shared voting power as follows: Mr. Boulier — 2,109 shares; Mr. Kenney — 13,156 shares; and Mr. Perugini — 18 shares.
(3)
Includes unvested shares of restricted stock awards held in trust as part of the American Financial Holdings, Inc. 2000 Stock-Based Incentive Plan, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Boulier — 92,634 shares; Ms. Gustin, Messrs. Hollfelder, Karp, Martin, Mazadoorian and Witherwax — 15,990 shares; Mr. Kenney — 162,000 shares; and Mr. Moore, Ms. Pasqualoni and Mr. Perugini — 50,100 shares.
(4)
Includes shares held under the American Savings Bank ESOP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Boulier — 5,157 shares; Mr. Kenney — 5,157 shares; Mr. Moore — 4,655 shares; Ms. Pasqualoni — 4,748 shares; and Mr. Perugini — 5,092 shares.
(5)
Based on 21,909,038 shares of American common stock outstanding and entitled to vote as of August 31, 2002, plus for each person, the number of shares such person may acquire within 60 days by exercising stock options.
(6)
Includes 4,287 shares held in a separate trust in which Salomon, Smith, Barney serves as trustee and 2,730 shares held by Mr. Mazadoorian's spouse's individual retirement account.

LEGAL OPINION

        The validity of the Banknorth common stock to be issued in the merger will be passed upon for Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

EXPERTS

        The consolidated financial statements of Banknorth as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein from Banknorth's annual report on Form 10-K for the year ended December 31, 2001 in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of American as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein from American's annual report on Form 10-K for the year ended December 31, 2001 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROPOSALS FOR THE 2003 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by American in connection with the next annual meeting of shareholders of American, which will be held only if the merger is not consummated before the time of such meeting, is November 27, 2002. In addition, American's bylaws provide that any director nominations and new matters submitted by shareholders must be filed with the Secretary of American not less than 90 days before the date originally fixed for such meeting, provided that if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which American's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. Any such nominations or proposals should be mailed to: Corporate Secretary, American Financial Holdings, Inc., 102 West Main Street, New Britain, Connecticut 06051.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Banknorth and American files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Banknorth and American at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Banknorth's and American's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

        Banknorth has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Banknorth and American to "incorporate by reference" into this document, which means that Banknorth and American can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Banknorth and American incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the election deadline date.

Banknorth SEC Filings (File No. 000-16947)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Three Months Ended March 31, 2002 and June 30, 2002
Current Reports on Form 8-K	Filed on January 22, 2002, February 22 and 28, 2002, April 11 and 12, 2002, July 29, 2002, August 13, 14 and 27, 2002 and September 3, 2002
American SEC Filings (File No. 000-27399)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Three Months Ended March 31, 2002 and June 30, 2002
Current Reports on Form 8-K	Filed on January 29, 2002, April 3, 2002 and August 27, 2002

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 Attention: Brian S. Arsenault (207) 761-8517	American Financial Holdings, Inc. P.O. Box 174 New Britain, Connecticut 06050 Attention: Judith Falango (860) 612-3366

        To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by                        , 2002.

        You should rely only on the information contained or incorporated by reference in this document. Neither Banknorth nor American has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Banknorth nor American is making an offer to sell or soliciting an offer to buy any securities other than the Banknorth common stock to be issued by Banknorth in the merger, and neither Banknorth nor American is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX I

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 22, 2002

BETWEEN

BANKNORTH GROUP, INC.,

AND

AMERICAN FINANCIAL HOLDINGS, INC.

I

RECITALS

I-i

6.13.	Bank Merger	I-36
6.14.	Coordination of Dividends	I-36
6.15.	Directorship	I-37
6.16.	Other Agreements	I-37
6.17.	Notification of Certain Matters	I-37
6.18	Section 16 Matters	I-37
6.19.	Advisory Board	I-37
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	I-37
7.02.	Conditions to Obligation of the Company	I-38
7.03.	Conditions to Obligations of Parent	I-39
ARTICLE VIII TERMINATION
8.01.	Termination	I-39
8.02.	Effect of Termination and Abandonment	I-41
ARTICLE IX MISCELLANEOUS
9.01.	Survival	I-42
9.02.	Waiver; Amendment	I-42
9.03.	Counterparts	I-42
9.04.	Governing Law	I-42
9.05.	Expenses	I-42
9.06.	Notices	I-43
9.07.	Entire Understanding; No Third Party Beneficiaries	I-43
9.08.	Severability	I-43
9.09.	Enforcement of the Agreement	I-44
9.10.	Interpretation	I-44
9.11.	Assignment	I-45
9.12.	Alternative Structure	I-44

ANNEX A	Form of Shareholder Agreement	I-46
ANNEX B	Form of Executive Agreement among Parent, the Company, the Company Bank and each of Robert T. Kenney, Charles J. Boulier III, Peter N. Perugini, Richard J. Moore, Sheri C. Pasqualoni, William E. Solberg, Charles P. Ahern and Earl T. Young	I-51
ANNEX C	Form of Consulting Agreement between Parent and Robert T. Kenney	I-60

I-ii

        AGREEMENT AND PLAN OF MERGER, dated as of August 22, 2002 (this "Agreement"), between Banknorth Group, Inc. ("Parent") and American Financial Holdings, Inc. (the "Company").

RECITALS

        A.    The Company.    The Company is a Delaware corporation, having its principal place of business in New Britain, Connecticut.

        B.    Parent.    Parent is a Maine corporation, having its principal place of business in Portland, Maine.

        C.    Intention of the Parties.    It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        D.    Board Action.    The respective Boards of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

        E.    Shareholder Agreements.    As a material inducement to Parent to enter into this Agreement, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          "Acquisition Transaction" means any of the following (other than the transaction contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

          "Aggregate Cash Consideration" has the meaning set forth in Section 3.02(d)(i).

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Average Share Price" means the average of the per share closing sale prices of the Parent Common Stock on Nasdaq (as reported by an authoritative source) for the ten trading-day period ending on (and including) the Determination Date, rounded to the nearest whole cent.

          "Articles of Merger" has the meaning set forth in Section 2.02(a).

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger Agreement" has the meaning set forth in Section 6.13.

          "Bank Merger" has the meaning set forth in Section 6.13.

          "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

          "Benefit Plans" has the meaning set forth in Section 5.03(m).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the State of Connecticut are authorized or obligated to close.

          "Capital Change" has the meaning set forth in Section 3.01(d).

          "Certificates" has the meaning set forth in Section 3.02(a).

          "Certificate of Merger" has the meaning set forth in Section 2.02(a).

          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

          "Code" has the meaning set forth in the recitals to this Agreement.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliates" has the meaning set forth in Section 6.07.

          "Company Articles" means the Certificate of Incorporation of the Company.

          "Company Bank" means American Savings Bank, a Connecticut-chartered savings bank.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" means the Bylaws of the Company.

          "Company Common Stock" means the common stock, $0.01 par value per share, of the Company.

          "Company Bank Severance Plan" means the Company Bank Employee Severance Compensation Plan, as amended on or prior to the date hereof.

          "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

          "Company Loan Property" has the meaning set forth in Section 5.03(o)(i).

          "Company Meeting" has the meaning set forth in Section 6.02.

          "Company Preferred Stock" means the preferred stock, $0.01 par value per share, of the Company.

          "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plan.

          "Company Regulatory Authorities" has the meaning set forth in Section 5.03(i).

          "Company Restricted Share" has the meaning set forth in Section 3.06.

          "Company Stock Option Plans" means the Company's 2000 Stock-Based Incentive Plan, as amended, the American Bank of Connecticut 1984 Incentive Stock Option Plan, the American Bank of Connecticut 1993 Incentive Stock Option Plan, the American Bank of Connecticut 1998 Incentive Stock Option Plan and the American Bank of Connecticut Directors Stock Option Plan.

          "Connecticut Bank Commissioner" means the Commissioner of Banking of the State of Connecticut.

          "Derivatives Contract" has the meaning set forth in Section 5.03(q).

          "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, all statutory waiting periods in respect thereof have expired and all other conditions to the consummation of the Merger specified in Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "Dissenting Shareholders" and "Dissenting Shares" have the meanings set forth in Section 3.01(b).

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" has the meaning set forth in Section 2.02(a).

          "Election Deadline" has the meaning set forth in Section 3.02(b).

          "Election Form" has the meaning set forth in Section 3.02(a).

          "Employees" has the meaning set forth in Section 5.03(m).

          "Environmental Laws" has the meaning set forth in Section 5.03(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

          "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

          "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.02(a).

          "Exchange Ratio" has the meaning set forth in Section 3.01(a)(iii), subject to adjustment pursuant to Section 3.01(d) and 8.01(i).

          "Executive Agreements" has the meaning set forth in Section 6.16.

          "Fair Housing Act" means the Fair Housing Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means accounting principles generally accepted in the United States of America.

          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.03(o).

          "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

          "Insurance Amount" has the meaning set forth in Section 6.11(c).

          "Insurance Policies" has the meaning set forth in Section 5.03(w).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Loans" has the meaning set forth in Section 4.01(r).

          "Maine Superintendent" means the Superintendent of the Bureau of Banking of the State of Maine.

          "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions (including changes in interest rates) affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

          "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

          "MBCA" means the Maine Business Corporation Act, as amended.

          "Merger" has the meaning set forth in Section 2.01(a).

          "Merger Consideration" has the meaning set forth in Section 3.01(a)(iii).

          "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market or such national securities exchange on which the Parent Common Stock may be listed.

          "Nasdaq Bank Average Index" means the average closing values of the Nasdaq Bank Index for the ten trading-day period ending on (and including) the Determination Date.

          "Nasdaq Bank Starting Index" means $2,305.86, the closing value of the Nasdaq Bank Index on July 31, 2002.

          "National Bank Act" means the National Bank Act, as amended.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "OCC" means the Office of the Comptroller of the Currency.

          "OREO" means other real estate owned.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Articles" means the Amended and Restated Articles of Incorporation of Parent, as amended.

          "Parent Benefits Plans" has the meaning set forth in Section 6.12(a).

          "Parent Board" means the Board of Directors of Parent.

          "Parent Bylaws" means the Bylaws of Parent, as amended.

          "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent and, unless the context otherwise requires, related Parent Rights.

          "Parent Bank" means Banknorth, National Association and any successor thereto.

          "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

          "Parent Rights" means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

          "Parent Rights Agreement" means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

          "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

          "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

          "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

          "Proxy Statement" has the meaning set forth in Section 6.03(a).

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Sections 5.03(g) and 5.04(g) in the case of the Company and Parent, respectively.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

          "Shareholders" means each director of the Company.

          "Starting Price" means $25.44, the closing price of a share of Parent Common Stock on July 31, 2002.

          "Stock Conversion Number" has the meaning set forth in Section 3.02(a).

          "Stock Election Number" has the meaning set forth in Section 3.02(a).

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Superior Proposal" has the meaning set forth in Section 6.08.

          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

          "Transactions" means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.

          "Treasury Stock" means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

THE MERGER

        2.01.    The Merger.

        (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with the applicable provisions of the MBCA and the DGCL (the "Merger"), the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

        (b)    Name.    The name of the Surviving Corporation shall be "Banknorth Group, Inc."

        (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

        (d)    Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger plus the person appointed or elected as a director pursuant to Section 6.15 hereof, each of whom shall serve until such time as their successors shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

        (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

        (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

        (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in no event shall Articles of Merger or a Certificate of Merger be filed, or the Merger consummated, prior to January 1, 2003. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

        (b)  A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.

        (a)  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

            (i)  each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger;

          (ii)  each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and

          (iii)  each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof, as provided in Section 3.02, (i) $32.00 in cash, without interest (the "Cash Consideration"), or (ii) 1.220 shares (the "Exchange Ratio") of Parent Common Stock (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        (b)  Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

        (c)  If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Company Common Stock of such holder shall be converted on a share by share basis into either the right to receive the Cash Consideration or the Stock Consideration as Parent shall determine in its sole discretion.

        (d)  The Exchange Ratio shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Parent's capitalization (a "Capital Change"). In addition, if Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Company stockholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

        3.02.    Election Procedures.

        (a)  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates evidencing shares of Company Common Stock (the "Certificates") shall pass, only upon proper delivery of such Certificates to an unaffiliated bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and Parent shall mutually agree (the "Election Form"), shall be mailed no later than 15 days prior to the anticipated Effective Time or on such earlier date as Parent and the Company may mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit each holder of record of Company Common Stock as of the Election Form Record Date (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election") or (iv) make no election the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"), provided that, notwithstanding any other provision of this Agreement, other than paragraph (e) of this Section 3.02, 50% of the total number of shares of Company Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining outstanding shares of Company Common Stock shall be converted into the Cash Consideration. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by that Representative for a particular beneficial owner. Shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Company Common Stock as to which no election has been made are referred to herein as "Non-Election Shares." The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number." Any Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Parent Common Stock.

        (b)  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following but not including the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline").

        (c)  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such

Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline, the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Parent shall cause the Certificates described in clause (ii) of the immediately preceding sentence to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

        (d)  Within five Business Days after the later to occur of the Election Deadline or the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

            (i)  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

          (ii)  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

    (A)    if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non- Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

    (B)    if the Shortfall Number exceeds the number of Non- Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

        (e)  If the tax opinion referred to in Section 7.01(f) cannot be rendered because the counsel or auditors charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then Parent shall reduce the number of shares of Company Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable such tax opinion to be rendered.

        3.03.    Exchange Procedures.

        (a)  Immediately prior to the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock and deliver to the Exchange Agent certificates evidencing such number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Parent Bank to deliver, to the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        (b)  As soon as practicable after the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 3.01 and 3.02 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Parent Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Parent Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03(b), each Certificate (other than Certificates representing Treasury Stock or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 3.01 and 3.02 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 3.03. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

        (c)  No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.03. After the surrender of a Certificate in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

        (d)  The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (e)  At and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. On or after the Effective Time, any Certificates presented to Parent or the Exchange Agent shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and/or the payment of cash as provided herein, subject to applicable law in the case of Dissenting Shares.

        (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of Company who have not theretofore complied with Section 3.03(b) shall thereafter look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (g)  Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

        (h)  Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

        3.04.    No Fractional Shares.    Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of the Company Common Stock owned by such holder at the Effective Time) by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05.    Company Options.

        (a)  At the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering the Company Stock Option Plans, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.05(a).

        (b)  Within five Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section 3.05 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

        3.06.    Company Restricted Shares.    At the Effective Time, each unvested restricted share of Company Common Stock granted under the Company Stock Option Plans (each a "Company Restricted Share"), as Previously Disclosed by the Company to Parent, which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each holder of a Company Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of Company Common Stock pursuant to Sections 3.01-3.04.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forbearances of the Company.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, the Company will not, and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.

        (b)    Capital Stock.    Other than pursuant to Rights set forth on Schedule 4.01(b) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

        (c)    Dividends; Etc.    (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) subject to Section 6.14 hereof, regular quarterly cash dividends at a rate not in excess of $0.18 per share on the Company Common Stock and (B) dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 4%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Company's Disclosure Schedule, (iv) for grants of awards to newly-hired employees consistent with past practice or (v) for bonuses awarded to certain executive officers under the Company Bank's Executive Incentive Plan in the ordinary course of business consistent with past practice for services rendered in 2002 and payable by the Company Bank on or before December 31, 2002.

        (e)    Hiring.    Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

        (f)    Benefit Plans.    Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Company's Disclosure Schedule or (iii) for termination of the Company Bank's Stock-Based Deferred Compensation Plan and Cash-Based Deferred Compensation Plan, either in total or with respect to the participation of any participant or class of participants, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing Date, the Company and its Subsidiaries shall be permitted to make contributions in an amount sufficient to cover regularly scheduled debt service with respect to the Company Bank's employee stock ownership plan.

        (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

        (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

        (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.

        (j)    Governing Documents.    Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

        (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

        (l)    Contracts.    Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

        (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

        (n)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

        (o)    Derivatives Contracts.    Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

        (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

        (q)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or Equity Investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

        (r)    Loans.    Make any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice.

        (s)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

        (t)    Adverse Actions.    (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

        (u)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02.    Forbearances of Parent.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

        (a)    Adverse Actions.    (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

        (b)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules.    On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02.    Standard.    No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03.    Representations and Warranties of the Company.    Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to Parent:

        (a)    Organization, Standing and Authority.    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

        (b)    Company Capital Stock.    The authorized capital stock of the Company consists solely of 120,000,000 shares of Company Common Stock, of which 21,364,545 shares are outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 7,455,084 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company's Disclosure Schedule sets forth for (i) each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share and (ii) each Restricted Share, the name of the grantee, the date of grant and the applicable vesting schedule and terms. Except as set forth in the preceding sentence, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

        (c)    Subsidiaries.

            (i)  (A)    The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and non-assessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

          (ii)  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

          (iii)  Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (iv)  The deposit accounts of the Company Bank are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

        (d)    Corporate Power.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

        (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding Company Common Stock, this Agreement and the Transactions have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Defaults.

            (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC, the Connecticut Bank Commissioner and the Maine Superintendent, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Company Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (D) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports; Undisclosed Liabilities.

            (i)  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under the Securities Act or the Exchange Act, in the form filed or to be filed with the SEC (collectively, the Company's "SEC Documents"), as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (ii)  Since June 30, 2002, neither the Company nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (iii)  Since June 30, 2002, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

          (iv)  No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries. Except for regular quarterly cash dividends not in excess of $0.18 per share on the Company Common Stock and the issuance of shares of Company Common Stock in connection with the acquisition of American Bank of Connecticut, since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the Company Stock has been declared, set aside or paid. No shares of Company Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since June 30, 2002, and no agreements have been made to do the foregoing.

        (h)    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    Regulatory Matters.

            (i)  Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

          (ii)  Neither the Company nor any its Subsidiaries has been advised by, or has any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (j)    Compliance With Laws.    Each of the Company and its Subsidiaries:

            (i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

        (k)    Material Contracts; Defaults.

            (i)  Except for documents listed as exhibits to the Company's SEC Documents and for this Agreement, including the Annexes hereto, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company's SEC Documents, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by the Company or any of its Subsidiaries (collectively, "Material Contracts"). The Company has previously delivered or made available to Parent true and correct copies of each such document.

          (ii)  Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and, to the Company's knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

        (l)    No Brokers.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transactions, excluding a Previously Disclosed fee to be paid to Sandler O'Neill & Partners, L.P.

        (m)    Employee Benefit Plans.

            (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii)  All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any

  Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi)  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

        (vii)  None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement, including the Annexes hereto, will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (viii)    On or prior to the date hereof, the Board of Directors of the Company Bank has duly and validly approved amendments to Sections 4.1 and 4.2 of the Company Bank Severance Plan, as well as amended and restated Section 4.5 of the Company Bank Severance Plan, in each case in the form Previously Disclosed by the Company to Parent, and each such amendment to the Company Bank Severance Plan is a valid and legally binding obligation of the Company Bank which is enforceable in accordance with its terms against each Participant in the Company Bank Severance Plan (as defined therein), including without limitation each Participant who has been designated as a Designated Officer (as defined in the Company Bank Severance Plan) thereunder.

        (n)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (o)    Environmental Matters.

            (i)  The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to the Company's knowledge, neither the Company nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has Previously Disclosed or made available to Parent copies of all environmental reports, studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

          As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (p)    Tax Matters.

          (i)(A)  All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Company Group has waived any statutes of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

          (ii)  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2001.

          (iii)  Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company's SEC Documents filed on or prior to the date hereof.

          (iv)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

          (v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

          (vi)  Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

        (vii)  As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (viii)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transactions and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

        (q)    Risk Management Instruments.    Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

        (r)    Loans; Nonperforming and Classified Assets.

            (i)  Each Loan on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (ii)  The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Connecticut Bank Commissioner would agree with the loan classifications established by the Company); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

        (s)    Properties.    All real and personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of June 30, 2002 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of June 30, 2002 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse due to action or inaction of the Company prior to the Effective Time.

        (t)    Intellectual Property.    The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

        (u)    Fiduciary Accounts.    The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company or any of its Subsidiaries, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        (v)    Books and Records.    The books and records of the Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

        (w)    Insurance.    The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (x)    Allowance For Loan Losses.    The Company's allowance for loan losses is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

        (y)    Transactions With Affiliates.    All "covered transactions" between a Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

        (z)    Required Vote; Antitakeover Provisions.

            (i)  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is necessary to approve and adopt this Agreement and the Transactions on behalf of the Company. No other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transactions.

          (ii)  Based on the representation and warranty of Parent contained in Section 5.04(m), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Transactions. Without limiting the foregoing, the Company Board has approved this Agreement and the Transactions and taken all other requisite action such that the provisions of the Company Articles relating to special voting requirements for certain business combinations will not apply to this Agreement or the Transactions.

        (aa)    Fairness Opinion.    The Company Board has received the written opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

        (bb)    Transactions in Securities.    Neither the Company nor, to the Company's knowledge, (a) any director or officer of the Company or the Company's Subsidiaries covered by the Company's insider trading policy, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (i) during any period when the Company was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

        (cc)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

        5.04.    Representations and Warranties of Parent.    Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

        (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Parent Stock.

            (i)  As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which 147,964,345 shares were outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights, (iii) shares of Parent Common Stock issuable in connection with the pending acquisition of Warren Bancorp, Inc. and (iv) by virtue of this Agreement.

          (ii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

        (c)    Subsidiaries.

            (i)  As of the date hereof, the only subsidiary of Parent which constitutes a Significant Subsidiary is the Parent Bank. The Parent Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Parent Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

          (ii)  As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of the Parent Bank, (B) no equity securities of the Parent Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Parent Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

        (d)    Corporate Power.    Each of Parent and the Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the receipt of all necessary approvals of Governmental Authorities.

        (e)    Corporate Authority.    This Agreement and the Transactions have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Defaults.

            (i)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and the Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC, the Connecticut Bank Commissioner and the Maine Superintendent, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Company Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and the Parent Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports and SEC Documents; Material Adverse Effect.

            (i)  Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under the Securities Act or under the Exchange Act, in the form filed or to be filed with the SEC (collectively, Parent's "SEC

  Documents"), as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (ii)  Since June 30, 2002, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

        (h)    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    No Brokers.    No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transactions, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

        (j)    Tax Matters.    As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (k)    Regulatory Matters.

            (i)  Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

          (ii)  Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (l)    Compliance With Laws.    Each of Parent and its Subsidiaries:

            (i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

        (m)    Ownership of Company Common Stock.    None of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

        (n)    Financial Ability.    On the Effective Date and through the date of payment of the aggregate amount of cash payable pursuant to Article III hereof, Parent or Parent Bank will have all funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of Company Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and Parent Bank is, and immediately following completion of the Transactions will be, in compliance with all capital requirements applicable to it.

        (o)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Shareholder Approval.    The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

        6.03.    Registration Statement.

        (a)  Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review and comment on such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

        (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

        (c)  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04.    Regulatory Filings.

        (a)  Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary; provided, however, that in no event shall such branch closures or consolidations be deemed a condition to Parent's obligation hereunder to consummate the Merger) and the Bank Merger Agreement; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review and comment in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

        (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

        6.05.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

        6.06.    Access; Information.

        (a)  The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and the Company Bank and to such other information relating to the Company or the Company Bank as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or the Company Bank as Parent may reasonably request.

        (b)  Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

        (c)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the Transactions.

        6.07.    Affiliates.    The Company shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

        6.08.    Acquisition Proposals.    The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither the Company nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the Company in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives.

        6.09.    Certain Policies.    Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.01(a) and 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

        6.10.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

        6.11.    Indemnification.

        (a)  From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to this Section, in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles and Company Bylaws or similar governing documents of the Company Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

        (b)  Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective

Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

        (c)  Prior the Effective Time, Parent shall cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company's existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

        (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

        6.12    Benefit Plans.

        (a)  As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefits Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefits Plan in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company's Benefits Plans in accordance with their terms at any time.

        (b)  At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation or "change-in-control" agreements, plans or policies of the Company which are Previously Disclosed, subject in each case as the same may be modified or terminated with respect to certain executive officers of the Company pursuant to an Executive Agreement. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

        (c)  If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

        (d)  For a period of six months following the Effective Time, Parent shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services in accordance with Parent's employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

        (e)  All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of Parent or a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of 90 days following the Effective Time. Subject to such four-week notice requirement, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or a Company Subsidiary the right to continue employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Company Severance Plan.

        6.13.    Bank Merger.    Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Bank to merge with and into the Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger.

        6.14    Coordination of Dividends.    After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the parties that the holders of Parent Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

        6.15.    Directorship.    Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one non-employee director of the Company as of the date hereof who is designated by Parent and who meets the director qualification requirements set forth in the Parent Bylaws.

        6.16.    Other Agreements.

        (a)  Concurrently with the execution of this Agreement by the Company and Parent, Parent, the Company, the Company Bank and each of Robert T. Kenney, Charles J. Boulier III, Peter N. Perugini, Richard J. Moore, Sheri C. Pasqualoni, William E. Solberg, Charles P. Ahern and Earl T. Young shall enter into an Executive Agreement in the form of Annex B hereto (individually an "Executive Agreement" and collectively the "Executive Agreements").

        (b)  Concurrently with the execution of this Agreement by the Company and Parent, Parent and Robert T. Kenney shall enter into a Consulting Agreement in the form of Annex C hereto.

        6.17.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.18.    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.19    Advisory Board.    Parent agrees to cause Parent Bank to take all action necessary to appoint or elect, as of the Effective Time, all non-employee directors of the Company as of the date hereof (excluding the director to be appointed to the Parent Board pursuant to Section 6.15) to the Connecticut-based board of advisory directors of Parent Bank. Such directors shall be eligible to receive compensation for services in their capacity as such in accordance with the policies of Parent Bank in effect from time to time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

        (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

        (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent, in its good faith judgment, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

        (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

        (d)    Registration Statement; Blue Sky Laws.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn; and Parent shall have received all required approvals by state securities or "blue sky" authorities with respect to the Transactions.

        (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

        (f)    Tax Opinion.    Each of Parent and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as constituting a reorganization within the meaning of Section 368(a)(1)(A) of the Code. If such legal counsel does not render such opinion, this condition may be satisfied if KPMG LLP, independent auditors of Parent and the Company, renders such opinion, relying on such facts, representations and assumptions. In rendering such opinion, such counsel or auditors may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

        (c)    Deposit of Merger Consideration.    Parent shall have deposited with the Exchange Agent the Merger Consideration to be paid to holders of Company Common Stock pursuant to Article III hereof.

        (d)    Other Actions.    Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

        7.03.    Conditions to Obligations of Parent.    The obligations of Parent to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (b)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (c)    Shareholder Agreements.    Shareholder Agreements, in the form attached as Annex A hereto, shall have been executed and delivered by each Shareholder in connection with the Company's execution and delivery of this Agreement.

        (d)    Executive Agreements.    Executive Agreements, in the form attached as Annex B hereto, shall have been duly executed and delivered by the Company, the Company Bank and each executive officer of the Company who is a party thereto, and the Company, the Company Bank and each such executive officer shall have performed in all material respects all obligations required to be performed by such party thereunder at or prior to the Effective Time.

        (e)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

        (f)    Other Actions.    The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.    This Agreement may be terminated, and the Transactions may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b)    Breach.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

        (c)    Delay.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Transactions are not consummated by July 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

        (d)    No Regulatory Approval.    By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

        (e)    No Shareholder Approval.    By either Parent or the Company if any approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

        (f)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached Section 6.08, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent or (iii) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

        (g)    Certain Tender or Exchange Offers.    By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

        (h)    Superior Proposal.    At any time prior to the Company Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by the Company and the Company Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.01(h) only after the fifth Business Day following Parent's receipt of written notice from the Company advising Parent that the Company is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to the Company that the Company Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

        (i)    Possible Adjustment.    By the Company, if the Company Board so determines by the vote of a majority of all of its members, at any time during the three-day period commencing with the Determination Date, if both the following conditions are satisfied:

          (1)  the Average Share Price shall be less than 80.0% of the Starting Price (as the same may be adjusted to reflect any Capital Change); and

          (2)  (i) the number obtained by dividing the Average Share Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Nasdaq Bank Average Index by the Nasdaq Bank Starting Index and multiplying the quotient in this clause by 0.80 (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period). During the two-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Company Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the Average Share Price, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(i).

        8.02    Effect of Termination and Abandonment.

        (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

        (b)  In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Parent a termination fee of $28.0 million (the "Termination Fee") in the manner set forth below if:

            (i)  this Agreement is terminated by Parent pursuant to Section 8.01(f) or (g);

          (ii)  this Agreement is terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or the Company pursuant to Section 8.01(c), or (C) by either Parent or the Company pursuant to Section 8.01(e) (other than by reason of any breach by Parent or the Company, respectively), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (C), or the date of termination of this Agreement, in the case of clause (A) or (B); or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.01(h).

        In the event the Termination Fee shall become payable pursuant to Section 8.02(b)(i) or (ii), (x) the Company shall pay to Parent an amount equal to $5.0 million on the first Business Day following termination of this Agreement, and (y) if within 18 months after such termination the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, any Acquisition Transaction, the Company shall pay to Parent the Termination Fee (net of any payment made pursuant to clause (x) above) on the date of execution of such agreement or consummation of the Acquisition Transaction. In the event the Termination Fee shall become payable pursuant to Section 8.02(b)(iii), the Company shall pay to Parent the entire Termination Fee within two Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

        (c)  The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04.    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between the Company and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:
American Financial Holdings, Inc. 102 West Main Street New Britain, Connecticut 06051
Attention:	Robert T. Kenney Chairman, President and Chief Executive Officer
Fax: (860) 827-2576
With a copy to:
Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, N.W. Washington, DC 20016
Attention:	Douglas P. Faucette, Esq.
Fax: (202) 966-9409
If to Parent to:
Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540
Attention:	William J. Ryan Chairman, President and Chief Executive Officer
Fax: (207) 761-8587
With a copy to:
Elias, Matz, Tiernan & Herrick L.L.P. 12th Floor, The Walker Building 734 15th Street, N.W. Washington, D.C. 20005
Attention:	Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transactions, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written (August 22, 2002).

        9.11.    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12.    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKNORTH GROUP, INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	Chairman, President and Chief Executive Officer
AMERICAN FINANCIAL HOLDINGS, INC.
By:	/s/ Robert T. Kenney
	Name:	Robert T. Kenney
	Title:	Chairman, President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

        Shareholder Agreement (the "Agreement"), dated as of August 22, 2002, by and between                        , a shareholder ("Shareholder") of American Financial Holdings, Inc., a Delaware corporation (the "Company"), and Banknorth Group, Inc., a Maine corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock and/or cash in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, Shareholder shall:

            (i)  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (ii)  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger and any other action requested by Parent in furtherance thereof; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

        2.    No Transfers.    Except with respect to a Shareholder who executed an Executive Agreement and in such case only to the extent contemplated therein, prior to the Company Meeting, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with Parent as follows:

          A.    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          B.    Binding Agreement.    This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          C.    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          D.    Ownership of Shares.    Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

        4.    Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

        5.    Term of Agreement; Termination.

          A.    The term of this Agreement shall commence on the date hereof.

          B.    This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

          C.    If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement.

        6.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        7.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:
Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540
Attention:	William J. Ryan Chairman, President and Chief Executive Officer
Fax: (207) 761-8587
With a copy to:
Elias, Matz, Tiernan & Herrick, L.L.P. 734 15th Street, N.W. Washington, D.C. 20005
Attn: Gerard L. Hawkins, Esq.
Fax: (202) 347-2172
If to Shareholder:

With a copy to:
Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue Washington, DC 20016
Attention:	Douglas P. Faucette, Esq.
Fax: (202) 966-9409

        8.    Miscellaneous.

          A.    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          B.    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

          C.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          D.    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          E.    Choice of Law.    This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

        9.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANKNORTH GROUP, INC.

By:

	Name:	William J. Ryan
	Title:	Chairman, President and Chief Executive Officer
[SHAREHOLDER]

(Signature)

ANNEX I

Shareholder Agreement

Name of Shareholder	Shares of Company Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on Company Common Stock

ANNEX B

EXECUTIVE AGREEMENT

        Executive Agreement (the "Agreement"), dated as of August 22, 2002, by and among Banknorth Group, Inc. ("Banknorth"), American Financial Holdings, Inc. (the "Company"), American Savings Bank (the "Bank"), a wholly-owned subsidiary of the Company, and                        (the "Executive").

WITNESSETH

        WHEREAS, the Executive is a director and/or an executive officer of the Company and the Bank; and

        WHEREAS, each of the Company and the Bank (collectively, the "Employers") are party to an Employment Agreement with the Executive, dated as of                        ,        and amended as of                        , 2002 (the "Company Employment Agreement" and the "Bank Employment Agreement," respectively, and together the "Employment Agreements"); and

        WHEREAS, Banknorth and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Banknorth on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Banknorth Common Stock and/or cash in the manner set forth therein; and

        WHEREAS, as an inducement to Banknorth to enter into the Merger Agreement, the Employers and the Executive desire to set forth the status of the Executive's employment relationships with the Company and the Bank as of the Effective Time (as defined in the Merger Agreement), the benefits the Executive will be entitled to receive upon termination of such employment relationships and certain noncompetition and other obligations of the Executive following the Effective Time;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

        1.    Termination of Employment and Directorships.    At the Effective Time, the Executive shall cease to be a director and an executive officer of the Company and the Bank, as applicable, and any other employment and consulting relationships between the Executive and any of the Company, the Bank and each other direct or indirect subsidiary of the Company, and any membership by the Executive on the boards of directors of the Company, the Bank and each other such subsidiary, shall be terminated. Without limiting the foregoing, the Employers and the Executive agree that at the Effective Time the Employment Agreements shall be automatically terminated without the necessity of any further action on the part of either party thereto, with the result that each Employment Agreement shall be null and void and no party thereto or any heir, successor or assignee thereof shall have any continuing rights or obligations thereunder.

        2.    Payment to the Executive.    In consideration of the terminations provided in paragraph (a) of Section 1 and the other obligations of the Executive set forth herein, and subject to the provisions of Section 8 (b) hereof, at the Effective Time, the Company shall pay to the Executive a cash amount equal to $                (the "Cash Payment"),1 less applicable withholdings pursuant to Section 12 hereof. The Executive agrees that the payment of the Cash Amount shall be in full satisfaction of all obligations of the Company and the Bank to the Executive pursuant to the Company Employment Agreement and the Bank Employment Agreement, including without limitation Sections 5(b), (c), (d), (e), (f) and (g) of each such agreement.

1
The one-time payments are estimated to be as follows: Kenney—$6,000,000; Solberg—$2,200,000; Ahern—$1,000,000; Boulier—$1,875,000; Moore—$1,000,000; Pasqualoni—$1,000,000; Perugini—$1,000,000; and Young—$723,524.

        3.    No Effect on Employee Benefit Plans.    Except as provided in the following sentence or as otherwise expressly provided in this Agreement, the termination of the Executive's directorships and employment pursuant to this Agreement shall have no special effect on the rights and obligations of the Executive and the Employers under any employee benefit plan of the Employers pursuant to which the Executive has any accrued rights or is entitled to any benefits or payments (the "Employee Benefit Plans"). Notwithstanding any other provision of this Agreement, the Employment Agreements or any other agreement, employee benefit plan, policy or resolutions of the board of directors of the Company or the Bank to the contrary, and in consideration of the Cash Payment and the other obligations of Banknorth set forth herein, the Employers and the Executive agree that the Executive shall not be entitled to receive any benefit pursuant to Section 4.02 of the American Savings Bank Supplemental Executive Retirement Plan, as amended (the "SERP"). The Employers and the Executive acknowledge and agree that the foregoing sentence shall constitute an amendment to the SERP which satisfies the requirements of Section 10 thereof and any other applicable requirements.

        4.    Certain Actions in 2002.

        (a)  The Executive hereby agrees to take the following actions between the date hereof and December 31, 2002, it being the intention of the parties hereto that any such action shall be fully effective and consummated no later than December 31, 2002:

            (i)  exercise all vested nonqualified stock options granted to the Executive under the Company's 2000 Stock-Based Incentive Plan, as amended (the "Incentive Plan");

          (ii)  both exercise all vested incentive stock options granted to the Executive under the Incentive Plan and effect a sale of the shares of Company common stock acquired upon such exercise in a manner that will constitute a "disqualifying disposition" of such shares for purposes of Section 421(b) of the Code;

          (iii)  withdraw all cash and stock compensation which has previously been deferred by the Executive to a period or periods after 2002 pursuant to the Bank's Stock-Based Deferred Compensation Plan and the Bank's Cash-Based Deferred Compensation Plan (collectively, the "Deferred Compensation Plans"); and

          (iv)  accept payment in December 2002 of any cash bonus to which the Executive may be entitled to receive pursuant to the Company's Executive Incentive Plan for services rendered in 2002 and which otherwise would be payable in the ordinary course by the Company to the Executive in January 2003.

        (b)  The Company and the Bank agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 4(a) and have them be fully effective and consummated no later than December 31, 2002, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Incentive Plan, (ii) terminating the Deferred Compensation Plans or the participation of a class of participants therein which includes the Executive and (iii) accelerating the payment of any cash bonus to which the Executive may be entitled to receive pursuant to the Company's Executive Incentive Plan for services rendered in 2002 to December 2002.

        5.    Non-Compete; Confidentiality.

        (a)  The Executive agrees that during the one-year period2 following consummation of the Merger the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in the State of Connecticut (a "Competing Business"), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of Banknorth or any of its subsidiaries to leave the employment of such entities or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Banknorth or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Banknorth or its subsidiaries and any such customers.

2
Three-year period in the case of the agreement with Mr. Kenney.

        (b)  Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Executive shall keep secret and confidential and shall not disclose to any third party (other than the Company, Banknorth or any of their respective subsidiaries) in any fashion or for any purpose whatsoever any information regarding the Company, Banknorth or any of their respective subsidiaries which is not available to the general public to which the Executive had access at any time during the course of the Executive's employment by the Company or any of its subsidiaries, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

        (c)  The Executive agrees that damages at law will be an insufficient remedy to Banknorth in the event that the Executive violates any of the provisions of paragraph (a) or (b) of this Section 5, and that Banknorth may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) or (b) of this Section 5. The Executive hereby consents to any injunction (temporary or otherwise) which may be issued against the Executive and to any other court order which may be issued against the Executive from violating, or directing the Executive to comply with, any of the covenants in paragraph (a) or (b) of this Section 5. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Banknorth against the Executive for such breaches or threatened or attempted breaches.

        (d)  In addition to Banknorth's rights set forth in paragraph (c) of this Section 5, in the event that the Executive shall violate the terms and conditions of paragraphs (a) or (b) of this Section 5, Banknorth and its subsidiaries may terminate any payments or benefits of any type and regardless of source payable by Banknorth or its subsidiaries, if applicable, to the Executive, other than with respect to payments or benefits to the Executive under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended.

        6.    Release.

        (a)  For, and in consideration of the commitments made herein by Banknorth, the Executive, for himself and for his heirs and assigns, does hereby release completely and forever discharge Banknorth and its subsidiaries, the Company and its subsidiaries and the affiliates, stockholders, attorneys, officers, directors, agents, employees, successors, assigns and any other party associated with Banknorth or any of its subsidiaries or with the Company or any of its subsidiaries (the "Released Parties"), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with his employment by the Company or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, or termination of such employment. Notwithstanding the foregoing, the Executive does not release Banknorth from any obligations of Banknorth to the Executive under (i) the Employee Benefit Plans (except as provided in the second sentence of Section 3 with respect to the SERP), (ii) Section 6.11 of the Merger Agreement and (iii) this Agreement.

        (b)  For and in consideration of the commitments made herein by the Executive, including without limitation the releases in paragraph (a) above, Banknorth, for itself, and for its successors and assigns does hereby release completely and forever discharge the Executive and his heirs and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kind, nature and character whatsoever, known or unknown, in any way connected with the Executive's employment by the Company or any of its subsidiaries (including predecessors thereof), either as a director, officer or employee. Notwithstanding anything in the foregoing to the contrary, Banknorth does not release the Executive from claims arising out of (i) any breach by the Executive of any law or regulation by the Executive during the term of and related to his employment by the Company or any of its subsidiaries (including in each case predecessors thereof), either as a director, officer or employee, (ii) fraud or willful misconduct by the Executive in his capacity as a director, officer or employee of the Company or the Bank (including in each case predecessors thereof) or (iii) breach of this Agreement.

        7.    Representations and Warranties.

        (a)  The parties hereto represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.

        (b)  The Company and the Bank represent and warrant to each other party hereto that (i) this Agreement and all actions of the Company and the Bank contemplated hereby have been authorized by all necessary corporate action of the Company and the Bank and (ii) the Company and the Bank have duly executed and delivered a copy of this Agreement and, assuming due authorization, execution and delivery of this Agreement by Banknorth and due execution and delivery of this Agreement by the Executive, this Agreement is a valid and legally binding obligation of the Company and the Bank, enforceable against the Company and the Bank in accordance with its terms.

        (c)  Banknorth represents and warrants to each other party hereto that (i) this Agreement and all actions of Banknorth contemplated hereby have been authorized by all necessary corporate action of Banknorth and (ii) Banknorth has duly executed and delivered a copy of this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company and the Bank and due execution and delivery of this Agreement by the Executive, this Agreement is a valid and legally binding obligation of Banknorth, enforceable against Banknorth in accordance with its terms.

        (d)  The Executive Officer represents and warrants to each other party hereto that this Agreement is a valid and legally binding obligation of the Executive which is enforceable against the Executive in accordance with its terms.

        8.    Limitations on Benefits.

        (a)  The parties hereto acknowledge and agree that the compensation and benefits to be provided to the Executive upon termination of the Executive's employment in connection with the Merger shall be pursuant to this Agreement and not the Employment Agreements and, accordingly, each of the Company, the Bank and the Executive hereby agrees to take no action which would result in the payment of any compensation to the Executive by the Company or the Bank pursuant to Section 4 or Section 5 of the Employment Agreements.

        (b)  Notwithstanding any other provision of this Agreement to the contrary, the parties hereto agree that in the event that the Cash Payment, either alone or together with other payments and benefits to which the Executive has the right to receive from Banknorth, the Company and the Bank, would result in any of the Cash Payment being non-deductible to Banknorth, the Company or the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, the Cash Payment shall be reduced by the minimum amount necessary in order to prevent such result. The parties agree that the determination of any reduction in the Cash Payment pursuant to this Section 8(b) shall be based upon an analysis prepared by KPMG LLP, which shall be paid for by Banknorth. Nothing contained herein shall result in a reduction of the Cash Payment under any circumstances other than as specified in this Section 8(b), or a reduction in the Cash Payment below zero.

        9.    Certain Additional Payments by Banknorth.

        (a)  Provided that the Company, the Bank and the Executive have fully complied with their respective obligations under Section 4 of this Agreement, and except as set forth below, in the event it shall be determined that any payment or distribution by Banknorth, the Company or the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)  Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be designated by Banknorth and reasonably acceptable to the Executive (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by Banknorth. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by Banknorth to the Executive within five days of the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon Banknorth and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Banknorth should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Banknorth exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Banknorth to or for the benefit of the Executive.

        (c)  The Executive shall notify Banknorth in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Banknorth of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than five business days after the Executive is informed in writing of such claim and shall apprise Banknorth of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Banknorth (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If

Banknorth notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i)  give Banknorth any information reasonably requested by Banknorth relating to such claim;

          (ii)  take such action in connection with contesting such claim as Banknorth shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Banknorth;

          (iii)  cooperate with Banknorth in good faith in order effectively to contest such claim; and

          (iv)  permit Banknorth to participate in any proceedings relating to such claim;

provided, however, that Banknorth shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), Banknorth shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Banknorth shall determine; provided, however, that if Banknorth directs the Executive to pay such claim and sue for a refund, Banknorth shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Banknorth's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)  If, after the receipt by the Executive of an amount advanced by Banknorth pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Banknorth's complying with the requirements of Section 9(c)) promptly pay to Banknorth the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Banknorth pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Banknorth does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        10.    Successors and Assigns.    This Agreement will inure to the benefit of and be binding upon the Executive and his assigns, and upon Banknorth, the Company and the Bank, including any successor thereto by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of Banknorth, the Company or the Bank may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

        11.    Notices.    Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

    If to the Executive, to the Executive's attention at:

      American Financial Holdings, Inc.
      102 West Main Street
      New Britain, Connecticut 06051

    If to Banknorth:

      Banknorth Group, Inc.
      P.O. Box 9540
      Two Portland Square
      Portland, Maine 04112-9540
      Attention: General Counsel

        12.    Withholding.    Banknorth may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        13.    Entire Agreement; Severability.

        (a)  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and from and after the Effective Time shall supersede in its entirety any and all prior agreements or understandings, whether written or oral, between the Employers and the Executive relating to the subject matter hereof, including without limitation the Employment Agreements. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein [and as set forth in the Consulting Agreement, dated as of the date hereof, between Banknorth and the Executive].3

        (b)  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        14.    Amendment; Waiver.

        (a)  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto.

        (b)  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

3
Bracketed language to be included only in the Executive Agreement with Mr. Kenney.

        15.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        16.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

        17.    Headings.    The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

        18.    Gender.    References herein to the masculine gender shall be deemed to refer to the feminine gender where appropriate.

        19.    Termination.    This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided, however, that any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        20.    Effect of Shareholder Agreement.    Banknorth acknowledges and agrees that Section 2 of the Shareholder Agreement entered into with the Executive on even date herewith shall not apply to the Executive's disposition of shares of Company Common Stock (as such term is defined in the Shareholder Agreement) in connection with a cashless exercise of Company stock options or the sale of Company Common Stock received in connection with the distribution of the Executive's interest in the Bank's Stock-Based Deferred Compensation Plan.4

4
This section to be included only in the Executive Agreement with Mr. Kenney.

[Signature page to follow]

        IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of the day and year first above written.

BANKNORTH GROUP, INC.
By:

Name:
Title:
AMERICAN FINANCIAL HOLDINGS, INC.
By:

Name:
Title:
AMERICAN SAVINGS BANK
By:

Name:
Title:

Name of Executive:

ANNEX C

CONSULTING AGREEMENT

        Consulting Agreement (the "Agreement"), dated as of August 22, 2002, between Banknorth Group, Inc. ("Banknorth") and Robert T. Kenney (the "Executive").

WITNESSETH:

        WHEREAS, Banknorth and American Financial Holdings, Inc. (the "Company") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Banknorth (the "Merger") on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Company common stock will be converted into shares of Banknorth common stock and/or cash in the manner set forth therein; and

        WHEREAS, the Executive will no longer serve as President and Chief Executive Officer of the Company upon consummation of the Merger; and

        WHEREAS, the Merger will significantly extend Banknorth's existing markets in Connecticut; and

        WHEREAS, Banknorth desires to have the Executive undertake, and the Executive is willing to undertake, certain advisory and consulting obligations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

        1.    Advisory Board; Consultancy.

        (a)  Banknorth agrees to take all action necessary to cause Banknorth, National Association ("Banknorth, NA"), a wholly-owned subsidiary of Banknorth, to appoint or elect, effective as of the effective time of the Merger (the "Effective Time"), Robert T. Kenney as Chairman of the Connecticut-based board of advisory directors of Banknorth, NA (the "Advisory Board").

        (b)  Subject to the terms and conditions set forth herein, during the two-year period following the Effective Time (the "Consulting Period"), the Executive undertakes to provide his personal advice and counsel to Banknorth regarding its operations, customer relationships, growth and expansion opportunities and other business matters that may arise in connection with Banknorth's business and operations in the State of Connecticut (collectively, the "Consulting Services").

            (i)  In no event shall the Executive be required to provide Consulting Services hereunder for more than 20 hours per week or 80 hours in any calendar month during the Consulting Period.

          (ii)  The Executive shall provide Consulting Services as may be reasonably requested by the Chief Executive Officer of Banknorth or his designee from time to time and at mutually agreeable times. It is contemplated that the Consulting Services will include, without limitation, monthly meetings or teleconferences between the Executive and the Chief Executive Officer of Banknorth; efforts by the Executive to enhance Banknorth's business activities in the State of Connecticut, including without limitation meeting with existing and potential customers of Banknorth located in this state; attendance at certain public functions in the State of Connecticut on behalf of Banknorth and its subsidiaries; attendance at certain meetings of the Board of Directors of Banknorth to report on the business activities of Banknorth in Connecticut, and attendance at certain functions of Banknorth. Consulting Services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances.

          (iii)  The Executive shall provide the Consulting Services in the State of Connecticut, including without limitation the market areas of the Company prior to its acquisition by Banknorth, provided that the Executive may be required to provide Consulting Services at the executive offices of

  Banknorth located in Portland, Maine up to not more than two times per month during the Consulting Period.

        (c)  Banknorth shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive at the request of Banknorth, subject to such reasonable documentation as may be requested by Banknorth. If such expenses are paid in the first instance by the Executive, Banknorth shall reimburse the Executive therefor upon receipt of such reasonable documentation as may be requested by Banknorth.

        (d)  During the Consulting Period, Banknorth shall provide the Executive with life insurance coverage not less than $500,000 at Banknorth's expense. In addition, the Executive shall be provided with health insurance at a level which is similar to that provided to executive officers of Banknorth during the Consulting Period at Banknorth's expense. Following the Consulting Period, the Executive shall have the option of continuing such coverage through age 65 at his own expense.

        (e)  During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of Banknorth or any subsidiary or other affiliate of Banknorth for any purpose.

        2.    Payments and Benefits.

        (a)  In consideration of the Executive's service as Chairman of the Advisory Board, the consulting services of the Executive to be provided by the Executive hereunder and the obligations of the Executive under Section 3 hereof, Banknorth agrees to pay, or to cause Banknorth, NA to pay, to the Executive $250,000 per year during the Consulting Period, which shall be payable during each year of the Consulting Period in two equal installments, with the first payment on the first day of the applicable year of the Consulting Period and the second payment on the same date six months later. The Executive acknowledges and agrees that the foregoing compensation shall be the only compensation to be provided to the Executive for his service as a member of the Advisory Board and for the provision of consulting services hereunder.

        (b)  Payments to the Executive under this Section 2 may be paid by Banknorth or Banknorth, NA by check mailed to the address of the Executive set forth in Section 5 hereof or at such other address as the Executive may notify Banknorth in accordance with the terms of such section.

        (c)  If any payment pursuant to this Section 2 is required to be made on a day which is not a business day, payment shall be made on the first business day thereafter, and no interest shall accrue on any such payment for the intervening period. For purposes of this Agreement, the term "business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maine or the State of Connecticut are authorized by law, regulation or executive order to remain closed.

        3.    Non-Compete; Confidentiality.

        (a)  The Executive agrees that during the three-year period following consummation of the Merger the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in the State of Connecticut (a "Competing Business"), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of Banknorth or any of its subsidiaries to leave the employment of such entities or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Banknorth or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Banknorth or its subsidiaries and any such customers.

        (b)  Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Executive shall keep secret and confidential and shall not disclose to any third party (other than the Company, Banknorth or any of their respective subsidiaries) in any fashion or for any purpose whatsoever any information regarding the Company, Banknorth or any of their respective subsidiaries which is not available to the general public to which the Executive had access at any time during the course of the Executive's employment by the Company or any of its subsidiaries, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

        (c)  The Executive agrees that damages at law will be an insufficient remedy to Banknorth in the event that the Executive violates any of the provisions of paragraph (a) or (b) of this Section 3, and that Banknorth may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) or (b) of this Section 3. The Executive hereby consents to any injunction (temporary or otherwise) which may be issued against the Executive and to any other court order which may be issued against the Executive from violating, or directing the Executive to comply with, any of the covenants in paragraph (a) or (b) of this Section 5. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Banknorth against the Executive for such breaches or threatened or attempted breaches.

        (d)  In addition to Banknorth's rights set forth in paragraph (c) of this Section 3, in the event that the Executive shall violate the terms and conditions of paragraphs (a) or (b) of this Section 3, Banknorth and its subsidiaries may terminate any payments or benefits of any type and regardless of source payable by Banknorth or its subsidiaries, if applicable, to the Executive, other than with respect to payments or benefits to the Executive under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended.

        4.    Representations and Warranties.    Banknorth and the Executive represent and warrant to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

        5.    Successors and Assigns.    This Agreement will inure to the benefit of and be binding upon the Executive and his assigns and upon Banknorth, including any successor to Banknorth by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of Banknorth may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the written consent of the other party.

        6.    Notices.    Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

    If to the Executive:

      Robert T. Kenney
      181 Maybrock Road
      Waterbury, Connecticut 06708

    If to Banknorth:

      Banknorth Group, Inc.
      P.O. Box 9540
      Two Portland Square
      Portland, Maine 04112-9540
      Attention: General Counsel

        7.    Withholding.    Banknorth may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        8.    Entire Agreement; Severability.

        (a)  This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between Banknorth and the Executive with respect to the subject matter hereof. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

        (b)  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this.

        9.    Amendment; Waiver.

        (a)  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto.

        (b)  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

        10.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        11.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

        12.    Headings.    The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

        13.    Effectiveness.    Notwithstanding anything to be contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.

        IN WITNESS WHEREOF, Banknorth and the Executive have entered into this Agreement as of the day and year first above written.

BANKNORTH GROUP, INC.

By:

Name:
Title:

Robert T. Kenney

ANNEX II

                        , 2002

Board of Directors
American Financial Holdings, Inc.
102 West Main Street
New Britain, Connecticut 06051

Ladies and Gentlemen:

        American Financial Holdings, Inc. ("American") and Banknorth Group, Inc. ("Banknorth") have entered into an Agreement and Plan of Merger, dated as of August 22, 2002 (the "Agreement"), pursuant to which American will be merged with and into Banknorth (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of American common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "American Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.22 of a share of the common stock, par value .01 per share, of Banknorth (together with the rights attached thereto issued pursuant to the Stockholder Rights Agreement, as amended and restated as of July 27, 1999, between Banknorth and American Stock Transfer & Trust Company, as Rights Agent) or (b) $32.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the total number of American Shares shall be converted into Banknorth common stock and 50% shall be converted into cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of American Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the annexes and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of American that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Banknorth that we deemed relevant; (iv) the internal operating budget for American for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of American and the views of senior management of American, based on discussions with members of senior management, regarding American's business, financial condition, results of operations and future prospects; (v) earnings per share estimates for Banknorth for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Banknorth, based on limited discussions with members of senior management, regarding Banknorth's business, financial condition, results of operations and future prospects; (vi) the financial terms and pro forma financial impact of Banknorth's recently completed or pending acquisitions of Ipswich Bancshares, Inc., Bancorp Connecticut, Inc. and Warren Bancorp, Inc.; (vii) the pro forma financial impact of the Merger on Banknorth, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of American and Banknorth; (viii) the publicly reported historical price and trading activity for American's and Banknorth's common stock, including a comparison of certain financial and stock market information for American and Banknorth with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial,

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economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by American or Banknorth or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of American and Banknorth that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of American or Banknorth or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of American or Banknorth nor have we reviewed any individual credit files relating to American or Banknorth. We have assumed, with your consent, that the respective allowances for loan losses for both American and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections and earnings estimates for American and Banknorth and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of American and Banknorth and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of American and Banknorth and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in American's or Banknorth's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that American and Banknorth will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Banknorth's common stock will be when issued to American's shareholders pursuant to the Agreement or the prices at which American's or Banknorth's common stock may trade at any time.

        We have acted as American's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. As we have previously advised you, we have in the past provided certain investment banking services to Banknorth and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

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        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to American and Banknorth and their affiliates. We may also actively trade the debt and/or equity securities of American and Banknorth and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of American in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of American as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to American shareholders from a financial point of view and does not address the underlying business decision of American to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for American or the effect of any other transaction in which American might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of American and Banknorth dated the date hereof and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of American Shares is fair to such shareholders from a financial point of view.

                      Very truly yours,

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ANNEX III

DELAWARE GENERAL CORPORATION LAW, SECTION 262

SECTION 262 APPRAISAL RIGHTS—

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)
Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware Corporation.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or

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    series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also by given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of

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  the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 719 of the Maine Business Corporation Act ("MBCA") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated §719.

        Banknorth's bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth to the fullest extent provided by the MBCA, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth.

        Banknorth's bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the MBCA in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

        Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of Banknorth. In addition, Banknorth carries a liability insurance policy for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

        (a)  List of Exhibits:

Exhibit No.		Exhibit	Location
2	(a)	Agreement and Plan of Merger, dated as of August 22, 2002, between Banknorth and American	(1)
2	(b)	Form of Shareholder Agreement, dated as of August 22, 2002, between Banknorth and each director of American	(1)
2	(c)	Form of Executive Agreement by and among Banknorth, American, American Savings Bank and each of Robert T. Kenney, Charles J. Boulier III, Peter N. Perugini, Richard J. Moore, Sheri C. Pasqualoni, William E. Solberg, Charles P. Ahern and Earl T. Young	(1)
2	(d)	Form of Consulting Agreement between Banknorth and Robert T. Kenney	(1)
3	(a)(1)	Amended and Restated Articles of Incorporation of Banknorth	(2)
3	(a)(2)	Amendments to the Amended and Restated Articles of Incorporation of Banknorth	(3)
3	(b)	Bylaws of Banknorth	(4)
4	(a)	Specimen Common Stock certificate	(5)
4	(b)	Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Banknorth and American Stock Transfer & Trust Company, as Rights Agent	(6)
5		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered
8		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences
23	(a)	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions included as Exhibits 5 and 8)
23	(b)	Consent of KPMG LLP
23	(c)	Consent of KPMG LLP
24		Powers of Attorney (included in the signature page to this Registration Statement)
99	(a)	Form of proxy for the American special meeting
99	(b)
		Solicitation materials to be provided to certain participants in American Savings Bank's ESOP, 401(k) Plan, Supplemental Executive Retirement Plan, Stock-Based Deferred Compensation Plan and American's 2000 Stock-Based Incentive Plan
99	(c)	Form of Consent of Sandler O'Neill & Partners, L.P.	*
99	(d)	Consent of Steven T. Martin

*
To be filed by amendment.

(1)
Exhibit is attached as an Annex to the Prospectus/Proxy Statement included herein.

(2)
Exhibit is incorporated by reference to Exhibit A the Agreement and Plan of Merger, dated as of October 27, 1997, between Banknorth and CFX Corporation, which agreement is included as Annex I to the Prospectus/Proxy Statement included in the Form S-4 Registration Statement (No. 333-23991) filed by Banknorth with the SEC on December 31, 1997.

(3)
Exhibits are incorporated by reference to (i) the proxy statement filed by Banknorth with the SEC on March 23, 1998, (ii) the proxy statement filed by Banknorth with the SEC on March 22, 2000 and (iii) the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000, which describes an amendment which changed the name of Banknorth to "Banknorth Group, Inc."

(4)
Exhibit is incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 filed by Banknorth with the SEC on March 29, 2001.

(5)
Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(6)
Exhibit is incorporated by reference to the Form 8-A/A report filed by Banknorth with the SEC on July 28, 2000.

        (b)  Financial Statement Schedules.

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings

        (a)  The undersigned Registrant hereby undertakes as follows:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities

  Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4)  That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this tenth day of September 2002.

BANKNORTH GROUP, INC.
BY:	/s/ WILLIAM J. RYAN William J. Ryan, Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints William J. Ryan and Peter J. Verrill, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

/s/ GARY G. BAHRE Gary G. Bahre Director	Date: September 10, 2002
/s/ P. KEVIN CONDRON P. Kevin Condron Director	Date: September 10, 2002
/s/ GEORGE W. DOUGAN George W. Dougan Director	Date: September 10, 2002
/s/ ALLEN M. GLICK Allen M. Glick Director	Date: September 5, 2002
/s/ LUTHER F. HACKETT Luther F. Hackett Director	Date: September 5, 2002
/s/ COLLEEN KHOURY Colleen Khoury Director	Date: September 5, 2002
Dana S. Levenson Director

/s/ JOHN M. NAUGHTON John M. Naughton Director	Date: September 5, 2002
/s/ MALCOLM W. PHILBROOK, JR. Malcolm W. Philbrook, Jr. Director	Date: September 5, 2002
/s/ ANGELO PIZZAGALI Angelo Pizzagali Director	Date: September 5, 2002
/s/ IRVING E. ROGERS, III Irving E. Rogers, III Director	Date: September 6, 2002
/s/ WILLIAM J. RYAN William J. Ryan Chairman, President and Chief Executive Officer (principal executive officer)	Date: September 10, 2002
/s/ CURTIS M. SCRIBNER Curtis M. Scribner Director	Date: September 9, 2002
Paul R. Shea Director
/s/ GERRY S. WEIDEMA Gerry S. Weidema Director	Date: September 5, 2002
/s/ PETER J. VERRILL Peter J. Verrill Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (principal financial officer)	Date: September 10, 2002
/s/ STEPHEN J. BOYLE Stephen J. Boyle Executive Vice President and Controller (principal accounting officer)	Date: September 10, 2002

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held on , 2002
REFERENCES TO ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING
SUMMARY
Unaudited Comparative Per Share Data
Selected Consolidated Financial Data of Banknorth (Dollars in Thousands, Except Per Share Data)
Selected Consolidated Financial Data of American (Dollars in Thousands, Except for Per Share Data)
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
GENERAL INFORMATION
THE SPECIAL MEETING
  Time, Date and Place
  Matters to be Considered
  Shares Outstanding and Entitled to Vote; Record Date
  How to Vote Your Shares
  Votes Required
  Solicitation of Proxies
  Recommendations of the American Board of Directors
THE MERGER (Proposal 1)
  General
  Background of the Merger
  American's Reasons for the Merger
  Banknorth's Reasons for the Merger
  Opinion of American's Financial Advisor
  Merger Consideration and Election and Exchange Procedures
  Procedures for Exchanging of American Common Stock Certificates
  Assumption of American Stock Options
  Conditions to the Merger
  Regulatory Approvals
  Business Pending the Merger
  Board of Directors' Covenant to Recommend the Merger Agreement
  No Solicitation
  Representations and Warranties of the Parties
  Effective Time of the Merger
  Amendment of the Merger Agreement
  Termination of the Merger Agreement
  Interests of Certain Persons in the Merger
  Certain Employee Matters
  Bank Merger
  Resale of Banknorth Common Stock
  Federal Income Tax Consequences
  Accounting Treatment of the Merger
  Expenses of the Merger
  Listing of the Banknorth Common Stock
  Termination Fee
  Shareholder Agreements
  Dissenters' Rights
  Operations of Banknorth After the Merger
MARKET FOR COMMON STOCK AND DIVIDENDS
INFORMATION ABOUT BANKNORTH
  General
  Acquisitions
  Pending Acquisition
  Management and Additional Information
INFORMATION ABOUT AMERICAN
  General
  Management and Additional Information
SUPERVISION AND REGULATION OF BANKNORTH AND AMERICAN
  General
  Activities and Other Limitations
  Capital and Operational Requirements
  Distributions
  "Source of Strength" Policy
  Sarbanes-Oxley Act of 2002
DESCRIPTION OF BANKNORTH CAPITAL STOCK
  Banknorth Common Stock
  Banknorth Preferred Stock
  Banknorth Rights
  Other Provisions
  Transfer Agent
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
  Authorized Capital Stock
  Issuance of Capital Stock
  Voting Rights
  Classification and Size of Board of Directors
  Director Vacancies and Removal of Directors
  Exculpation of Directors and Officers
  Indemnification of Directors and Officers
  Special Meetings of Shareholders
  Shareholder Nominations
  Shareholder Proposals
  Shareholder Action without a Meeting
  Shareholder's Right to Examine Books and Records
  Amendment of Governing Instruments
  Mergers, Consolidations and Sales of Assets
  State Anti-takeover Statutes
  Dissenters' Rights of Appraisal
  Shareholder Rights Plans
ADJOURNMENT OF THE SPECIAL MEETING (Proposal Two)
CERTAIN BENEFICIAL OWNERS OF AMERICAN COMMON STOCK
LEGAL OPINION
EXPERTS
PROPOSALS FOR THE 2003 ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION

RECITALS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
SHAREHOLDER AGREEMENT
ANNEX I Shareholder Agreement
EXECUTIVE AGREEMENT
WITNESSETH
CONSULTING AGREEMENT
  ANNEX II
  ANNEX III
DELAWARE GENERAL CORPORATION LAW, SECTION 262
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES